Exhibit 96.1

TECHNICAL REPORT SUMMARY ON
THE MANH CHOH PROJECT, ALASKA,
USA

PREPARED FOR CONTANGO ORE, INC.

S-K 1300 Report

Qualified Person:
John Sims, C.P.G.

April 8, 2021

TABLE OF CONTENTS

PAGE

1	EXECUTIVE SUMMARY	1-1
	Conclusions	1-2
	Recommendations	1-3
	Technical Summary	1-4
2	INTRODUCTION	2-1
	Site Visits	2-2
	Sources of Information	2-2
	List of Abbreviations	2-3
3	PROPERTY DESCRIPTION	3-1
	Location	3-1
	Land Tenure	3-3
	Encumbrances	3-6
	Other Royalties	3-6
4	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY	4-1
	Accessibility	4-1
	Climate	4-3
	Local Resources and Infrastructure	4-3
	Physiography	4-4
5	HISTORY	5-1
	Prior Ownership	5-1
	Exploration History	5-1
	Past Production	5-12
6	GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT	6-1
	Regional Geology	6-1
	Local Geology	6-4
	Property Geology	6-10
	Mineralization	6-13
	Deposit Types	6-15
7	EXPLORATION	7-1
	Exploration	7-1
	Drilling	7-14
	Hydrogeology Data	7-23
	Geotechnical Data	7-26
8	SAMPLE PREPARATION, ANALYSES, AND SECURITY	8-1
	Surface Sampling Methods and Approaches	8-1
	Drill Core Processing Procedures	8-3
	Specific Gravity	8-6
	Sample Preparation	8-7

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	Geochemical Analysis and Security	8-7
	Quality Assurance and Quality Control	8-9
	Sample Security	8-15
9	DATA VERIFICATION	9-1
10	MINERAL PROCESSING AND METALLURGICAL TESTING	10-1
	2014 Metallurgical Testwork	10-1
	Recent Testwork – 2016 to present	10-2
11	MINERAL RESOURCE ESTIMATES	11-1
	Summary	11-1
	Resource Database	11-3
	Geological Interpretation	11-4
	Resource Assays	11-7
	Treatment of HIGH-GRADE Assays	11-7
	Trend Analysis	11-10
	Bulk Density	11-12
	Block Models	11-12
	Search Strategy and Grade Interpolation Parameters	11-15
	Classification	11-18
	Block Model Validation	11-20
	Mineral Resource Reporting	11-21
12	MINERAL RESERVE ESTIMATES	12-1
13	MINING METHODS	13-1
14	PROCESSING AND RECOVERY METHODS	14-1
15	INFRASTRUCTURE	15-1
16	MARKET STUDIES	16-1
17	ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS	17-1
	Social or Community Requirements	17-1
18	CAPITAL AND OPERATING COSTS	18-1
19	ECONOMIC ANALYSIS	19-1
20	ADJACENT PROPERTIES	20-1
	Triple Z	20-3
	Hona	20-4
	Eagle	20-6
21	OTHER RELEVANT DATA AND INFORMATION	21-1
22	INTERPRETATION AND CONCLUSIONS	22-1
23	RECOMMENDATIONS	23-1
24	REFERENCES	24-1
25	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT	25-1
26	DATE AND SIGNATURE PAGE	26-1

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LIST OF TABLES

PAGE

Table 1-1	Phase 1 Proposed Program and Budget	1-4
Table 1-2	Summary of Mineral Resources as of December 31, 2020 – Peak Gold, LLC’s 100% Ownership	1-10
Table 1-3	Summary of Mineral Resources as of December 31, 2020 – Contango’s 30% Attributable Ownership	1-10
Table 4-1	Tok, Alaska Monthly Climate Summary, Period of Record June 1954 to April 2016	4-3
Table 5-1	Summary of Historical Work on Manh Choh Project	5-4
Table 7-1	Summary of Drill Holes from the Manh Choh Project, Alaska	7-14
Table 8-1	Specific Gravity Information Utilized in Tonnage Calculations	8-6
Table 8-2	Gold Blanks above 0.100 g/t 2011-2018	8-12
Table 10-1	Summary of Comminution Test Results	10-5
Table 11-1	Summary of Mineral Resources as of December 31, 2020 – Peak Gold, LLC’s 100% Ownership	11-2
Table 11-2	Summary of Mineral Resources as of December 31, 2020 – Contango’s 30% Attributable Ownership	11-2
Table 11-3	Uncapped Assay Statistics	11-7
Table 11-4	Cap Values Applied to Assay Intervals	11-8
Table 11-5	Basic Statistics of 2.5m Composites on Capped Assays by Domain for grade estimation	11-9
Table 11-6	Block Model Geometry and Extents	11-15
Table 11-7	Block Grade Estimation Parameters	11-17
Table 11-8	Economic Input to Resource Floating Cone	11-22
Table 11-9	Summary of Mineral Resources as of December 31, 2020 – Peak Gold, LLC’s 100% Ownership	11-23
Table 11-10	Summary of Mineral Resources as of December 31, 2020 – Contango’s 30% Attributable Ownership	11-23
Table 20-1	Contango’s 100% Owned State Mining Claims	20-1
Table 26-1	Phase 1 Proposed Program and Budget	23-2

LIST OF FIGURES

PAGE

Figure 3-1	Location Map	3-2
Figure 3-2	Tenure Map	3-4
Figure 4-1	Site Access	4-2
Figure 6-1	Regional Geology Map	6-3
Figure 6-2	Tectonic Map of the Manh Choh Project	6-3
Figure 6-3	Stratigraphy of the Manh Choh Project, Chief Danny Area	6-8
Figure 6-4	Typical Cross Section of Local Geology	6-9
Figure 6-5	Geology of the Chief Danny Area	6-12
Figure 6-6	Location of Peak Deposit within an Idealized Model of a Hydrothermal System	6-17
Figure 7-1	Chief Danny District Prospectivity Analysis.	7-4

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Figure 7-2	Main Peak Deposit Cross-Section 9735 oriented 045° - MAG and IP Chargeability	7-6
Figure 7-3	North Peak Deposit Cross-Section 10030 oriented 045° - MAG and IP Chargeability	7-7
Figure 7-4	West Peak Resource Target Area	7-9
Figure 7-5	Inverse Distance Grid of Gold in Soils, Chief Danny Area	7-10
Figure 7-6	Inverse Distance Grid of Copper, Arsenic, Lead, and Zinc in Soils, Chief Danny Area	7-11
Figure 7-7	Chief Danny Drill Target Location Map	7-15
Figure 8-1	Standards Pairs Plot, 2011 through April 2017	8-11
Figure 8-2	Pulp Replicate Assay Results\	8-13
Figure 8-3	Coarse Reject Replicate Assay Results	8-14
Figure 11-1	Section Showing some of the Domains and Codes for the Manh Choh Project	11-6
Figure 11-2	Main peak, Example Gold Variograms	11-11
Figure 11-3	North Peak, Example Gold Variograms	11-11
Figure 11-4	Block Model Geometry and Rotation	11-14
Figure 11-5	Measured and Indicated Class Blocks	11-19
Figure 11-6	Cumulative Frequency Plot of Estimated Blocks, Gold at Main Manh Choh Project	11-20
Figure 20-1	Contango’s 100% Owned State Mining Claims	20-2
Figure 20-2	Hona Geology, Prospects, Drill Holes and Geophysics	20-5
Figure 20-3	Hona - Coincident Mag-VTEM with Geochemistry and Favorable Porphyry/IRG Geology	20-6
Figure 20-4	Strong Multiple-Element Geochemistry on Dome and Eagle Target Areas ..	20-7

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1	EXECUTIVE SUMMARY

Sims Resources LLC (SR) was retained by Contango ORE, Inc. (Contango) to prepare a Technical Report Summary on the Manh Choh Project (the Project), located near Tok, Alaska, U.S.A.  The purpose of this Technical Report Summary is to support the disclosure of Mineral Resources on the Project as of December 31, 2020 in the proposed registration statement on Form S-1 and periodic filings with the United States Securities and Exchange Commission (SEC).  This Technical Report Summary (TRS) conforms to SEC’s Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601(b)(96) Technical Report Summary.

Contango is an Over the Counter Venture Market (OTCQB) company that engages in exploration for gold and associated minerals in Alaska.  It holds a 30% interest in Peak Gold, LLC (or Peak Gold JV), which leases approximately 675,000 acres of exploration and development, with the remaining 70% owned by a subsidiary of Kinross Gold Corporation (Kinross), operator of the Project.  Contango also owns a 100% interest in approximately 167,000 acres of State of Alaska mining claims through Contango Mineral Alaska, LLC, its wholly owned subsidiary, which gives Contango the exclusive right to explore and develop minerals on these lands..

The Project has been actively explored since 2009 when gold mineralization was discovered in a favourable geological environment for mid-Cretaceous intrusive-related gold deposits of the Tintana Gold Belt as well as late Cretaceous to mid Tertiary porphyry copper-molybdenum gold and related gold skarn deposits.  Two distal gold skarn deposits have been delineated, Main Peak and North Peak, and there is excellent potential to discover additional deposits on the Project.

As of December 31, 2020, the Mineral Resources held 100% by Peak Gold, LLC are estimated to total 9.2 million tonnes (Mt) at 4.1 g/t Au and 14.2 g/t Ag for 1.2 million ounces (Moz) Au and 4.2 Moz Ag in the Measured and Indicated categories and 1.3 Mt grading 2.7 g/t Au and 16.1 g/t Ag for 116,000 ounces (oz) Au and 694,000 oz Ag in the Inferred category.  Contango’s 30% attributable ownership of the Manh Choh Measured and Indicated Mineral Resources comprises 2.8 Mt at 4.1 g/t Au and 14.2 g/t Ag for 362,000 oz Au and 1.3 Moz Ag and Inferred Mineral Resources comprise 400,000 t at 2.7 g/t Au and 16.1 g/t Ag for 35,000 oz Au and 208,000 oz Ag.

Page 1-1

The Project was previously named “Peak Gold” but was renamed “Manh Choh” in March 2021 after close consultation with the local Upper Tacana Athabascan Village of Tetlin.  The Project contains a relatively high-grade gold deposit.  Kinross subsidiary, KG Mining (Alaska), Inc., operator and manager of the Project, plans to compile and review all available information and then carry out engineering and economic studies to advance the Project.  The primary concept being explored is the processing of material from the Project at Kinross’ mill operation at Fort Knox, which is located approximately 400 km northwest of the Project.

CONCLUSIONS

Based on the review of the available information, the Qualified Person (QP) provides the following conclusions:

●
The northern part of the Manh Choh Project is located in rocks that are highly prospective for mid-Cretaceous intrusive related gold deposits as well as two intersecting belts of mid-Cretaceous to mid-Tertiary porphyry copper-molybdenum-gold deposits and porphyry related distal gold skarn deposits.

●
The Project contains two deposits, the Main Peak and North Peak. Main Peak is a largely unoxidized distal skarn hosted in recumbent folded calcareous schist and marble interbedded with amphibolite grade argillaceous schist and quartzite. North Peak is a largely oxidized distal skarn hosted in recumbent folded calcareous schist and marble interbedded with amphibolite grade argillaceous schist and quartzite.

●	The drilling, sampling, sample preparation, analysis, and data verification procedures meet or exceed industry standard, and are appropriate for the estimation of Mineral Resources.
●
The Mineral Resources held by Peak Gold, LLC, effective as of December 31, 2020, comprise Measured and Indicated Mineral Resources of 9.2 Mt grading 4.1 g/t Au and 14.2 g/t Ag for 1.2 Moz Au and 4.2 Moz Ag and Inferred Resources of 1.3 Mt grading 2.7 g/t Au and 16.1 g/t Ag for 116,000 oz Au and 694,000 oz Ag.

o
On Contango’s 30% attributable ownership basis, the Manh Choh Measured and Indicated Mineral Resources, effective as of December 31, 2020, comprise 2.8 Mt grading 4.1 g/t Au and 14.2 g/t Ag for 362,000 oz Au and 1.3 Moz Ag.

o	On Contango’s 30% attributable ownership basis, Inferred Mineral Resources comprise 400,000 t grading 2.7 g/t Au and 16.1 g/t Ag for 35,000 oz Au and 208,000 oz Ag.
●
The deposits remain open and present exploration potential beyond the current Mineral Resources.  As the area is underexplored there is good potential to delineate additional exploration targets on the Lease.

Page 1-2

The QP is confident in the technical and economic assessment presented in this TRS.  The QP also recognizes that the results of this TRS are subject to many risks including, but not limited to: commodity and foreign exchange assumptions (particularly relative movement of gold), unanticipated inflation of capital or operating costs, and geotechnical assumptions in pit designs.  Mineral Resource estimates that are not Mineral Reserves do not have demonstrated economic viability.

RECOMMENDATIONS

The QP makes the following recommendations with respect to resource modelling and estimation work:

●	Move the database to a relational database such as acQuire moving forward.
●
Complete a geochemical and structural model for future work to support the estimation domains.  The QP notes that there is a large amount of multi-element data that could support a geochemical model to better understand the impact of elements such as arsenic, mercury, etc., on the gold distribution and recoveries.

●
Carry out an analysis on capping at the composite level to test the impact of capping the raw assays vs. the capped assays.  The Project mineralization is spatially complex with high grade variability with respect to gold and silver.

●	Incorporate independently estimated multi-element data into the block model to assess the impacts on the Mineral Resource.
●	Carry out additional block model validation checks between the composite and block model grades. These would consist of visual section inspections, swath plots, and domain analysis.

Peak Gold JV prepared a Phase 1 budget as summarized in Table 1-1. The confirmation drilling will be comprised of geotechnical, infill, and metallurgical drilling.  The exploration drilling will focus on delineating potential new resources and reconnaissance and exploration targeting on the Project.  The environmental baseline, ongoing community relations, and the permitting process will form a large component of Phase 1.  The QP has reviewed and concurs with the proposed budget.

Contango’s share of the budget is 30%, or $5.413 million.

Page 1-3

TABLE 1-1   PHASE 1 PROPOSED PROGRAM AND BUDGET

Item	Description	2021 FY Total (US$M)
1a	Field Program: Confirmation Drilling, Testing, and related costs	6.039
1b	Field Program: Exploration Drilling, Testing, and related costs	1.774
2	Environmental Baseline and Permitting	2.392
3	Community Relations	0.900
4	Engineering and Studies	1.827
5	Other Costs	0.030
6	Manager and Affiliate Employees	1.814
	Subtotal Before Contingency and Administrative Charge	14.776
7	Contingency (15%)	2.216
8	Administrative Charge	0.850
	Other Costs w/o Administrative Charge)	0.200
10	Total with Contingency and Administrative Charge	18.042

Note. The budget is based on 100% ownership, of which Contango would pay 30%, or $5.413 million.

A Phase 2 program, including engineering studies to advance to a feasibility study, will be carried out contingent on results of Phase 1 work.

TECHNICAL SUMMARY

PROPERTY DESCRIPTION

The Project is located in the Tetlin Hills and Mentasta Mountains of eastern Interior Alaska. The property is located 300 km southeast of the city of Fairbanks and 15 km southeast of Tok, Alaska.

LAND TENURE

The Manh Choh Project consists of a mineral lease from the Tetlin Tribal Council (Tetlin Lease or the Lease) covering approximately 675,000 acres.  The Project is owned by Peak Gold JV, which is owned by a subsidiary of Kinross (70%) and Contango (30%).  Contango is also the 100% owner of an Alaska State Claims exploration land package, located to the northwest and northeast of the Project.

All the State Claims and the Leased Land are subject to royalties held by Royal Gold Inc. (Royal Gold).  The rate of such royalty is 3% in respect of the Leased Land and certain State Claims and 2% in respect of certain other State Claims.

Page 1-4

In addition, the State of Alaska has a 3% Net Income Royalty on State mining claims.  It also levies a mining license tax on mining net income and royalties received in connection with mining properties and activities in Alaska.

The Mining Lease between the Peak Gold JV and the Tetlin Tribe provides the Peak Gold JV with the exclusive, complete, and unrestricted right to make any use or uses of the Leased Land to explore for, develop, mine, remove, treat, and sell all ore and minerals on the Leased Land. Pursuant to the Lease, Peak Gold JV is required to make minimum expenditures in order to maintain the Lease in addition to making certain production royalty payments to the Tetlin Tribal Council.  Peak Gold JV must spend a minimum of $350,000 a year exploring, evaluating, or developing the Leased Land. Peak Gold JV makes annual advanced minimum royalty payments to the Tetlin Council of $75,000 a year, plus an escalation adjustment equal to $75,000 multiplied by the consumer price index (CPI) percentage increase (as published by the U.S. Bureau of Labor Statistics) during the period from January 1, 2012 to the immediately preceding January 1 prior to the date of disbursement. Upon production being achieved, Peak Gold JV will pay the Tetlin Tribal Council a net production royalty (NPR).

In 2011, at the initiation of the Tetlin Tribal Council, Peak Gold JV and the Tetlin Council negotiated a buy down of the production royalty payments to be made under the Lease in return for up-front cash payments from Peak Gold JV’s predecessor totaling $225,000. As a result of the buy down, the current NPR rate for precious metals is 2.25% of net returns for the first four years of full-scale production, 3.25% for the fifth, sixth and seventh years, and 4.25% for the eighth and following years. On or before December 31, 2020, the Tetlin Tribal Council is entitled to buy back the 0.75% of the royalty by making a payment to Peak Gold JV for $450,000 which payment has recently been modified to be a $450,000 payment deducted from the initial production royalty payments when production starts. As a result of this latest modification, the royalty payments due to the Tetlin Tribal Council will be a 3% NPR over the first four years of production (minus the $450,000 advance payment), followed by 4% NPR for the fifth, sixth, and seventh years, and then increasing to 5% thereafter.

HISTORY

The first known arrival of a prospector to what is now the Manh Choh Project was in 1908 when James Northway brought a steam prospecting boiler to Tanacross and then set up a trading post at Tetlin Village the following spring.  No other mention of Northway’s prospecting efforts is available.  In the fall of 1913, prospector Andrew Taylor recovered about 200 ounces of gold from his discovery on the Chisana River bordering the eastern Project area.  A small rush to the district occurred, however, it was short-lived as the district was soon found to contain few large or paying placer gold deposits.

Page 1-5

Mineral exploration in the Manh Choh Project area came to a halt on June 10, 1930 when the approximately 750,000 acre Tetlin Indian Reserve (Tetlin Reserve) was established by the signing of Executive Order 5365 by President Herbert Hoover.

No other significant prospecting or geological work was reported from the Tetlin lands until the late 1960s. Approximately 40 geochemical samples were collected on the extreme southern edge of the Project during regional geologic mapping and geochemical sampling conducted by the US Geological Survey (USGS) in the late 1960s and early 1970s.  This work revealed no significant gold or base metal anomalies, possibly due to the crude, high detection limit analytical methods used.

The Tetlin Reserve was revoked in 1971 upon passage of the landmark Alaska Native Claims Settlement Act (ANCSA). In the mid-1970s, Resources Associates of Alaska (RAA), a Fairbanks-based mineral consulting firm, was allowed to conduct a limited reconnaissance mineral survey of Tetlin Tribal lands.  The results of this work are not available and attempts to locate data from this effort have not been successful.  Limited information on this program indicated that reconnaissance-level geochemical sampling was conducted in 1976 and eight days of field work were completed in 1980.  This work succeeded in discovering a tungsten skarn occurrence (exact location unknown) and two massive pyrite occurrences with nearby copper-lead-zinc exhalite horizons in the Meiklejohn Pass area.

The Lease was acquired by Juneau Mining Company (Juneau), an affiliate of Contango, in mid-June 2008.  In November 2010, Contango was formed and the Lease was contributed to it at that time.  Mineral exploration work was conducted on the property in 2009 through 2013.  In 2015, Royal Alaska, LLC, a subsidiary of Royal Gold, and Core Alaska, LLC, a subsidiary of Contango, entered into a joint venture with Contango for the Project, and the Lease and interests in the Project where contributed to Peak Gold JV.  Peak Gold JV conducted further mineral exploration work on the Project from 2015 through 2018.

Page 1-6

In September 2018, JDS Energy & Mining Inc. (JDS) prepared an internal Preliminary Economic Assessment (PEA) on the Project, which envisaged a conventional open pit truck and shovel operation with gold processing with cyanide leaching at a rate of 3,500 tonnes per day (tpd) over the potential Project life of eight years.

On September 30, 2020, Contango and Royal Gold each announced that a subsidiary of Kinross had acquired Royal Gold’s 40% interest and an additional 30% interest from Contango and was appointed Manager and Operator of Peak Gold JV, with the resulting ownership being Kinross at 70% and Contango at 30%.

GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT

From a regional perspective, the northern and western portions of the Project are located in rocks that are highly prospective for mid-Cretaceous intrusive-related gold deposits of the Tintina Gold Belt as well as late Cretaceous to mid-Tertiary porphyry copper-molybdenum-gold and related gold skarn deposits.  These two genetically different types of mineralization overlap in eastern Interior Alaska and the western Yukon Territory and are host to dozens of known prospects, deposits and active mines.  In addition, rocks on the southern edge of the Project which are south of the Denali fault are prospective for Triassic-age nickel-copper-platinum group element deposits hosted in regionally extensive mafic and ultramafic rocks.  Prior to its discovery in 2009, the distal gold skarn mineralization discovered on the Project was unknown elsewhere in Interior Alaska.  Other than the Main Peak, West Peak and North Peak zone resources, none of the other prospects on the Project are known to host quantifiable mineral resources, none have had metallurgical or mineral processing studies conducted on them, and none are near or adjacent to other significant gold or copper projects outside of the Project boundaries.

The majority of the bedrock in the Main Peak and North Peak resource area is a Lower Paleozoic quartz muscovite ± biotite schist unit (QMS) containing conformable layers of calcareous schist and lesser amphibolite schist/greenstone.  Gold-sulfide mineralization is preferentially hosted in the calcareous schist units which have been altered to amphibole–chlorite skarn. Older basement rocks are intruded by small Tertiary (70 Ma to 75 Ma) sills and dikes of intermediate composition, some of which intrude coeval andesitic volcanics.  Age dating of the Main Peak alteration and mineralization indicates that it is contemporaneous with Tertiary intrusive and volcanic activity.

Page 1-7

Recent structural analysis was carried out based on data collected from oriented and unoriented drill core, surface outcrops, airborne and ground geophysical surveys, and past reports on the Project to formalize a comprehensive structural paragenesis for the Main Peak and North Peak resource areas.  Two periods of folding and at least three periods of faulting have been identified by this work, including:

●	D1 Faulting: highly disjointed and deformed by later folding and faulting. These faults are difficult to trace, probably are pre-kinematic or early syn-kinematic, pre-mineral structures.
●
D2 Faulting: northwest trending, high angle faults with dips to north or south.  These faults likely have both dip slip and/or right-lateral strike slip components, preferential locus in axial plans of F2 folds, may have pre-mineral and/or post-mineral motion on them but likely acted as feeder zones in syn-mineral time.

●
D3 Faulting: north-northeast trending moderately southeast-dipping reverse faults of uncertain age.  These post-mineral faults include the B1 and B2 faults which truncate mineralization in the West Peak area.

●
F1 Folding: northwest striking, isoclinal, often recumbent folds, south over north motion; most axial planes are southwest dipping.  Deformation includes disharmonic folding with greatest deformation in calcareous hosts, and possible late south over north thrust ramp development. There is no documented evidence of later gravity motion of former thrust ramps but this motion has been documented elsewhere in Interior Alaska.  These folds are syn-kinematic and of pre-mineral age.

●
F2 Folding: northwest striking asymmetric open folds with southwest dipping axial planes.  These structures re-fold all F1-related features, sometimes changing apparent fold vergence directions. These folds are also syn-kinematic or late-kinematic and of pre-mineral age.

EXPLORATION

Mineral exploration work was conducted on the Peak Gold property in 2009 through 2013 and 2015 through 2018.

Gold mineralization was discovered at the property during stream sediment and pan concentrate sampling in 2009 and exploration efforts since then have included top of bedrock soil sampling, induced polarization and DC resistivity and magnetotelluric (Titan-24 DCIP&MT) ground geophysics, airborne magnetic and electromagnetic geophysical surveys, and approximately 85,509 m of diamond core drilling.  These exploration efforts  defined two high-grade gold skarn deposits, Main Peak and North Peak, hosted in skarn-altered calcareous metasediments within an area of anomalous gold, copper and pathfinder metals that measures at least 6 km north-south by 5 km east-west. Several promising near-resource exploration targets have been identified and have been explored during 2017 and 2018.  More recent drilling was completed in 2019 and 2020, which will be included in future Mineral Resource estimate updates.

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MINERAL RESOURCE ESTIMATES

Mineral Resources have been classified in accordance with the definitions for Mineral Resources in S-K 1300.  The Mineral Resources at the Project were developed using a computer-based block model of the deposit. The block model was assembled based on the drill hole assay information and geologic interpretation of the mineralization boundaries. Mineral Resources were estimated using the block model and open pit design to establish the component of the deposit with reasonable prospects of economic extraction.

Independent Mining Consultants, Inc. (IMC) assembled the block model and the estimate of Mineral Resources. The model was assembled during 2017 based on drilling available on April 29, 2017. Additional ongoing drilling has been reported since that time and will be incorporated into the 2021 updated block model.  Exploration and drilling at the Manh Choh Project has defined several areas of potentially economically extractable mineralization. The Mineral Resources include two deposits called: Main Peak and North Peak. There is an area southwest of Main Peak deposit that contains a few drill holes and was named Discovery Hill. Although the Discovery Hill area is contained within the block model, it was not modeled and is not included in the stated Mineral Resources.

The northwest end of the Main Peak deposit is referred to as West Peak because there are structural offsets between Main and West Peak deposits. The West Peak mineralization was modeled incorporating those structural offsets, and is tabulated as part of the Main Peak deposit on the Mineral Resource tables.

Table 1-2 summarizes a Mineral Resource estimate for the Project effective December 31, 2020 held 100% by Peak Gold, LLC.  Contango’s 30% attributable ownership of the Project is summarized in Table 1-3.

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TABLE 1-2   SUMMARY OF MINERAL RESOURCES AS OF DECEMBER 31, 2020
– PEAK GOLD, LLC’S 100% OWNERSHIP

Category	Tonnage (000 t)	Grade (g/t Au)	Contained Metal (000 oz Au)	Grade (g/t Ag)	Contained Metal (000 oz Ag)	Grade g/t AuEq)	Contained Metal (000 oz AuEq)
Measured	473	6.4	97	16.7	254	6.6	101
Indicated	8,728	4.0	1,111	14.1	3,945	4.2	1,168
Total Measured + Indicated	9,201	4.1	1,208	14.2	4,199	4.3	1,267

Inferred	1,344	2.7	116	16.1	694	2.9	126

TABLE 1-3   SUMMARY OF MINERAL RESOURCES AS OF DECEMBER 31, 2020
– CONTANGO’S 30% ATTRIBUTABLE OWNERSHIP

Category	Tonnage (000 t)	Grade (g/t Au)	Contained Metal (000 oz Au)	Grade (g/t Ag)	Contained Metal (000 oz Ag)	Grade g/t AuEq)	Contained Metal (000 oz AuEq)
Measured	142	6.4	29	16.7	76	6.6	30
Indicated	2,618	4.0	333	14.1	1,183	4.2	350
Total Measured + Indicated	2,760	4.1	362	14.2	1,260	4.3	380

Inferred	403	2.7	35	16.1	208	2.9	38

Notes for Tables 1-2 and 1-3:
1.	The definitions for Mineral Resources in S-K 1300 were followed for Mineral Resources..
2.	Mineral Resources are estimated at a cut-off value of US$28 NSR/t and US$30 NSR/t.
3.	Mineral Resources are estimated using a long-term gold price of US$1,400 per ounce Au, and US$20 per ounce Ag.
4.	Metallurgical recoveries were 90% Au and 52% Ag for the Main+West Zone and 94% Au and 60% Ag for the North Zone.
5.	Silver equivalents are reported using a ratio of 70.
6.	Bulk density is 2.75 t/m3.
7.	Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability
8.	Numbers may not add due to rounding.

The QP is of the opinion that with consideration of the recommendations summarized in Sections 1 and 23 of this report, any issues relating to all relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work.

The estimates of Mineral Resources may be materially affected if mining, metallurgical, or infrastructure factors change from those currently anticipated at the Manh Choh Project. Although the QP has a reasonable expectation that the majority of Inferred Mineral Resources could be upgraded to Indicated or Measured Resources with continued exploration, estimates of Inferred Mineral Resources have significant geological uncertainty and it should not be assumed that all or any part of an Inferred Mineral Resource will be converted to the Measured or Indicated categories.

Page 1-10

2	INTRODUCTION

Sims Resources LLC (SR) was retained by Contango ORE, Inc. (Contango) to prepare a Technical Report Summary on the Manh Choh Project (the Project), located near Tok, Alaska, U.S.A.  The purpose of this Technical Report Summary is to support the disclosure of Mineral Resources on the Project as of December 31, 2020 in the proposed registration statement on Form S-1 and periodic filings with the United States Securities and Exchange Commission (SEC).  This Technical Report Summary (TRS) conforms to SEC’s Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601(b)(96) Technical Report Summary.

Contango is an Over the Counter Venture Market (OTCQB) company that engages in exploration for gold and associated minerals in Alaska.  It holds a 30% interest in Peak Gold, LLC (Peak Gold JV), which leases approximately 675,000 acres of exploration and development, with the remaining 70% owned by a subsidiary of Kinross Gold Corporation (Kinross), operator of Peak Gold JV and the Project.  Contango also owns a 100% interest in approximately 167,000 acres of State of Alaska mining claims through Contango Mineral Alaska, LLC, its wholly owned subsidiary, which gives Contango the exclusive right to explore and develop minerals on these lands.

The Project has been actively explored since 2009 when gold mineralization was discovered in a favourable geological environment for mid-Cretaceous intrusive-related gold deposits of the Tintana Gold Belt as well as late Cretaceous to mid Tertiary porphyry copper-molybdenum gold and related gold skarn deposits.  Two distal gold skarn deposits have been delineated, Main Peak and North Peak and there is excellent potential to discover additional deposits on the Project.

As of December 31, 2020, the Mineral Resources held 100% by Peak Gold, LLC are estimated to total 9.2 million tonnes (Mt) at 4.1 g/t Au and 14.2 g/t Ag for 1.2 million ounces (Moz) Au and 4.2 Moz Ag in the Measured and Indicated categories and 1.3 Mt grading 2.7 g/t Au and 16.1 g/t Ag for 116,000 ounces (oz) Au and 694,000 oz Ag in the Inferred category.  Contango’s 30% attributable ownership of the Manh Choh Measured and Indicated Mineral Resources  comprises 2.8 Mt at 4.1 g/t Au and 14.2 g/t Ag for 362,000 oz Au and 1.3 Moz Ag and Inferred Mineral Resources comprise 400,000 t at 2.7 g/t Au and 16.1 g/t Ag for 35,000 oz Au and 208,000 oz Ag.

Page 2-1

The Project was previously named “Peak Gold” but was renamed “Manh Choh” in March 2021 after close consultation with the local Upper Tacana Athabascan Village of Tetlin.  The Project contains a relatively high grade high-grade gold deposit and Kinross subsidiary, KG Mining (Alaska), Inc., operator and manager of the Project, plans to compile and review all available information and then carry out engineering and economic studies to advance the Project.  The primary concept being explored is the processing of material from the Project at Kinross’ mill operation at Fort Knox, which is located approximately 400 km northwest of the Project.

SITE VISITS

The Qualified Person (QP) for this Technical Report is:

●	John Sims, AIPG Certified Professional Geologist, President of Sims Resources LLC (SR)

The QP is of the opinion that with consideration of the recommendations summarized in Sections 1 and 23 of this report, any issues relating to all relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work.

Mr. Sims was unable to visit the site in 2020, due to the COVID-19 virus and associated travel restrictions.  He will travel to site once these restrictions are relaxed, and travel is possible.  The QP relied on Project staff under his direction to inspect core and surface outcrops, drill platforms and sample cutting and logging areas.  Further, the QP discussed the details of geology and mineralization with Project staff.

SOURCES OF INFORMATION

The QP was Senior Vice President Mineral Resources and Brownfields Exploration at Kinross during the time of the acquisition of the property by Kinross.  Although a site visit was not possible, the QP had discussions with the Kinross due diligence team that interacted with the following Contango and Kinross personnel:

●	Luke Raymond, Project Geologist
●	Shawn Colburn, Field Geology Supervisor, Fairbanks Gold Mining Inc.

The documentation reviewed, and other sources of information, are listed at the end of this report in Section 24 References.

Page 2-2

LIST OF ABBREVIATIONS

Both metric and imperial units of measurement are used in this report.  The Mineral Resource estimate in Section 11 is reported in metric units, while historic information is reported in both metric and imperial units.  All currency in this report is US dollars (US$) unless otherwise noted.

a	annum	L/s	litres per second
A	ampere	m	metre
bbl	barrels	M	mega (million); molar
btu	British thermal units	m2	square metre
°C	degree Celsius	m3	cubic metre
C$	Canadian dollars	μ	micron
cal	calorie	MASL	metres above sea level
cfm	cubic feet per minute	mg	microgram
cm	centimetre	m3/h	cubic metres per hour
cm2	square centimetre	mi	mile
d	day	min	minute
dia	diameter	mm	micrometre
dmt	dry metric tonne	mm	millimetre
dwt	dead-weight ton	mph	miles per hour
E	east	MVA	megavolt-amperes
°F	degree Fahrenheit	MW	megawatt
ft	foot	MWh	megawatt-hour
ft2	square foot	N	north
ft3	cubic foot	NE	northeast
ft/s	foot per second	NW	northwest
g	gram	oz	Troy ounce (31.1035g)
G	giga (billion)	oz/st, opt	ounce per short ton
Gal	Imperial gallon	ppb	part per billion
g/L	gram per litre	ppm	part per million
Gpm	Imperial gallons per minute	psia	pound per square inch absolute
g/t	gram per tonne	psig	pound per square inch gauge
gr/ft3	grain per cubic foot	RL	relative elevation
gr/m3	grain per cubic metre	s	second
ha	hectare	S	south
hp	horsepower	SE	southeast
hr	hour	SW	southwest
Hz	hertz	st	short ton
in.	inch	stpa	short ton per year
in2	square inch	stpd	short ton per day
J	joule	t	metric tonne
k	kilo (thousand)	tpa	metric tonne per year
kcal	kilocalorie	tpd	metric tonne per day
kg	kilogram	US$	United States dollar
km	kilometre	USg	United States gallon
km2	square kilometre	USgpm	US gallon per minute
km/h	kilometre per hour	V	volt
kPa	kilopascal
kVA	kilovolt-amperes	W	west
kW	kilowatt	wmt	wet metric tonne
kWh	kilowatt-hour	wt%	weight percent
L	litre	yd3	cubic yard
lb	pound	yr	year

Page 2-3

3	PROPERTY DESCRIPTION

LOCATION

The Project is located in the Tetlin Hills and Mentasta Mountains of eastern Interior Alaska (Figure 3-1). The property is located 300 km SE of the city of Fairbanks (city and immediate area population 99,357) and 15 km SE of Tok, Alaska (population 1,258).  UTM coordinates for the Project are 404688E, 7007487N, and 900 MASL elevation.

Page 3-1

N
Beaufort Sea
Prudhoe Bay
Inuvik
MANH CHOH PROJECT
RUSSIA
UNITED STATES
Point Hope
Colville R.
Noatak R.
Kobuk R.
ALASKA
Fairbanks
Dawson
YUKON TERRITORY
Yukon River
Nome
Norton Sound
Whitehorse
BRITISH COLUMBIA
Valdez
Skagway
Juneau
Anchorage
Whittier
Cordova
Kenai
Homer
Seward
Newhalen
Iliamna Lake
Cook Inlet
Dillingham
Gulf of Alaska
Bering Sea
Kodiak Is
Chignik
Queen Charlotte Islands
King Cove
Pacific Ocean

0 100 200 300 400
Kilometres

Figure 3-1

**Contango ORE, Inc.**

***Manh Choh Project***
*Alaska, USA*
**Location Map**

*April 2021* ***Source: Map Resources, 2020.***

Page 3-2

LAND TENURE

The Project consists of a mineral lease from the Tetlin Tribal Council (Tetlin Lease or the Lease) covering approximately 675,000 acres (Leased Land) (Figure 3-2).

The approximately 750,000-acre Tetlin Indian Reserve (the Tetlin Reserve) was established in 1930.  An airstrip was constructed in 1946, and an all-weather road linking the Tetlin Village with the Alaska Highway was constructed in the 1990s.  When the Alaska Native Claims Settlement Act (ANCSA) was passed in 1971, the “Reserve” status was revoked, and the Tetlin Native Corporation (TNC) was granted fee simple surface and subsurface title to approximately 743,000 acres of land in the former Reserve. TNC later transferred all lands south of the midline of the Tanana River, approximately 675,000 acres, to the Tetlin Village.

Juneau Exploration, LP, doing business as Juneau Mining Company (Juneau), entered into a mineral lease with the Tribe of Tetlin, aka the Native Village of Tetlin, whose governmental entity is Tetlin Tribal Council, effective July 15, 2008 as amended and assigned (the Lease) covering the Leased Land.  By a series of assignments, Peak Gold JV succeeded to Juneau’s interest under the Lease.  The primary term of the Lease has been extended through July 15, 2028 and the Lease can be further extended past the primary term for so long as Peak Gold JV continues exploration, development or mining activities on the Leased Land.

The Tetlin Tribal Council holds fee simple title to the Leased Land. The Lease provides Peak Gold JV the exclusive, complete and unrestricted right to make any use or uses of the Leased Land to explore for, develop, mine, remove, treat and sell all ore and minerals on the Leased Land.

Page 3-3

Legend:
Tetlin Lease
State of Alaska Mining Claims owned 100% by Contango
State & Provincial Mining Claims
Tintina Fault
Denali Fault
Fort Knox
Fairbanks
Pogo
Dawson City
Dublin Gulc
ALASKA
YUKON TERRITORY
Tok
Manh Choh
White Gold
Coffee
Casino
United States
Canada
+150000 E
+300000 E
+450000
+600000
+750000 E
+7350000
+7200000
+7050000
+6900000
0 30 60 90 120 150
Kilometres
Figure 3-2
Contango ORE, Inc.
Manh Choh Project
Alaska, USA
Tenure Map
April 2021
Source: Contango ORE, Inc., 2021.

Page 3-4

Pursuant to the Lease, Peak Gold JV was required to make minimum expenditures in order to maintain the Lease in addition to making certain production royalty payments to the Tetlin Council. Note that Peak Gold JV has accumulated enough work credit to last through December 31, 2029.  Peak Gold JV must spend a minimum of $350,000 a year exploring, evaluating or developing the Leased Land. Peak Gold JV makes annual advanced minimum royalty payments to the Tetlin Tribal Council of $75,000 a year, plus an escalation adjustment equal to $75,000 multiplied by the consumer price index (CPI) percentage increase (as published by the U.S. Bureau of Labor Statistics) during the period from January 1, 2012 to the immediately preceding January 1 prior to the date of disbursement.  If and when production is achieved, Peak Gold JV will pay the Tetlin Tribal Council a net production royalty (NPR).

In 2011, at the initiation of the Tetlin Tribal Council, Peak Gold JV and the Tetlin Council negotiated a buy down of the production royalty payments to be made under the Lease in return for up-front cash payments from Peak Gold JV’s predecessor totaling $225,000. As a result of the buy down, the current NPR rate for precious metals is 2.25% of net returns for the first four years of full-scale production, 3.25% for the fifth, sixth and seventh years, and 4.25% for the eighth and following years. On or before December 31, 2020, the Tetlin Tribal Council is entitled to buy back the 0.75% of the royalty by making a payment to Peak Gold JV for $450,000 which payment has recently been modified to be a $450,000 payment deducted from the initial production royalty payments when production starts. As a result of this latest modification, the royalty payments due to the Tetlin Tribal Council will be a 3% NPR over the first four years of production (minus the $450,000 advance payment along with all previous advanced minimum royalty payments made), followed by 4% NPR for the fifth, sixth, and seventh years, and then increasing to 5% thereafter.

On September 30, 2020, Contango announced that it had entered into an agreement (the Kinross Agreement) through its subsidiary, CORE Alaska LLC, whereby it planned to sell half of its 60% interest in Peak Gold JV to a subsidiary of Kinross for $32.4 million in cash and 809,744 shares.  Contango now owns a 30% interest in Peak Gold JV, with a subsidiary of Kinross owning the remaining 70% interest and acting as Project operator.  Contango is also the 100% owner of the Alaska State Claims exploration land package (see Figure 3-2).  Peak Gold JV has the option to purchase 12,890 acres of these claims for $50,000.

Page 3-5

ENCUMBRANCES

The State of Alaska has a 3% Net Income Royalty on State Mining Claims.  It also levies a Mining License Tax on  mining net income and royalties received in connection with mining properties and activities in Alaska.  The tax rate varies based on net income generated per year. Tax rates on mining net income are as follows (AS 43.65.010(c)):

●	No tax if net income is $40,000 or less
●	3% if net income is over $40,000
●	$1,500 plus 5% if net income is over $50,000
●	$4,000 plus 7% if net income is over $100,000

New operations are exempt from the mining tax for a period of 3.5 years after production begins.

There are no significant encumbrances to the Project known at this time.

OTHER ROYALTIES

In addition to the royalties provided for in the Lease (as described in Land Tenure), all of the State Claims and the Leased Land are subject to royalties held by Royal Gold Inc. (Royal Gold). The rate of such royalty is 3% in respect of the Leased Land and State Mining Claims.

By virtue of the Kinross Agreement, Royal Gold will receive increased royalty interests as follows:

●
An incremental 28% net smelter return (NSR) royalty on silver produced from an area of interest which includes the current resource area. Peak Gold JV retains the right to acquire 50% of this royalty for consideration of $4 million; and

●	An incremental 1% NSR royalty on certain State of Alaska mining claims to be spun out of the land package owned by Peak Gold JV to Contango, increasing Royal Gold’s royalty on this area from 2% to 3%.

The QP is not aware of any environmental liabilities on the property.  Peak Gold JV has all required permits to conduct the proposed work on the property.  The QP is not aware of any other significant factors and risks that may affect access, title, or the right or ability to perform the proposed work program on the property.

Page 3-6

4	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

ACCESSIBILITY

The paved Alaska Highway passes through the northern edge of the Leased lands.  The paved Tok Cutoff of the Glenn Highway passes within a kilometer of the Leased Lands and traverses through the Eagle and Hona claim blocks along the NW side of the Project.  The 23-mile (37 km) long Tetlin Village gravel road provides year-round access to the northern Tetlin Hills, linking the Tetlin Village to the Alaska Highway.

Current road access to the resource area utilizes the first 3 km of the Tetlin Village Road from which a purpose-built access road extends approximately 14 km to the Project area (Figure 4-1).

Page 4-1

Tok
Alaska Highway 2
N
~15 Kilometers
Current Access Road
Project Access Road
Project
~18 Kilometers
Tetlin
Tetlin
Lake
0
2
4
6
8
10
Kilometres

Figure 4-1

**Contango ORE, Inc.**

***Manh Choh Project***

*Alaska, USA*

**Site Access**

*April 2021* ***Source: JDS, 2018.***

Page 4-2

CLIMATE

The Project area (elevation range 900 MASL to 1,000 MASL) has a dry-winter continental subarctic climate.  Summer daytime temperatures on the Project are typically in the 60°F to 80°F range with summertime lows in the 40°F to 50°F range.  Winter daytime temperatures vary from highs in the +20oF range to lows in the -30°F to -50oF range.  Average annual precipitation in the Project area, including snow fall, is 13 in. to 15 in., most of which falls as snow in the winter months.  The majority of the exploration generally takes place in summer however mines in the are operate on a year-round basis.

The nearest weather station is located in the town of Tok, Alaska (elevation 490 MASL), approximately 15 km from the Project site, which has recorded weather since 1954.

TABLE 4-1   TOK, ALASKA MONTHLY CLIMATE SUMMARY,
PERIOD OF RECORD JUNE 1954 TO APRIL 2016

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Annual
Average Max. Temperature (°F)	-6.5	7.6	24.7	44.3	60.4	70.4	72.	68	54.4	31.5	8.6	-3.4	36.1
Average Min. Temperature (°F)	-24.6	-15.9	-6.4	16	29.8	39.9	43.7	39	29.3	12.8	-9.8	-21.1	11.1
Average Total Precipitation (in.)	0.36	0.27	0.18	0.19	0.7	2.31	2.14	1.32	0.82	0.56	0.49	0.45	9.78
Average Total Snow (in.)	4.7	3.6	2.7	2.4	0.7	0	0	0.2	1.4	7.1	6.8	5.	35.7
Average Snow Depth (in.)	15	17	16	9	0	0	0	0	0	2	7	12	7
Source: Western Regional Climate Center

LOCAL RESOURCES AND INFRASTRUCTURE

The nearest town to the Project is Tok with a population of approximately 1,250 people.  Roads connect Tok to both Fairbanks and Anchorage (two of Alaska's most populous cities), the drive is approximately 3 hours 40 minutes or 6 hours 30 minutes, respectively.  Tok area medical needs are primarily served by Tok Clinic and EMS which are based within the same facility. Once stabilized, patients are typically airlifted via air ambulance to a hospital/medical center in Fairbanks (an approximately 1.5 hour flight) if further treatment is needed.

Tok and the Tetlin Village are part of the Alaska Gateway School District.  Tok School is a K–12 campus while the Tetlin Village school is a P-12 campus.  There is also a small University of Alaska office that provides distance education and even some local classes for the small community.

Page 4-3

Power for the site is being supplied by a local utility company, AP&T, in conjunction with Golden Valley Electrical Association.  The nearest line power is 160 km NW serving the town of Delta Junction.  An existing well (TET) has been used to provide a water supply for exploration and resource drilling.

PHYSIOGRAPHY

The Project is situated in an area of varied topographic relief with elevations ranging from 1,600 ft along the Tanana River to over 8,300 ft at the top of Noyes Mountain.  Mountainous terrain, primarily in the southern part of the Project, comprises approximately 50% of the Project with the remaining lands being composed of low rolling hills and wetlands.  Two mountain belts are present in the Project.  From north to south these are the Tetlin Hills and the Mentasta Mountains, a subsidiary unit of the Alaska Range. The Tetlin Hills extend from the Tanana River flats on the north and east to the Tok River flats on the west and to the lakeshore of Tetlin Lake on the south.  In the Tetlin Hills, ridges are generally rounded and typically have flat rubble crop and alpine tundra covered summits with maximum elevations reaching 3,300 ft (1,006 m).  North and west facing hillsides are forested with black spruce, aspen, birch, and alder.  Lower elevations are often poorly drained due in part to discontinuous permafrost conditions and are covered by soft muskeg and stunted black spruce forest. Outcrops occur locally along the ridgelines but colluvial and vegetative cover mask bedrock on hillsides and valley bottoms.  Much of the northern and western portions of the Tetlin Hills have been burned by wildfires during the 1990s and early 2000s to as recently as June and July 2016.  In these burned areas, black and white spruce have been largely replaced by deciduous species, including aspen, birch, willow, and alder.

Page 4-4

5	HISTORY

PRIOR OWNERSHIP

In 2008, Juneau entered into a mineral lease with the Tetlin Council covering the Leased Land.  By a series of assignments, Peak Gold JV succeeded to Juneau’s interest under the Lease. In late 2009, Ken Peak, President & CEO of Contango Oil & Gas Co. acquired 50% of Juneau’s interest and placed this into a newly formed wholly owned subsidiary, Contango Mining Co.   Contango Mining Co. acquired the remaining 50% in 2010 and Contango Ore (Contango) became a public company.  In 2014, Contango entered into a joint venture agreement with Royal Gold, whereby Royal Gold took over operatorship of the Peak Gold JV and spent $30 million by end of October 2018 in order to earn a 40% interest in the Project.  On September 30, 2020, Contango and Royal Gold announced that Kinross had acquired Royal Gold’s 40% interest and an additional 30% interest from Contango.  Contango retains 30% of Peak Gold JV and is a 100% owner of the State Leases.

EXPLORATION HISTORY

The following is summarized from JDS Energy & Mining Inc. (2018).

PRE-2008

The first known arrival of a prospector to what is now the Manh Choh Project was in 1908 when James Northway brought a steam prospecting boiler to Tanacross and then set up a trading post at Tetlin Village the following spring (Brown, 1984).  No other mention of Northway’s prospecting efforts is available.  In the fall of 1913, prospector Andrew Taylor recovered approximately 200 ounces of gold from his discovery on the Chisana River bordering the eastern Project area.  A small rush to the district occurred, however, it was short-lived as the district was soon found to contain few large or paying placer gold deposits.  By the summer of 1914, the district had left many of those working in search of better ground (Capps, 1916).

Page 5-1

Mineral exploration in the Project area came to a halt on June 10, 1930 when the approximately 750,000 acre Tetlin Reserve was established by the signing of Executive Order 5365 by President Herbert Hoover (Brown, 1984).  Although mineral prospecting and development under the 1872 Mining Law was contemplated for the Tetlin Reserve at some future date, such activities needed adoption of enabling regulations.  Attempts were made to promote the passage of such regulations, however, no such regulations were put forth and the Tetlin Reserve remained closed to mineral entry.  Part of the reason that the Tetlin Reserve was never opened to mineral entry was the statements by noted U.S. Geological Survey Geologist Dr. Phillip Smith, who indicated that “there was but slight chance of any minerals of consequence being found within the area”.  Dr. Smith also indicated that although he thought the Tetlin Reserve should be open to mineral entry as a matter of principle, “the tentative boundaries of the reservation were laid down so that all areas judged to be mineral bearing were excluded” from the Tetlin Reserve (Brown, 1984).

No other significant prospecting or geological work was reported from the Tetlin lands until the late 1960s. Approximately 40 geochemical samples were collected on the extreme southern edge of the Project area during regional geologic mapping and geochemical sampling conducted by the USGS in the late 1960s and early 1970s (Matson and Richter, 1971a; Matson and Richter, 1971b; Matson and Richter, 1971c).  All of these samples are located in the extreme south end of the Project area and analyses were conducted by atomic absorption for gold and by semi-quantitative emission spectrography for all other elements.  This work revealed no significant gold or base metal anomalies, possibly due to the crude, high detection limit analytical methods used.

The Tetlin Reserve was revoked in 1971 upon passage of the landmark Alaska Native Claims Settlement Act (ANCSA).  ANCSA authorized the formation of 12 Alaska Native regional corporations and over 200 Alaska Native village corporations to which 44 million acres of land (generally including both surface and minerals) have been conveyed.  Because a reserve had been established for the Tetlin Council, ANCSA allowed the TNC to choose whether (1) to make selections of a limited quantity of surface estate under ANCSA in the vicinity of the village and to participate in the broader benefits of ANCSA or (2) to take fee simple title to the lands within its former reserve and thereby forgo all other benefits under ANCSA (including revenue sharing under section 7(i)-(j) of ANCSA).  TNC chose the latter option and took fee simple surface and subsurface title to approximately 743,000 acres of land over the old Tetlin Reserve.  TNC later transferred all lands south of the midline of the Tanana River, approximately 675,000 acres, to the Tetlin Council, which represented the only inhabited village within the 675,000-acre tract.  TNC retained corporate ownership of the remaining lands north of the Tanana River. The mineral location closure that had been in effect since 1930 became permanent on both the TNC lands and on Leased Land.

Page 5-2

In the mid-1970s, the Tetlin Council allowed Resources Associates of Alaska (RAA), a Fairbanks-based mineral consulting firm, to conduct a limited reconnaissance mineral survey of their lands.  The results of this work are not available and attempts to locate data from this effort have not been successful.  Limited information on this program indicated that reconnaissance-level geochemical sampling of some sort was conducted in 1976 and eight days of field work were completed in 1980.  This work succeeded in discovering a tungsten skarn occurrence (exact location unknown) and two massive pyrite occurrences with nearby Cu-Pb-Zn exhalite horizons in the Meiklejohn Pass area (exact location unknown, Eng, 1980).

2008 TO 2020

The Lease was acquired by Juneau, an affiliate of Contango, in mid-June 2008.  Mineral exploration work was conducted on the property in 2009 through 2013, and 2015 through 2018. Initial field work on the Leased Lands was completed in mid-June 2009 by Avalon Development Corporation (Avalon), a contractor to Peak Gold JV through 2018.  Phase 1 field work included 270 man-days of project-wide helicopter supported reconnaissance geochemical sampling and prospecting.  Field work was conducted with a Hughes 500D helicopter and included evaluation of over 40 high priority sites identified by pre-season remote sensing analysis.  During this one-month work program, the four two-person teams collected a total of 387 rock samples, 94 pan concentrate samples, and 11 stream sediment samples over the Project area (Table 5-1).  Gold was found in a rock sample at the Discovery zone during this phase of work.

Page 5-3

TABLE 5-1   SUMMARY OF HISTORICAL WORK ON MANH CHOH PROJECT

Year	Core (m)	Core Samples	Rock Samples	Soil Samples	Pan Concentrate Samples	Stream Sediment Samples	Geophysics (km)
2009	0.00	0	958	33	94	11	0
2010	0.00	0	613	760	668	795	14
2011	2,456	1,267	20	688	0	0	3,957
2012	10,974	5,223	82	1,029	0	0	0
2013	14,333	8,970	14	1,406	85	278	2,414
2014	0.00	0	0	0	0	0	0
2015	14,059	8,352	133	0	0	0	0
2016	20,523	10,450	21	694	0	0	23.5
2017	18,088	11,864	112	975	408	408	48.0
2018	6,059	2,973	420	0	1	9	32.6
Total	86,509	49,099	2.373	5,585	1,256	1,501	6,489

Phase 2 work in 2009 consisted of limited field follow-up of the initial rock and pan concentrate sample anomalies at the Chief Danny prospect.  The area covers the current North Peak and Main Peak deposits, as well as other prospects.  The work was completed in early September and included collection of 49 rock samples and 33 soil samples.  Possible road access routes were also identified during this phase of work.

Phase 3 work in 2009 was designed to expose mineralization at the Discovery zone using heavy equipment.  This program was completed in October.  Following construction of a 21 km (13 mile) long pioneer trail to the Discovery zone, a total of 2,330 ft of dozer trenching was completed in four trenches.  All trenches were mapped and a total of 522 rocks samples was collected in the trenches and along the access trail constructed to the site.

Encouraging results from the 2009 program prompted Juneau/Contango to expand their efforts in 2010.  The 2010 Phase 1 program included helicopter-supported reconnaissance level stream sediment and pan concentrate sampling and prospect-scale soil auger sampling, rock sampling, induced polarization (IP) ground geophysics, and prospecting (Brown et al., 2010).  The stream sediment and pan concentrate sampling began in drainages surrounding the Chief Danny prospect area and worked concentrically outward from this area to eventually provide geochemical sampling coverage for most major stream drainages of the Tetlin Hills and several of the larger drainages on the southern end of the Project.  The soil sample crews collected top of bedrock soil auger samples on the Chief Danny prospect and surrounding areas.  During this phase of work, the exploration stream sediment/pan concentrate teams collected a total of 296 rock samples, 667 pan concentrate samples, and 795 stream sediment samples over the Project area.  Exploration in the Chief Danny prospect area resulted in collection of 292 rock samples and 560 soil samples.  Zonge Engineering completed 9.65 line-km of dipole-dipole IP ground geophysics over the main Chief Danny prospect area.

Page 5-4

The encouraging results from 2010 Phase 1 soil sampling and IP surveys prompted Juneau/Contango to approve additional IP and soil sampling as part of a Phase 2, 2010 field program.  Phase 2 soil and IP surveys on the Chief Danny prospect were conducted between September 7 and October 8 (Brown et al., 2010; Fleming and Pendrigh, 2010).  Work concentrated on the expansion of the Chief Danny IP geophysics coverage, initial IP coverage of a coincident gold-copper-arsenic anomaly at the Saddle zone, and limited top of bedrock soil auger sampling over the new IP lines completed.  A total of 200 top of bedrock soil auger samples and 25 grab rock samples were collected during Phase 2 work.  In addition, a total of 4.5 line-km of IP geophysics was completed east of the Chief Danny prospects and in the Saddle zone.  Interpretive work was conducted by Windels (2010) and Beasley (2010) using IP, regional-scale magnetics and project geochemical data.

The Tok claim block was staked by Contango in 2010 and expanded in 2012.  There is no record of any mineral exploration work on these lands in the past.  Subsequent exploration of these lands, which are located west of and adjacent to the Leased Land, was conducted in 2010, 2012, 2013, and 2015 through 2018.  The incremental cost of exploration on the Tok lands was not tracked separately in 2010 but in 2012 it was considered part of the MM prospect where soil auger sampling was conducted.  A total of 358 soil auger samples were collected on the MM prospect in 2012.  Airborne magnetic and electromagnetic surveys were conducted over the Tok claims and 99 soil auger samples collected at MM in 2013.

The 2011 exploration program at the Project consisted of three phases of work extending from late April through mid-October.  Phase 1 work consisted of 3,957.3 line-km of DIGHEM airborne magnetics and electromagnetics completed by Fugro Airborne Surveys before the summer field season began (Fugro, 2011).  The survey covered four (non-contiguous) areas including the Tetlin Hills block (includes the Chief Danny-MM-Chisana prospect areas, 2,004.3 line-km), the Taixtsalda Hill block (352.6 line-km), the Copper Hill block (1,421.9 line-km), and the Triple Z block (178.5 line-km.  Flight lines were N-S on all blocks with tie lines at right angles on all blocks except Copper Hill where topographic considerations required modification of the tie line directions to azimuth 123° (303°).  Flight line spacing over the main Chief Danny prospect in the Tetlin Hills block was 100 m while spacing on all other blocks was 200 m.  Instrument height above ground was 35 m for both the magnetic and electromagnetic sensors.  Final digital products delivered from this work included all raw data, electromagnetic anomaly maps, calculated vertical gradient maps, residual magnetic intensity maps, and 56,000 Hz, 7,200 Hz and 900 Hz resistivity maps. A detailed summary of the program and equipment used is presented in Fugro (2011).  Interpretive work was conducted by Windels (2011) using this magnetics and resistivity data.  Geophysical contractors Zonge Engineering, Condor Geophysics, and Kim Cook also conducted geophysical reinterpretation work on data from the Project  area during 2015 through 2018.

Page 5-5

Phase 2 efforts in 2011 consisted of top of bedrock soil auger sampling on the Chief Danny prospect and lesser amounts of reconnaissance soil auger sampling on the MM and Chisana prospects and shovel soil sampling on the Copper Hill prospect.  During this phase of work 668 soil auger and 20 grab rock samples were collected at Chief Danny, 304 soil auger and one grab rock sample was collected at MM, 327 soil auger samples were collected at Chisana and 290 shovel soil samples, 16 grab rock samples, five pan concentrate samples, and one stream sediment sample were collected at Copper Hill.

Phase 3 work in 2011 consisted of 2,455.62 m of drilling in 11 diamond core holes (1,267 core samples, Table 6-1).  With the exception of part of one hole, all core drilled was HQ diameter (2.5 inch).  This drilling was conducted by Connors Drilling of Montrose, Colorado using a CS1000 fly-capable drill rig.

The 2012 exploration program consisted of top of bedrock soil auger sampling at the Chief Danny, Taixtsalda, and MM prospects and 10,974 m (36,004 ft) of diamond core drilling in 50 drill holes at the Chief Danny prospect.  The drilling was conducted by Connors Drilling of Montrose, Colorado using a CS14 wheel mounted drill rig and a CS1000 fly-capable drill rig.  All core drilled was HQ diameter (2.5 inch). Initial field efforts consisted of 137 soil samples at Taixtsalda to cover coincident airborne magnetic and resistivity anomalies and 357 soil samples along the ridges above anomalous pan concentrate and stream sediment gold and pathfinder element anomalies in the streams draining the MM prospect.  A total of 534 soil samples and 82 grab rock samples were collected on the western and southern margins of the Chief Danny prospect during 2012. Drilling with the CS14 drill rig at the Discovery zone at the Chief Danny prospect began on May 23 and continued at several other targets through September 21.

Page 5-6

In addition to exploration work in 2012, several other project improvements were completed. Initial baseline water sampling was conducted by ABR, Inc. of Fairbanks, Alaska in May and September.  The “Eagle” claims were staked on state land adjacent to and west of the Leased Lands.  This new block consists of 217 state claims and covers 32,187 acres.  No field work was conducted on these claims in 2012.  During July and August, an additional 6.5 km (4 mi) of access road was permitted and constructed between the Tetlin Village road and the 2009 Chief Danny Road.  This new spur road cut travel distance to the Chief Danny Prospect by nearly 17 km (10.5 mi) and allowed year-round access to the Project.

The 2013 exploration program at the Project consisted of four phases of work extending from late May through early-October.  Initial work consisted of 1,622.9 line-km (1,420.4 line-km N-W and 202.5 line-km E-W) of frequency-domain DIGHEM airborne magnetics and electromagnetics completed by Fugro Airborne Surveys before the summer field season began (Table 6-1, Fugro, 2013a and Fugro, 2013b, and Beard, 2013).  This part of the survey expanded the 2011 airborne coverage in the Tetlin Hills and included the Eagle prospect to the NW of the Tetlin Hills.  The survey consisted of three separate blocks: the north edge of the Tetlin Hills (274.9 line-km), south margin of the Tetlin Hills (556.8 line-km) and the newly acquired Eagle claims to the NW (791.2 line-km).  Flight lines were N-S on all blocks with tie lines at right angles on all blocks.  Flight line spacing was 200 m. Instrument height above ground was 35 m for both the magnetic and electromagnetic sensors.  Final digital products delivered from this work included all raw data, electromagnetic anomaly maps, calculated vertical gradient maps, residual magnetic intensity maps, and 56,000 Hz, 7,200 Hz and 900 Hz resistivity maps.  In addition, 791.1 line-km of time-domain HELITEM electromagnetic survey (706.1 line-km N-S and 85 line-km E-W) was conducted over the Chief Danny zone and vicinity.  A detailed summary of the program and equipment used is presented in Fugro (2013).  All geophysical survey data from 2010 through 2013 as well as all other technical data was then merged and reinterpreted by Condor Geophysics of Denver, CO (Cunion, 2013).

During 2013, Contango completed 14,349.6 m of diamond core drilling in 69 holes at the Chief Danny prospect. All but eight of these holes, totaling 2,188.8 m, were drilled in the Peak zone.  The majority of the drilling was conducted by Connors Drilling of Montrose, Colorado using a CS14 wheel mounted drill rig and a CS1000 fly-capable drill rig.  A second CS14 was added to the program in mid-August.  Following repeated mechanical issues with one of the CS14 drills, it was replaced in late August by a similar CS14 drill provided by CnC Drilling of Fairbanks, Alaska.  All core drilled was HQ3 diameter (6.06 cm/2.406 in) using ACT 2 and three orientation tools in conjunction with a split tube system.  Drilling commenced on May 29 and continued through October 3.

Page 5-7

Following completion of the 2013 drilling program at the Peak zone, Contango published its first resource estimate for the Peak zone (Giroux, 2013b).  This resource estimate includes data from 130 drill holes totaling 27,767 m for diamond core drilling.  The resource estimate was not made public.

During the 2013 field program, a total of 1,406 top of bedrock, soil samples were collected in the Tetlin Hills.  Samples were collected on 100 m by 100 m grids in twenty target areas and along the Chief Danny drill road over six prospects.  Sample collection targets were selected to expand on previously sampled areas and to collect samples in areas with coincident high magnetic susceptibility and high conductivity geophysical signatures, similar to that seen in the Peak zone. From these sample areas, 243 samples were collected in the Chief Danny prospect, 498 samples were collected in Chisana, 74 samples were collected in Himalaya, 99 samples were collected in MM, 453 samples were collected in Tors, and 30 samples were collected in Wishbone.

The approximately 56,000-acre Eagle claim block was staked in 2012 and 2013 as a response to the Peak zone discovery and subsequent drilling program.  The Eagle block is underlain by similar geology as the northern Tetlin Hills and limited reconnaissance stream sediment and pan concentrate samples collected by Federal government agencies in the 1970s revealed widespread copper and arsenic anomalies within the area now covered by the Eagle claims.  No field work was conducted on the Eagle claims in 2012, however, a reconnaissance level stream sediment and pan concentrate sampling program completed over the Eagle claims in 2013.  This work resulted in collection of eight rock samples, 278 stream sediment samples, 85 pan concentrate samples, and coverage of the SE half of the Eagle claims by DIGHEM airborne magnetic and electromagnetic surveys.

Examination of existing regional geological and geochemical data also prompted Contango to stake the Bush and West Fork claim blocks in early 2013.  Each of these claim blocks consists of 48 State of Alaska mining claims covering 7,680 acres.  These claim blocks, located north of Leased Lands, exhibited copper and arsenic anomalies similar to those within the Eagle block.  No field work was required or conducted on these two claims blocks in 2013.

Page 5-8

The environmental baseline program started in 2012 was continued and expanded during 2013.  Fairbanks-based ABR, Inc. conducted seasonal baseline water quality samples, and completed initial biotic inventories of fish, macroinvertebrates, and periphyton.  Water quality sampling was conducted at 16 sites in June and again in October.  Fish sampling was conducted at six sites during July. In addition to the above baseline environmental monitoring work, an initial Wetland Determination study was completed on 3,180 acres of the Tetlin Hills in mid-August.  This work was centered on the Chief Danny prospect access roads and covered the majority of the prospect’s gold and copper in soil anomalies.  A weather station was also installed at Vertical Angle Bench Mark (VABM) Tetling in July to provide climatic data for environmental baseline studies and to provide weather conditions for flight operations on the Project.  Information from the solar powered wet-cell battery weather station was connected to an internet uplink allowing real-time data analysis.

No field operations were conducted during 2014.

In 2015, Royal Alaska, LLC, a subsidiary of Royal Gold, and Core Alaska, LLC, a subsidiary of Contango, entered into a joint venture agreement for the Project (then named “Peak Gold Project”).

Exploration efforts during 2015 included two phases of drilling in the Chief Danny area, Phase 1 in May through July and Phase 2 in September and October, separated by a month of data analysis and budgeting in August.

In addition to the drilling in 2015, a total of 133 rock samples were collected over the Eagle and Noah prospects and Peak Gold JV continued baseline water quality and wetlands jurisdiction studies.  Late in the fall, the Project acquired a post-wildfire air photo of the northern Tetlin Hills to document the extent of the fire and the nature of disturbances created by the Alaska Division of Forestry during its firefighting efforts.

In 2016, three phases of drilling were completed to test targets in the North Peak, West Peak and East Peak areas.  In addition to the drilling in 2016, the Peak Gold JV completed 23.5 line-km of dipole-dipole ground IP geophysics by Quantec Geosciences Ltd., collected 694 top-of-bedrock soil auger samples over the Ridgeline prospect SW of Main Peak, and continued baseline water quality and wetlands jurisdiction studies. Peak Gold JV also commenced efforts toward completion of the first resource update since late 2013.  Tucson-based Independent Mining Consultants, Inc. (IMC) was selected to complete this work as 2017 Phase 1 data became available.

Page 5-9

Following an interpretive review of the airborne geophysical surveys conducted by Contango in 2011 and 2013 and by the State Division of Geological and Geophysical Surveys in 2014 (Emond et al., 2015), the Peak Gold JV staked 219 State of Alaska mining claims cover 34,440 acres over what is known as the Noah claim block.  In early 2017, the Noah block was expanded with the staking of an additional 222 State of Alaska mining claims coving an additional 34,440 acres.  The Noah claims are located contiguous with and west of the Leased Land block and contiguous with and south of the Eagle claim block.

Phase 1 drilling in the period January through mid-April 2017 consisted of infill and expansion drilling at North Peak as well as scout drilling at the West Peak (PT pad) and True Blue Moon targets.  The drilling consisted of 40 drill holes (3,702 m) in the North Peak zone, one hole (281 m) in the PT target at West Peak zone and six holes (1,251 m) in the True Blue Moon target.  The majority of the North Peak drilling was targeted at infill and perimeter drilling to better define the resource estimate being conducted by IMC.  The drill target at West Peak was an exploration hole targeting a magnetic high not previously tested by drilling.  The True Blue Moon drilling targeted a multi-discipline magnetic-resistivity-soil anomaly along the general NW trend of the North Peak deposit.  SRK was retained to take over all permitting and environmental affairs management for the Peak Gold JV, resulting in submission of the Project’s first individual wetlands permit through the U.S. Army Corps of Engineers.  This work was accompanied by wetlands reclamation conducted in April 2017.

Phase 2 work was conducted from May through August 2017 and consisted of core drilling, IP geophysics, and geochemical sampling.  Core drilling of 16 drill holes (3,373.97 m) was carried out in the Main Peak, 7 O’clock, West Peak Extension, and Waterpump zones.  Drilling at Main Peak was for confirmation and metallurgical purposes while drilling at the other three zones was exploration oriented to follow up on previously identified geochemical and geophysical targets.  Ontario-based Quantec Geosciences Ltd completed 47.9 line-km of pole-dipole IP including:

1.	Infill over the NW extensions of the Main Peak and North Peak deposits (primarily in Waterpump Creek),
2.	Expansion of the 7 O’clock target area; and,
3.	Expansion of the 8 O’clock area.

Page 5-10

Phase 2 work also included collection of 873 top of bedrock soil samples and 14 grab rock samples in the South Limb, String of Pearls and southern 8 O’clock areas. Later in the summer, the Peak Gold JV collected 363 pan concentrate samples, 364 stream sediment, and five grab rock samples over the Noah and southern Eagle claim blocks and completed logging, photographing, and Niton XRF analysis of the 885 m of split core from three Hona prospect core holes loaned to the Project by Kinross.

In June 2017 Peak Gold JV completed a mineral resource estimate update on the Main Peak and North Peak deposits (IMC, 2017).  IMC completed this work using drilling data available through the end of 2017 Phase 1.  The resource estimate was considered compliant with CIM Definition Standards (2014) incorporated by reference in Canadian National Instrument 43-101, Standards of Disclosure for Mineral Projects.  Further details of this resource estimate can be found in Section 11 of this TRS.

During Phase 2, SRK continued its efforts to obtain an Individual Permit for the Peak Gold JV from the U.S. Army Corps of Engineers.  This wetlands permit was eventually awarded late in 2017.  In addition, Peak Gold JV conducted extensive reclamation of the greater Chief Danny area with focus on the North Peak, Waterpump, Main Peak, New Moon, and TBM prospect areas.  At the conclusion of this work, all past wetlands disturbances had been reclaimed.

On September 26 and 27, 2017, Peak Gold JV conducted its first use of a drone for airborne photogrammetric work.  The work was conducted by Anchorage-based K2 Dronotics who conducted surveys over 1,096 acres of the Project. Coverage included the Main Peak – North Peak deposits as well as adjacent surrounding areas.  The Main Peak – North Peak area, covering 269 acres, was covered at a resolution of at least 2 inches per pixel from an instrument height above ground of 380 ft.  The surrounding areas, broken up into six additional blocks totaling 827 additional acres, were covered at a resolution of at least 3 inches per pixel from an instrument height above ground of 400 ft.

Phase 3 exploration for 2017 was conducted in September and October and consisted of drilling of 16 core holes (2,966 m) in the, 7 O’clock, West Peak Extension, Forks and North Peak areas.  Other than the North Peak drilling, all of the Phase 3 drilling was exploration in nature and designed to expand or follow up on previously identified targets.  The North Peak drilling was designed to test down-dip mineralization on the southern edge of the North Peak resource.

Page 5-11

During 2018, Phase 1 exploration, conducted from mid-April to June, consisted of 34.1 line-km of pole-dipole IP, 43.4 line-km of Titan 24 DCIP-MT ground geophysics, and core drilling at the 2 O’clock and 8 O’clock zones (nine holes, 957 m).  Additional drilling was conducted in the second half of 2018.  Fairbanks-based ABR Inc. conducted an early summer water quality sampling on May 29 and 30 with another round of sampling planned for mid-September.  Additional Titan 24 DCIP-MT ground geophysics at Copper Hill and Taixtsalda prospects and core drilling at Copper Hill and North Saddle also were conducted in August through October 2018.

In September 2018, JDS Energy & Mining Inc. (JDS) prepared a Preliminary Economic Assessment (PEA) on the Project, which envisaged a conventional open pit truck and shovel operation with gold processing with cyanide leaching at a rate of 3,500 tonnes per day (tpd) over the potential Project life of eight years.

On September 30, 2020, Contango and Royal Gold each announced that a subsidiary of Kinross had acquired Royal Gold’s 40% interest and an additional 30% interest from Contango, and was appointed Manager and Operator of the newly formed Peak Gold JV.  KG Mining (Alaska), Inc, operator and manager of the Project, is reviewing all aspects of the Project and assessing the best approach to advance the Project.

PAST PRODUCTION

There has been no production from the property up to the effective date of the report.

Page 5-12

6	GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT

The following is taken from JDS (2018) to which the reader is referred from more detailed descriptions of the Regional, Local Property geology.

REGIONAL GEOLOGY

Terrane models of Alaska refer to the east-central portion of Alaska, between the Yukon River to the north and the Alaska Range to the south, as the Yukon-Tanana Terrane (YTT) (Figure 6-1) (Nokleberg et al., 1994).  Recent work by Allen et al., (2013) and Dusel-Bacon et al., (2006) suggests the rocks underlying the northern portion of the Project are Middle Paleozoic parautochthonous rocks of ancestral North America that were formed in a continental margin setting before being sutured to the YTT in pre-Jurassic time.  For purposes of this report, the distinction between YTT and parautochthonous rocks of ancestral North America will be ignored and the combined subterranes will be referred to collectively as YTT.

The northern 85% of the Project is hosted within the YTT. The current prevailing theory on the origin of the YTT suggests development of a Devonian volcanic arc along the continental margin of the North American craton (Aleinikoff et al., 1981, and Nokleberg et al., 1994).  The YTT in east-central Alaska is bounded on the north by the Tintina Fault and on the south by the Denali Fault.  These parallel, dextral strike slip faults form major sutures with up to 400 km of offset since the middle Cretaceous (Flanigan et al., 2000).

Several smaller subterranes located within and adjacent to the YTT on the south have uncertain structural relationships with the YTT (Figure 6-2).  The Windy McKinley and Pingston Terranes occur along the south margin of the YTT and north of the Denali fault.  These two smaller terranes consist of a collection of island arc-related assemblages whose origins are complex and somewhat controversial. Foster, Keith and Menzie (1994) refer to all of these island arc terranes, with the exception of the Windy McKinley terrane, as additional sub-terranes of the YTT.  Allen et al., (2013) lump Windy McKinley and Pingston Terranes into a single non-YTT subterrane while Nokleberg and others (1994) lump Windy McKinley and Pingston Terranes into the Jarvis Creek Glacier subterrane of the YTT, a simpler convention adopted in this report.

The extreme southern end of the Project is part of the Gravina-Nutzotin terrane, a Jura-Cretaceous sedimentary on-lap assemblage comprised primarily of flysch-type sediments that occur immediately south of the Denali fault.  The Gravina-Nutzotin terrane lies disconformably on the Wrangellia terrane, a complex assemblage of Pennsylvanian and Permian marine volcanic and sedimentary rocks overlain by a thick sequence of Late Triassic submarine and subaerial tholeiitic basalt of the Nikolai Greenstone and associated mafic and ultramafic intrusive rocks and shallow and deep-water calcareous sedimentary rocks.

Page 6-1

150°
147°
144°
141°
66°
65°
64°
63°
62°
N
Circle
Charley River
Livengood
Tintina
Fault
Alaska
Yukon
True North
Fort Knox
Livengood
Ryan Lode
Fairbanks
SCF
MHF
TRF
Fairbanks
Big Delta
Delta Junction
Eagle
Fault
Denali
Tok
Healy
Mt Hayes
Northway
Nabesna
MANH CHOH PROJECT
Legend:
Quaternary - Undifferentiated
Terranes
Seventymile
Lake George
Jarvis Creek Glacier
Macomb
Hayes Glacier
Windy
Undivided
Yukon-Tanana Subterranes
Y4
Y3
Y2
Y1
Nonfoliated Granitic Rocks
Ecologitic Rocks & Associated Schists
Major Fault
Fault
Thrust Fault
SCF Shaw Creek Fault
MHF Mount Harper Fault
TRF Tok River Fault
Gold Deposit (>1 Moz)
0 20 40 60 80 100
Kilometres

Source: Geology from Foster et al. 1994; modified by Avalon, 2017.

Figure 6-1

**Contango ORE, Inc.**

***Manh Choh Project***

*Alaska, USA*

**Regional Geology Map**

April 2021

Page 6-2

MANH CHOH PROJECT
Dome
Eagle
Hona
Triple Z
Saddle
2 O'clock
Discovery
Chisana
MM/SOP
TetlinVillage
Pingston
Yukon Tanana
Tanacross Quad
Nabesna Quad
Moose Cr
F Zone
NW Cu Hill
Windy
McKinley
Copper Hill
Taixtsalda
TV
Juneau
X Zone
W Zone
Gravina
Nutzotin
Wrangellia
N
0 3 6 9 12 15
Kilometres

Figure 6-2

**Contango ORE, Inc.**

***Manh Choh Project***
*Alaska, USA*

**Tectonic Map of Manh Choh Project**

*April 2021* ***Source: Avalon, 2018 - adapted from Silberling et al., 1994.***

Page 6-3

LOCAL GEOLOGY

The Project is located largely within poly-metamorphic rocks of the YTT.  Mapping by Foster (1970) and Richter (1976) has defined several broad lithologic packages which Nokleberg and others (1992) and Foster, Keith and Menzie (1994) correlate with the Jarvis Creek Glacier subterrane, the southern-most of four regionally extensive subterranes identified within the YTT.  Basement rocks in the Jarvis Creek subterrane are generally greenschist to granulite facies metamorphic rocks of Mississippian or older age. A brief description of these rock types on the Project follows.

The only published geologic maps available for the Leased Lands on the Project are 1:250,000 scale (1 inch equals 4 miles) quadrangle maps dating from the 1970s (Foster, 1970; Richter, 1976). These regional scale maps provide only a basic framework geology for the Project.  The northern half of the Project, primarily in the Tetlin Hills and extending to the NW onto the Project’s Eagle claim block, is mapped as poorly exposed calcareous and non-calcareous quartz-muscovite schist, quartz-biotite gneiss and schist, quartz-hornblende gneiss, quartz-feldspar-biotite gneiss, augen gneiss, quartz-muscovite-garnet gneiss, and quartzite (Foster, 1970).  Garnet is a common component in these rocks.  Although not mapped by Foster (1970), the Tetlin Hills hosts a significant amount of carbonate-bearing rocks, ranging from clean marbles to calcareous schists with variable but significant carbonate content.  These calcareous units, which are host to the Main Peak and North Peak skarn mineralization, generally are less than two metres to three metres in individual thickness but can form mixed calcareous schist – pelitic schist packages over 100 m in thickness.

A gradational metamorphic isograd boundary separates higher grade schist and gneiss on the north from lower grade schist and phyllite units to the south. These lower grade rocks consist of light-pink, light green, tan, and gray phyllite, quartz-sericite schist, quartz-sericite-chlorite schist, quartzite, and marble.  In the Alaska Range in the SW part of the Tanacross quadrangle, these rocks are primarily light pink, light green, gray, and tan phyllite with some included greenstone.  Several discontinuous marble beds up to 50 feet thick and associated quartzite units occur in this rock package although they are not mapped separately by Foster (1970) or Richter (1976).  Foster (1970) reported two age dates from the biotite gneiss and schist unit on the SE end of the Eagle claim block about 10 miles south of Tok near the Tok Cutoff to the Glenn Highway.  A Rb87/Sr87 age date returned an age of 120 Ma from biotite while a muscovite sample returned a K40/Ar40 age date of 119 Ma and a Rb87/Sr87 age date of 524 Ma.  A Rb87/Sr87 whole rock age date of 1,173 Ma suggesting that rocks are likely Precambrian to Paleozoic in age and have been reset by more than one period of regional metamorphism.

Page 6-4

Southward, the rocks become more schistose with quartz-sericite schist, quartz-sericite-chlorite schist, quartz-graphite-schist, and quartzite becoming the dominant rock types.  Rocks of this unit are primarily greenschist facies.  These lower-grade schists and phyllites are intruded by small bodies of gray altered and metamorphosed diorite that occur as small sills, dikes, and plugs.  Intrusives become more common to the south and extend into the northern Nabesna Quadrangle where Richter (1976) mapped these rocks as more continuous sillform bodies and described these units as fine to coarse-grained augite and hornblende bearing diorite and gabbro.  These rocks have an equigranular hypidiomorphic to ophitic textures consisting principally of ophitic augite, saussuritized calcic plagioclase, and minor hornblende.  The primary plagioclase and the lack of foliation indicate that these diorite to gabbro units were emplaced after the primary folding and metamorphic events in this part of the Alaska Range.

Dark-greenish-gray massive greenstone consisting chiefly of fine-grained epidote, chlorite and albitized feldspar occur in the Copper Hill area of the Project and appears to be in fault contact with overlying marine metasedimentary rocks to the south (Richter, 1976).  These greenstone units often are actinolite-bearing and in the Copper Hill prospect area contain <0.5% disseminate fine grained pyrite. These mafic extrusive units are commonly in fault contact above and below with dark-gray phyllite, dark-gray to buff quartzite and calcareous quartzite, light-gray slate, buff to light-gray calcareous quartz mica schist, and light-gray marble.  Rocks are isoclinally folded with axial-plane schistosity well defined in the phyllite and schist layers.  These phyllite and quartzite units are structurally overlain by dark-to light-gray phyllite and brownish-gray metaconglomerate containing conspicuous stretched clasts and subordinate quartz mica schist, quartzite, calcareous mica schist, quartz-chlorite schist, and thin marble lenses.  Rocks exhibit well-defined axial plane schistosity deformed by a later period of kink-folding. Thermal metamorphism has locally produced cordierite- and andalusite-bearing knotty schists peripheral to the widespread plutonic rocks just north of the Denali fault.  Gray to dark-gray recrystallized limestone is interbedded with the marine schists and phyllite units, often forming resistant pinnacles along ridgelines.  Rugose and tabulate corals from widely scattered localities indicate a Middle Devonian age (Richter, 1976).

Page 6-5

The southernmost portion of the Project is hosted in post-accretionary Jura-Cretaceous rocks of the Gravina-Nutzotin terrane which are separated from metamorphic rocks of the YTT by the Denali fault.  The Gravina-Nutzotin terrane lies disconformably on the regionally extensive Wrangellia terrane which crops out on the extreme southern edge of the Project (Richter, 1976; Foster et al., 1994).  Rocks of the Gravina-Nutzotin terrane include a 900 m thick sequence of dark gray argillite and minor siltstone, mudstone, greywacke, and impure limestone.  Conspicuous clasts of light-gray massive limestone, ranging in size from cobbles to house-size boulders, occur sporadically through the lowermost section.  Sparsely distributed Buchia fossils throughout the unit indicate a Late Jurassic age.  Clasts in the conglomerate consist of well-rounded volcanic and volcaniclastic rocks, limestone, chert, and crystalline igneous rocks derived from underlying strata, and white quartz and metamorphic rocks probably derived from the metamorphic terrane north of the Denali fault.  These rocks are regionally extensive and correlative with Jura-Cretaceous flysch units of the Kahiltna Terrane to the SW (Nokleberg et al., 1994; Silberling et al., 1994).

The Wrangellia Terrane is a regionally extensive allocthonous terrane separated from the YTT by the Denali fault (Nokleberg et al., 1994).  The contact between the YTT and Wrangellia is obscured by the post-accretionary Gravina-Nutzotin terrane.  Dextral offsets of up to 8 m in a single event have been documented on the Denali fault as recently as 2002.  The southern edge of the Project is hosted in the Slana River subterrane, the northern of two E-W trending Wrangellia subterranes in this part of Alaska.  The Slana River subterrane consists mainly of:

●
A thick sequence of Pennsylvanian and Permian island-arc andesite and dacite overlain by marine limestone, argillaceous chert, volcaniclastics and tuffs of the Tetelna Volcanics, Slana Spur Formation and Eagle Creek Formation which are part of the Skolai arc;

●	A 1,500 m thick sequence of disconformably overlying massive basalt flows of the Late Triassic Nikolai Group and co-genetic gabbroic and ultramafic intrusives; and
●	Late Triassic limestone.

Rocks of the YTT, Pingston, Windy McKinley, Gravina-Nutzotin and Wrangellia Terrane are extensively intruded by Mesozoic and Cenozoic granitic rocks (Foster, Keith and Menzie, 1994; Illig, 2015; Benowitz et al., 2017; Sicard et al., 2017; and Twelker et al., 2018).  These largely unfoliated, predominantly felsic to intermediate, plutonic rocks reach batholithic proportions east of the Shaw Creek fault (Foster, Keith and Menzie, 1994).  Radiometric age dates indicate that most of the plutonic rocks west of the Shaw Creek fault are mid-Cretaceous to early Tertiary, whereas plutonic rocks east of the Shaw Creek Fault range from Late Triassic to Late Tertiary. Age dates have been used to subdivide the plutonic rocks of the YTT into three distinctive groups:

Page 6-6

1.	Late Triassic – Early Jurassic (215 Ma – 188 Ma);
2.	Mid- to Late Cretaceous (110 Ma – 85 Ma, with most clustering from 95 Ma – 90 Ma); and,
3.	Latest Cretaceous to Eocene (70 Ma – 50 Ma) in two subgroups that cluster around 70 Ma and 55 Ma.

Figures 6-3 and 6-4 illustrate the stratigraphic column and a typical cross-section of the local geology, respectively.

Page 6-7

Alteration
minor
skarn
Skarn +/ -
Au, Cu, Ag
Skarn + -
Au, Cu, Ag
April 2021
Legend:
VOLCANIC AND INTRUSIVE ROCKS
NORTHEAST AND NORTHWEST OF DEPOSITS
ANDESITE VOLCANICS (AND) – andesite volcanic agglomerate, andesite breccia, andesite flows, basalt-andesite dikes, gabbro dikes (Cretaceous-Tertiary)
GRANODIORITE (GRD) and OTHER INTRUSIVES – granodiorite, variably granodiorite porphyry, aplite dikes, diorite dikes, mafic intrusive undifferentiated, and felsic intrusive undifferentiated (Cretaceous- age 55 - 78 Ma)
METAMORPHIC ROCKS
GREENSCHIST FACIES
QUARTZ MUSCOVITE SCHIST (QMS) – variably quartz-muscovite schist, muscovite-quartz schist(MQS), quartz-biotite gneiss, quartz-hornblende gneiss, quartz feldspar-biotite gneiss, amphibolite (north of deposits), and quartzite (Devonian-Mississippian?)
CALCAREOUS SCHIST (CAL - SCH) - calcareous quartz - muscovite schist intercalations, amphibole - chlorite schist, marble, skarn altered marble/schist (Devonian - Mississippian?)
Adapted from Sicard et al (2017), Illig (2015), Nelson et al (2013), Nokleberg and Richter (2007).

Figure 6-3

**Contango ORE, Inc.**

***Manh Choh Project***
*Alaska, USA*

**Stratigraphy of the Manh Choh Project, Chief Danny Area**

Page 6-8

N
$1,400 LG
A'
North Peak
Main Peak
A
$ 1,400 LG
500 m
Looking Northwest
Au (g/t):
< 0.1
0.1 - 0.3
0.3 - 0.5
0.5 - 1.0
1.0 - 2.0
1.0 - 5.0
5.0 - 10
> 10
Main Peak
A
A'
North Peak
$1,400 LG
$1,400 LG
Domain 30
Domains 10, 11, 13, 21, 22
0 40 80 120 160 200
Metres
Note: The Local Host Lithology is Argillaceous-Calcareous Schist.

Figure 6-4

Contango ORE, Inc.

Manh Choh Project
Alaska, USA

Typical Cross Section of Local Geology

April 2021

Source: Sims Resources LLC, 2021.

Page 6-9

PROPERTY GEOLOGY

CHIEF DANNY AREA GEOLOGY

The majority of the bedrock in the Chief Danny area is a quartz muscovite ± biotite schist unit (QMS) containing conformable layers of amphibolite schist/greenstone.  Figure 6-5 illustrates the property geology in the Chief Danny area.  The QMS unit is primarily comprised of quartz, muscovite, biotite and local garnet with minor actinolite and epidote. QMS is fine to medium grained and varies in color from gray to green, green-gray or blue-gray with opaque to milky white quartz.  This unit is usually tan to dark brown in the weathering zone.  Conformable but discontinuous metamorphic quartz “sweats” are common whereas quartz veins that cross-cut foliation are rare.  The QMS unit is exposed in road cuts and on ridge top outcrops in the Tetlin Hills and is regionally extensive in eastern Interior Alaska.  The muscovite and biotite contents of the QMS unit are variable, with zones several meters thick containing only the muscovite-rich end member to zones a few centimeters thick containing only the biotite end member.  Dodecahedral red garnets (almandine) within the QMS unit range in size from two millimeters to nearly one centimeter in diameter.  Limited petrologic data indicates that some garnets have helicitic textures indicative of shearing and rolling during regional metamorphism (Deininger, 2013).

From an economic standpoint, the most important of the major rock types in the Chief Danny area is a calcareous unit that is interbedded with the QMS unit and which forms the primary host for silicate skarn alteration as well as gold and sulfide mineralization at Main and North Peak.  The composition of this rock type various from rare pure marble (seldom mineralized) through a gradational series of calcareous schists ranging from a calcareous arenite to a silty marble.  The marble unit is equigranular, fine to medium grained, and weakly to strongly foliated.  Unaltered, unmineralized marble is light gray and has been intercepted east and NE of the resource zone and occurs as beds ranging from centimeter to multiple meters thick that are interbedded with QMS.

Calcareous arenite to silty marble forms the primary host for skarn alteration and gold-sulfide mineralization.  Because primary textures and mineralogy are often destroyed by metamorphism, alteration and mineralization, the importance of calcareous schists was not recognized until grid-based drilling at the Main Peak deposit in 2013 produced core exhibiting the entire spectrum of calcareous schists, ranging from barren to completely replaced by alteration and mineralization.  Because calcareous schists are less competent than surrounding MQS, calcareous rocks tend to deform more easily, resulting in their displaying a myriad of complex to simple deformational textures, including structural thickening and thinning, isoclinal and recumbent folding, cascade folding and disharmonic folding.  This behaviour often makes correlation of calcareous schist units, both barren and mineralized, difficult or impossible in drill sections. It is believed that most of the deformation exhibited by calcareous schists in the Chief Danny area is of pre-mineral age, most likely a result of ductile deformation during one or both periods of regional metamorphism that have affected these rocks.

Page 6-10

Layers of massive, equigranular greenstone/amphibolite schist ranging from 5 ft to 50 ft thick are located on the south side of the Chief Danny prospect, primarily south of the Spring fault.  This unit is weakly to moderately foliated with minor calcite and trace to minor disseminated pyrrhotite + chalcopyrite. Greenstone is often interbedded with quartz-mica schist and/or calcareous schist.  The rock is dark greenish-gray to black and can be distinguished in airborne magnetics due to its high magnetic susceptibility.

Southwest of the Spring fault, bedrock is comprised of similar rocks as described above but the ratio of calcareous rocks to QMS/greenstone is significantly lower.

The metamorphic country rocks of the Chief Danny area have been intruded by small plugs and hypabyssal intrusive bodies of felsic, intermediate, and mafic composition.  The largest of these bodies, a porphyritic quartz monzodiorite crops out along the northern end of Mohawk Ridge.  The Mohawk Ridge quartz monzonite body appears to be a sill or dike intruding the QMS.

Tertiary intermediate, mafic and felsic hypabyssal rocks and their more widespread volcanic equivalents are common along the extreme western edge of the Chief Danny area and north of the Tors fault.

Recent structural analysis has identified two periods of folding and at least three periods of faulting, including:

●	D1 Faulting: highly disjointed and deformed by later folding and faulting. These faults are difficult to trace, probably are pre-kinematic or early syn-kinematic, pre-mineral structures.
●
D2 Faulting: NW trending, high angle with dips to north or south.  These faults likely have both dip slip and/or right-lateral strike slip components, preferential locus in axial plans of F2 folds, may have pre-mineral and/or post-mineral motion on them but likely acted as feeder zones in syn-mineral time.

●
D3 Faulting: N-NE trending moderately SE-dipping reverse faults of uncertain but likely post-mineral age.  These post-mineral faults include the B1 and B2 faults which truncate mineralization in the West Peak area.

●
F1 Folding: NW striking, isoclinal, often recumbent, south over north motion, most axial planes are SW dipping.  Deformation includes disharmonic folding with greatest deformation in calcareous hosts, and possible late south over north thrust ramp development. There is no documented evidence of later gravity motion of former thrust ramps but this motion has been documented elsewhere in Interior Alaska.  These folds are syn-kinematic and of pre-mineral age.

●
F2 Folding: NW striking asymmetric open folds with SW dipping axial planes. These structures re-fold all F1-related features, sometimes changing apparent fold vergence directions.  These folds are also syn-kinematic or late-kinematic and of pre-mineral age.

Page 6-11

Figure 6-5

Contango ORE, Inc.

Manh Choh Project

Alaska, USA

Geology of the Chief Danny Area

N
32
33
34
Volcanic Tuffs
Volcanic Tuffs
Argillaceous-Calcareous Schist
Tors Fault
Mohawk Sill
Argillaceous-Calcareous Schist
NorthPeak
West Peak
Main Peak
Argillaceous-Calcareous Schist
Schist, Amphibolite, Hornfels
Spring Fault
Schist, Amphibolite, Hornfels
Mag A
Mag A
Schist, Amphibolite, Hornfels
0 500 1000 1500 2000 2500
Metres
Legend:
Drill Holes 2011-2018
Fault
Lithology
Volcanic Tuffs
Mohawk Sill
Mag A
Mag B
Argillaceous Schist
Argillaceous-Calcareous Schist
Schist Amphibolite Hornfels

April 2021

Source: Peak Gold LLC, 2018.

Page 6-12

MINERALIZATION

The Manh Choh Project contains two deposits, the Main Peak and North Peak.  Both deposits have appreciable quantities of gold, silver, and copper associated with pyrrhotite-chalcopyrite-arsenopyrite dominant stratabound replacement bodies interlayered with Ca-Fe amphibole which replace the calcareous portions of the interlayered calcareous to argillaceous schist unit.  High angle discordant pyrrhotite-chalcopyrite-arsenopyrite-spalerite-galena-boulangerite-pyrite-amphibole-calcite-quartz veins show open space textures and are proposed to represent the D2 hydrothermal fluid conduits connecting from the source pluton to the chemically responsive host rock trap.  The highest gold and silver grades are associated with the junctions of the discordant veining and the calcareous schist with precious metal grade rapidly decreasing down dip, and gently tapering up dip.  Two major discordant vein orientations one generally striking E-W dipping steeply N, and one striking NW-SE dipping steeply N control the shape of the mineralized body with their interaction with the composite fold body of calcareous schist, i.e., elongate in the E-W direction with a NW oriented tail. The intersection of these major discordant veins and secondary N-E to N trending faults creates east dipping shoots which have localized and accentuated hydrothermal fluid flow.

MAIN PEAK DEPOSIT

Main Peak is a largely unoxidized distal skarn hosted in recumbent folded calcareous schist and marble interbedded with amphibolite grade argillaceous schist and quartzite.  A cross section through Main Peak is presented in Figure 6-4.  A penetrative foliation/axial planer cleavage characterizes the Chief Danny prospect, this cleavage is striking 150° and dipping 20°-30° SW. The numerous recumbent isoclinal folds measure 0.1 cm to 2.0 cm across the axis and form a composite overturned isoclinal fold shape with its axis sub parallel to the strike of foliation and opening to the NE.  This larger composite fold body of calcareous schist, also opening to the NE, crops out at the surface, measures 200 m vertically and 300 m horizontally in cross section. In long section, the fold measures just over 500 m.  The calcareous schist body is dissected by three to four high angle NE-SW trending normal faults which display offsets of 2 m to 10 m, appear to be post-mineralization in age, and have a periodicity of 100 m along the strike of the folded calcareous schist body.  The eastern edge of the composite fold is proposed to be truncated by the B1 fault, a N-NE striking, moderately east dipping (45°-50°) reverse fault, also of D2 age.  At least one NW striking, sub-vertical fault, thought to be a D2 feeder zone, can be traced along the long axis of the mineralization.  This fault is characterized by +100 g/t Ag values associated with highly anomalous Pb, Sb, and Zn with the highest-grade concentration of these metals in the extreme SE portion of the Main Peak deposit.

Page 6-13

Gold, silver, and copper mineralization is associated with pyrrhotite-chalcopyrite-arsenopyrite dominant strata bound replacement bodies interlayered with Ca-Fe amphibole dominant gangue which has replaced the calcareous portions of the interlayered calc-schist units.  High angle discordant pyrrhotite-chalcopyrite-arsenopyrite-spalerite-galena-boulangerite-pyrite-amphibole-calcite-quartz veins show open space textures and are thought to represent the hydrothermal fluid conduits connecting the source plutonic system to the chemically responsive host rock.  The highest gold and silver grades are associated with the junctions of the discordant veining and the calcareous schist with precious metal grade rapidly decreasing down dip, and gently tapering up dip. Two major discordant vein orientations have been identified at Main Peak, one generally striking E-W dipping steeply N (the 275 fault), the other striking NW-SE and dipping steeply north (the 305 fault).  Combined, these two feeder systems control the shape of the mineralized body which is elongate in the E-W direction with a NW oriented tail.  The intersection of these major discordant veins and secondary N-E to N trending faults creates east dipping shoots which have localized and accentuated hydrothermal fluid flow.  As is true at the North Peak resource, the eastern portion of these feeders returned significantly higher silver grades (>100 g/t) associated with higher Pb, Sb and Zn, possibly indicating a higher temperature and fluid flow regime on the extreme SE end of the Main Peak resource.

NORTH PEAK DEPOSIT

North Peak is a largely oxidized distal skarn hosted in recumbent folded calcareous schist and marble interbedded with amphibolite grade argillaceous schist and quartzite. A significant portion of the North Peak resource area is oxidized to depths in excess of 50 m below surface, resulting in widespread iron, copper and arsenic oxides. This strong, pervasive oxidation destroyed the magnetic and conductive pyrrhotite-arsenopyrite-chalcopyrite skarn mineralization, resulting in geophysical signatures unlike those over the unoxidized Main Peak zone.  A cross section through North Peak is presented in Figure 6-4.

Page 6-14

A penetrative foliation/axial planer cleavage characterizes the Chief Danny prospect, this cleavage is striking 150° and dipping 20° to 30° to the SW.  The numerous recumbent isoclinal folds measure 0.1 m to 2 m across the axis and form a larger composite overturned isoclinal fold shape with its axis sub parallel to the strike of foliation and opening to the SW.  This composite fold body of calcareous schist measures 150 m vertically and 100 m horizontally in cross section.  In long section, the fold measures just over 270 m over the NW portion of the resource and is proposed to have had the upper limb and hinge eroded in the SE portion of the resource.  The calcareous schist body is dissected by four to five high angle NE-SW trending normal D3 faults which display offsets of 2 m to 10 m, appear to be post-mineralization in age, and have a periodicity of 100 m along the strike of the folded calcareous schist body.  The eastern edge of the resource area is proposed to be truncated by the B1 fault, a N-NE striking, moderately east dipping (45°-50°) reverse D3 fault.

Gold, silver, and copper mineralization is associated with pyrrhotite-chalcopyrite-arsenopyrite dominant strata bound replacement bodies interlayered with Ca-Fe amphibole dominant gangue which has replaced the calcareous portions of the interlayered calc-schist units in the NW half of the resource.  The weathering product of this mineralization, dominated by hematite, limonite, goethite, and scorodite-rich clays, make up a significant portion of the SE resource area. High angle discordant pyrrhotite-chalcopyrite-arsenopyrite-spalerite-galena-boulangerite-pyrite-amphibole-calcite-quartz veins show open space textures and are thought to represent the D2 hydrothermal fluid conduits connecting the source plutonic system to the chemically responsive host rock.  The highest gold and silver grades are associated with the junctions of the discordant veining and the calcareous schist with precious metal grade rapidly decreasing down dip, and gently tapering up dip. At least two steeply dipping, NW striking D2 feeder faults have been identified within the North Peak zone, the 125 and 110 faults, named for their strike directions.  As in the Main Peak zone, the eastern portion of these feeders returned significantly higher silver grades (>100 g/t) associated with higher Pb, Sb and Zn, possibly indicating a higher temperature and fluid flow regime on the extreme SE end of the North Peak resource.

DEPOSIT TYPES

Exploration results from 2009 through 2018 revealed the presence of a distinctive suite of elements, sulfide minerals and alteration minerals at the Main Peak, North Peak and Discovery zones that do not match the typical characteristics of an intrusive-related gold system but do share several diagnostic characteristics of distal reduced gold-copper-silver skarns and the larger porphyry copper systems with which such skarns are sometimes associated.

Page 6-15

Petrologic data from Deininger (2012) and Illig (2015) confirmed the rare presence of remnant prograde skarn minerals (hedenbergite and wollastonite). The most pervasive and often abundant alteration assemblage associated with gold-sulfide mineralization, however, is amphibole and chlorite, a mineral assemblage normally associated with retrograde skarn alteration.  This evidence suggests the highest temperatures reached during silicate alteration were stable for amphibole and chlorite but temperatures rarely reached levels where true prograde skarn minerals were stable.  From a strictly technical standpoint, amphibole at Main Peak and North Peak is a prograde mineral., however, to avoid confusion of the reader, the terms “prograde” and “retrograde” will not be used in this report except in places where their use is defined and in compliance with the commonly understood technical meaning of these two terms.

New Pb-isotope data from the Peak zone plots in a zone with other replacement / vein style mineral deposits with 206Pb / 204Pb ratios in the 19.1 to 19.2 range and 207Pb/204Pb ratios in the 15.64 to 15.68 range (Illig, 2015). The Peak zone’s Pb-isotope data are considerably more radiogenic than Devonian-Mississippian volcanogenic massive sulfide deposits that are common to the west in the Delta Mining District. Lead isotope data from Cretaceous and Tertiary plutonic rocks in the Yukon Tanana Terrane plot in a similar range to the Peak zone samples and other skarn samples from Eastern Interior Alaska, leading Newberry et al., (1997) to conclude that the source of lead for Yukon Tanana Terrane skarns was plutonic.

In September 2013, noted economic geologist Richard Sillitoe conducted a two-day site visit to the Project and agreed with the previously drawn conclusion that the gold-rich mineralization at the Peak zone was part of a reduced gold skarn system within a larger porphyry copper setting (Sillitoe, 2013). Additional evidence supporting the presence of a larger porphyry copper-gold system includes:

1.	35 km2 of anomalous copper, gold and pathfinder element soil sample geochemistry zoned from a copper-gold enriched core to arsenic-lead-zinc-manganese enriched rim;
2.	A-type quartz magnetite veins observed in a crowded quartz monzonite porphyry intrusive in drill hole TET11006 on Mohawk Ridge; and
3.	A metal and mineral suite similar to well-known distal gold skarn deposits in other parts of the world.

The link to a porphyry copper system was further strengthened by trace element work conducted by Illig (2015).  On a plot of Y/Sr compared to SiO2 content, the Main Peak skarn at Peak plots clearly in the porphyry copper field with other well-known examples such as Bingham Canyon, Yanacocha, Batu Hijau, Pebble and similar age porphyries in the adjacent Yukon Territory.

Sillitoe (2013) suggested that the Peak zone alteration and mineralization most closely resembles the gold-sulfide skarn deposits mined at the Fortitude deposit in the Battle Mountain Mining District of central Nevada. Figure 6-6 illustrates the location of the Manh Choh Project within an idealized model of a hydrothermal system.

Page 6-16

High-sulfidation epithermal disseminated Au +/- Ag +/- Cu
Intermediate sulfidation epithermal Au - Ag
Ridgeline Erosional Level
Base of Lithocap
High-sulfidation epithermal Cu - Au +/- Ag
Distal Au/Pb-Zn Skarn
Sediment-hosted distal disseminated Au-As +/- Sb +/- Hg
Subepithermal vein Zn - Cu - Pb - Ag +/- Au
Peak Erosional Level
Porphyry Cu - Au - Mo
Marble Front
Carbonate Replacement Zn-Pb-Ag +/- Au (or Cu)
Proximal Cu - Au Skarn
0 200 400 600 800 1000
Metres
Peak

Figure 6-6

**Contango ORE, Inc.**

***Manh Choh Project***

*Alaska, USA*

*April 2021* ***Source: JDS, 2018.***

Page 6-17

7	EXPLORATION

EXPLORATION

The following is summarized from JDS (2018).

MAIN PEAK EXPLORATION

The Main Peak deposit area is located 250 m N-NW of VABM Tetling approximately 15 km S-SE of Tok Junction and measures 600 m in the E-W direction and 220 m in the N-S direction with the Tintana Gold Belt.

Following delineation of anomalous gold and pathfinder metals in rock, soil, stream sediment, and pan concentrate samples in 2009 and 2010, the Main Peak deposit was discovered by drilling an Au-As-Cu soil auger anomaly in June 2012.  Drill holes TET12016-12019 targeted a NW-SE oriented elevated gold-in-soil anomaly; the four drill holes were placed to create a crossed scissors section to test either a NE or SW dip to mineralization.  Holes TET12016-12017 were angled at -50° and -70° to the NE and holes 12018-12019 were offset 15 m to the NW, drilled at -50° and -70° to the SW.  From the collar to 114 m downhole, TET12016 intercepted stratiform disseminated to massive pyrrhotite, arsenopyrite, and chalcopyrite mineralization hosted in stratiform semi-massive to massive amphibole-chlorite skarn.  Drill holes TET12017-12019 returned similar results and defined a steep NE dip to the mineralized body, while the host stratigraphy displayed foliation dipping shallowly to the SW.  After assay results of core samples from drill holes TET12016-12019 confirmed the presence of high-grade gold mineralization (1.51 to 845 gram-meters), a series of three-hole fans of -50°, -70°, and -90° were drilled at 100 m step outs from the two fences of scissor holes.  Two fences were drilled to the SE and three to the NW.  This drill program allowed for the initial 2012 resource estimate (Giroux, 2013a).

The 2013 drill program was designed to upgrade the Inferred Resource to the Indicated level.  Drilling was laid out at a nominal 30 m spacing between 225° azimuth, -60° inclination holes as well as between fences.  This drill program allowed for the second Main Peak resource estimate (Giroux, 2013b).  The 2015 drill program at Main Peak extended the resource to the west and explored the depth extent with two 1,000 m deep drill holes.  During 2016, four cardinal direction-oriented drill holes were completed to test the resource integrity between fences.  These holes showed good correlation with previously modeled mineralization and mineralized intervals from these holes were utilized for metallurgical testing.  A total of 106 drill holes totaling 23,027 m have been completed in the Main Peak resource area.

Page 7-1

Limited drilling to the east of the Main Peak resource suggests decreasing gold grades although drill density on the eastern end of the Main Peak resource is sparce.  The down-dip portion of the lower fold limb, heading NE, has not been drilled extensively due to its depth below surface and the lower gold grade returned from the few drill holes that have tested it.  It is proposed that the lower limb of the folded calcareous unit may join the mineralized North Peak folded calcareous unit and that there may be undiscovered D2 feeder structures which would act as fluid conduits to create additional precious metal mineralization between the Main Peak and North Peak resource areas.

Extensive drilling in 2016 and 2017 on the western extension of the Main Peak resource revealed the presence of the N-S striking, shallow east dipping B2 reverse fault.  This post-mineral D3-age fault truncates the western end of the Main Peak zone and juxtaposes it with a thick, distinctive purple-green colored calc-schist unit which contains thinner, lower-grade gold zones characterized by extremely low arsenic values.  Potential for Main Peak grade-thickness intervals is present in the footwall of the B2 fault, known as the West Peak Extension, including hole TET17379 which returned 8.16 m grading 5.22 g/t Au starting at 103.24 m and an additional 29.1 m grading 2.53 g/t Au starting at 116.6 m. Continuity of grade and thickness, however, could not be established during grid-based 2017 drilling.

NORTH PEAK EXPLORATION

The North Peak deposit area is located 650 m N of VABM Tetling (elevation 1,019.5 m) and measures 540 m in the SE-NW direction and at its maximum is 180 m wide in the NE-SW direction.

The North Peak zone was originally targeted with limited drilling in 2011 (hole 11010) and several follow-up holes in 2013, all of which were targeted on anomalous gold and pathfinder anomalies in top of bedrock soil samples in the resource area.  In addition, construction of the main project access road exposed several areas of highly oxidized gossan that contained iron, arsenic, and copper oxides in rock samples. Geophysical modeling of both airborne magnetic and electromagnetic surveys as well as ground dipole-dipole IP surveys was completed prior to the 2015 field season and revealed coincident airborne magnetic highs and resistivity lows that were coincident with NW trending Au-Cu-As soil anomalies. Magnetic and resistivity anomalies at North Peak were weaker than those at Main Peak and these lower responses were deemed unfavorable indicators of gold skarn mineralization.

Page 7-2

Drilling completed in 2015 revealed several significant grade-thickness intervals, culminating in discovery hole 153 which intercepted 22.72 m grading 9.38 g/t Au starting at 10.2 m and an additional 13.29 m grading 6.52 g/t Au starting at 42.06 m.  Follow-up drilling conducted in the Phase 1 2016 winter drilling program expanded the North Peak mineralization over 200 m to the SE and revealed significant gold mineralization that cropped out at the paleo-surface and was masked only by 2 m to 4 m of aeolian silt. Infill and expansion drilling continued at North Peak through Phases 2 and 3 drilling programs in 2016 and culminated in the Phase 1 2017 drill program that allowed the resource estimate outlined by IMC (2017).

Potential for expansion of the North Peak deposit outside of the current resource area exists down dip to the SW along mineralized carbonate beds toward an area known as Middle Earth where favorable horizons that are correlated with those within the North Peak deposit area.  Hole 12033 intercepted 14.02 m grading 1.36 g/t Au starting at 248.41 m and an additional 12.19 m grading 3.62 g/t Au starting at 268.53 m. Hole 15148 subsequently was drilled to confirm suspected south-dipping geometry of this area and intercepted 5.84 m grading 4.63 g/t Au starting at 229.6 m and 3.00 m grading 1.84 g/t Au starting at 240.84 m.  These intervals fell below the $1,400/oz gold pit bottom modeled during the IMC resource estimation so no further drilling has been conducted at Middle Earth and the relationship between it and the North Peak or Main Peak zones remains uncertain.

MAIN AND NORTH PEAK GEOCHEMICAL SIGNATURE

Both the Peak and North Peak deposits have unique geochemical signatures.  The soil geochemical data shows elevated Au-As-Cu-Bi as well as other elements.  These elements along with the airborne magnetic and electromagnetic data have been combined into a prospectivity analysis for the Chief Danny area.  Figure 7-1 shows the results of combining leveled and normalized values for Au + Cu + Bi + Reduced to Pole (RTP) Magnetics + 900Hz electromagnetic data.  Each dataset has been leveled to a scale from 1-10 and summed to obtain a total prospectively value.  The highest zones of prospectively are at the Main Peak and North Peak deposits.  Other targets highlighted in the prospectivity analysis are the extensions to the NW from North Peak at True Blue Moon and Waterpump.  Other areas highlighted include Discovery, Saddle, and 8 O’clock. Exploration and limited diamond drilling have concentrated on these target areas within the Chief Danny area.

Page 7-3

N
Legend:
Drill Holes 2018
RTP-Mag 900Hz
EM+Au+Cu+Bi
8 - 13
13.1 - 17
17.1 - 20
20.1 - 23
23.1 - 26
26.1 - 30
30.1 - 34
34.1 - 38
38.1 - 42
42.1 - 50
North Saddle
Saddle
2 O'Clock
Waterpump
True Blue Moon
New Moon
Blue Moon
Forks
North Peak
8 O'Clock
West Peak
Peak
7 O'Clock
Discovery
0
400
800
1200
1600
2000
Metres

Figure 7-1

Contango ORE, Inc.

Manh Choh Project

Alaska, USA

Chief Danny District Prospectivity Analysis

April 2021

Source: JDS, 2018.

Page 7-4

MAIN AND NORTH PEAK GEOPHYSICAL SIGNATURE

Both the Main Peak and North Peak deposits have unique geophysical characteristics that help define the mineralized bodies.  The characteristic signature has been used for additional exploration targeting. The key characteristics are that both deposits are located on annular 3D magnetic chimney-like structures and have a bulls-eye target of IP conductivity high that in the case of Main Peak sits on and below the deposit and at North Peak sits below the deposit.

Figure 7-2 shows a cross-section of the Main Peak deposit with a slice of the 3D magnetic isograde shells (red contours) with gridded IP chargeability.  The 3D magnetic shell was derived from UBC inversion of the Dighem RTP-TMI magnetic data (Condor 2016).  The IP data is from the Quantec pole-dipole ground survey and was gridded by Peak Gold JV.  Figure 7-3 is a cross-section for the North Peak deposit that shows a similar 3D inversion magnetic chimney-like feature with a strong IP conductivity anomaly.  The deposit itself sits above the conductivity anomaly presumably because of the deeper oxidation level at North Peak versus the limited near surface oxidation level at Main Peak.

Page 7-5

Looking Northwest
GEOREKA Software
0.5 g/t Au Grade Shell
N
0 10 20 30 40 50
Metres
Legend:
Conductivity 1000/ohm*m
4.50
3.38
2.25
1.13
0.00
Au (ppm)
10.0
7.63
5.25
2.88
0.50

Figure 7-2

**Contango ORE, Inc.**

***Manh Choh Project***

*Alaska, USA*

*April 2021*

***Source: JDS, 2018.***

Page 7-6

Legend:
Conductivity
1000/ohm*m
4.50
3.38
2.25
1.13
0.00
Au
(ppm)
10.0
7.63
5.25
2.88
0.50
Looking Northwest
0.5 g/t Au Grade Shell
N
0
10
20
30
40
50
Metres

Figure 7-3

**Contango ORE, Inc.**

***Manh Choh Project***

*Alaska, USA*

*April 2021* ***Source: JDS, 2018.***

Page 7-7

WEST PEAK EXPLORATION

The West Peak deposit area is located 550 m NW of VABM Tetling and is believed to be geologically contiguous with the Main Peak resource area. Insufficient drilling has been completed to confirm or negate this supposition, so the West Peak area is treated as a separate mineralized area for purposes of this report.  Known gold mineralization at West Peak measures 120 m NW-SE and 60 m SW-NE.  Drilling intercepted gold mineralization both above and below the B2 fault, a N-NE striking moderately E dipping (45°-50°) D3-age reverse fault.

First drilled in 2012, auriferous skarn mineralization in West Peak is generally less sulfide mineral rich than the Main Peak resource area and contains significantly lower arsenic values than Main Peak mineralization.  Drill holes TET12047-049 contained multi-gram gold grades for multiple meters in an upper skarn zone that returned a combined 54 gram-meters of significant drill intercepts (14 m to 78 m down hole).  Follow-up drilling in 2016 defined an upper hangingwall mineralized body and a lower footwall mineralized body related to the N-NE striking moderately east dipping (45°-50°) B2 reverse fault.  Drill hole sets TET16217-16219, 16262, 16263, 16264, 16265, and 16273 traced the two zones of mineralization to the NW.

Unlike the Main Peak and North Peak resource areas, there is no host rock fold structure or hinge thickening apparent at West Peak.  The B2 fault was identified as a post-mineral D3 fault with a clear IP chargeability signature, most likely the result of the white-yellow unoxidized clay-rich gouge which marks the trace of the B2 fault. Calcareous host rock is present above and below the B2 fault.  The Main Peak 305 and 275 D2 plumbing structures are cut by and appear to be offset by the D3-age B2 fault with an apparent west-side down motion (Figure 7-4).

Page 7-8

Figure 7-4

Contango ORE, Inc.

Manh Choh Project

Alaska, USA

West Peak Resource Target Area

Looking Northeast
Peak
West Peak
West Peak Ext
B2 Fault
Gold (g/t):
0.5 - 2.0
2.0 - 5.0
5.0 - 10
> 10
0 20 40 60 80 100
Metres

April 2021

Source: JDS, 2018.

Page 7-9

EXPLORATION POTENTIAL

During the 2012 through 2019 exploration programs, several areas of the greater Chief Danny area were explored by soil auger sampling, rock sampling, magnetic and electromagnetic airborne geophysics, IP and/or Titan 24 DCIP/MT geophysics, and core drilling.  The exploration targets include the Discovery, 7 O’clock, 8 O’clock, 2 O’clock, Saddle, North Saddle, Tors, Moons, Waterpump, and Forks zones.

Contango began top of bedrock soil auger sampling in 2010, and continued that work in subsequent years, expanding the soil grid.  The result of this work is a remarkably consistent multi-element anomaly, zoned from a copper-rich core, grading outward through a gold-copper zone where the Main Peak and North Peak resources are located, then copper-gold-arsenic and rimmed by lead-zinc-antimony-manganese (Figures 7-5 and 7-6).

FIGURE 7-5   INVERSE DISTANCE GRID OF GOLD IN SOILS, CHIEF DANNY AREA

Page 7-10

Other metallic elements of interest, such as silver, bismuth, cobalt, tungsten, manganese and iron, show more irregular patterns that are not as easily explained when compared with gold, copper, arsenic, lead, and zinc. In general, higher gold values tend to have higher bismuth and arsenic values associated with them while copper tends to be associated with anomalous silver and iron (Figure 7-6).

FIGURE 7-6   INVERSE DISTANCE GRID OF COPPER, ARSENIC, LEAD, AND ZINC IN SOILS, CHIEF DANNY AREA

Page 7-11

Initial drill targets in the Chief Danny area were identified with soil sampling.  Subsequent airborne and ground geophysics and over 80,000 m of diamond core drilling have generated a series of exploration characteristics that allow both pre-drill targeting and post-drill refinement of near-resource targets. These two phases of drill targeting are summarized as follows.

PRE-DRILLING SKARN INDICATORS:

1.	Most gold-bearing skarn mineralization is magnetic and conductive because pyrrhotite is the dominant sulfide and causes a positive magnetic response and a negative resistivity response.
2.
The Calculated Vertical Gradient (CVG) product of the airborne magnetic survey emphasizes the magnetic response from the upper 500 m of bedrock, and therefore is the most useful for drill targeting of pyrrhotite-dominant gold skarn.  Chimney-like magnetic highs occur immediately below the Main and North Peak resource areas.

3.	Airborne resistivity has a penetration depth of less than 100 m, and is attenuated by the first conductor it encounters, therefore this tool will only identify very shallow conductors.
4.
Plumbing structures are linear, high angle features, and may be clay and/or pyrrhotite rich resulting in low resistivity response in IP surveys.  A moderate to weak chargeability high caused by disseminated peripheral pyrrhotite/pyrite may form adjacent to an IP resistivity low.

5.	Coincident IP chargeability highs with IP resistivity lows are most likely unmineralized clay-altered shear or gouge zones.
6.
Elevated soil gold or pathfinders (particularly arsenic) occur only where skarn or plumbing-related mineralization is exposed at the surface.  Even one meter of barren QMS overlying mineralization will prevent a gold-pathfinder response in soils. Soils cannot be used as a condemnation tool.

7.
Elevated soil gold or pathfinders may occur with little or no magnetic or resistivity response due to +50 m thick bedrock oxidation zone that has destroyed magnetic minerals and degraded or destroyed magnetic and resistivity responses.

In summary, the best pre-drilling targets are chimney-like CVG highs, coincident with small IP resistivity lows, which are coincident with linear soil sample anomalies containing elevated gold plus pathfinder elements.

Page 7-12

POST-DRILLING INDICATORS:

1.	Highest gold grades occur in dark green amphibole-rich skarn with coarse grained arsenopyrite and coarse-grained pyrrhotite. Visible gold is rare.
2.	The higher the arsenopyrite content, the more likely the interval will contain high-grade gold, however, extremely high arsenic grades can occur in gold-poor zones.
3.	The higher the ratio of chalcopyrite to arsenopyrite, the lower the average gold grade.
4.
The highest gold grades occur in rock with total sulfide percentages ranging from 5% to 15%.  Lower gold values occur at <5% total sulfide percentages, although lower gold also occurs at extremely high sulfide percentages (>20%).

5.	Higher gold grades often occur in skarn horizons containing coarse-grained euhedral amphibole and/or calcite, often in discordant, late structures.
6.	Geochemical signature of a skarn horizon includes highly anomalous gold, silver, arsenic, bismuth, cobalt, and copper and sometimes anomalous molybdenum, lead, tin, or tellurium.
7.	Geochemical signature of a plumbing feature includes extremely high silver, tin, lead, and zinc with highly variable amounts of gold, arsenic, bismuth, cobalt, copper, molybdenum, tin, and tellurium.
8.	Higher grade-thickness intervals are more likely to occur up-dip of a plumbing feature than downdip below a plumbing feature.
9.	Plumbing structures tend to strike to the NW and dip steeply to the NE or SW.

In summary, the QP has reviewed the exploration information and concurs that the best post-drilling targets occur up-dip of discordant plumbing features in dark green amphibole-rich skarn with coarse-grained arsenopyrite and pyrrhotite, high pyrrhotite:chalcopyrite ratios, total sulfide volumes ranging from 5% to 15%, coarse-grained euhedral amphibole and/or calcite, low levels of lead, antimony, and zinc, and silver values generally below 34 g/t.

The QP believes that there is good exploration potential at the Manh Choh Project between the Main and North Peak deposits. This area will be drill tested in 2021 and could potentially expand or add to the Mineral Resource inventory in 2021.  There is additional gold-silver exploration potential as outlined by the geochemistry in Figure 7-5 along the numerous mineralized trends, including the Main Peak, North Peak, Discovery, and Saddle trends.

Page 7-13

DRILLING

There is no evidence of exploration drilling on the Project prior to 2011.

A total of 462 diamond core holes comprising 90,059 m have been completed on the Project between 2011 and December 31, 2020.  An annual drilling summary is presented in Table 7-1.  A project map showing many of the various drilling areas discussed in the following section is presented in Figure 10-1.

TABLE 7-1   SUMMARY OF DRILL HOLES FROM THE MANH CHOH PROJECT, ALASKA

Year	Company	Number of Holes	Total (m)
2011	Contango/Juneau	11	2,456
2012	Contango/Juneau	50	10,974
2013	Contango/Juneau	69	14,333
2015	Royal Gold/Contango Peak Gold LLC	61	14,059
2016	Royal Gold/Contango Peak Gold LLC	119	20,523
2017	Royal Gold/Contango Peak Gold LLC	107	18,088
2018	Royal Gold/Contango Peak Gold LLC	28	6,455
2019	Royal Gold/Contango Peak Gold LLC	4	1,771
2020	Kinross/Contango Peak Gold LLC	13	1,400
Total		462	90,059

Page 7-14

Figure 7-7

Contango ORE, Inc.
Manh Choh Project
Alaska, USA
Chief Danny Drill
Target Location Map
N
North Saddle
Saddle
Volcanic Tuffs
Volcanic Tuffs
Argillaceous-Calcareous Schist
Tors Fault
2 O'clock
Mohawk
Mohawk Sill
TBM
Argillaceous-Calcareous Schist
NorthPeak
8 O'clock
7 O'clock
Argillaceous-Calcareous Schist
Peak
Schist, Amphibolite, Hornfels
Discovery
Spring Fault
Schist, Amphibolite, Hornfels
Mag A
Mag A
Schist, Amphibolite, Hornfels
0 500 1000 1500 2000 2500
Metres
Legend:
Drill Holes 2011-2018
Fault
Lithology
Volcanic Tuffs
Mohawk Sill
Mag A
Mag B
Argillaceous Schist
Argillaceous-Calcareous Schist
Schist Amphibolite Hornfels

April 2021

Source: JDS, 2018.

Page 7-15

DRILLING METHODS AND EQUIPMENT

Drilling from 2011 to 2018 at the Project was primarily diamond core HQ diameter (63.5 m/2.5 in.). Select NQ2 diameter (50.7 mm/2.00 in.) drill hole reductions were completed in 2011, 2015, 2017, and 2018.  Select drill holes were started with PQ (85 mm) diameter and reduced to HQ diameter or drilled entirely as PQ to improve near surface recoveries in 2016, 2017, and 2018.  NQ2 and PQ diameter drilling accounts for less than 5% of the total drilling. The majority of annual drill campaigns were completed during May to October months.  Drilling activities in 2016 through 2018 were largely conducted on a 24-hour per day, 7-day per week basis.

The majority of 2011 to 2018 drilling was completed using a combination of a road-supported Atlas-Copco CS14 wheel mounted drill rig and a CS1000 fly-capable drill rig.  Drill productivity from 2013-2017 suggests the larger and more powerful CS14 was more efficient at drilling highly friable oxidized and sheared metamorphic rock found in the Chief Danny area.  The CS14 is also capable of PQ diameter core drilling.  The smaller and more maneuverable CS1000 was more effectively utilized in difficult terrain situations requiring helicopter-support where dozer access was not feasible.

2011 DRILLING

During 2011, Contango completed 2,456 m of drilling in 11 diamond core holes.  With the exception of part of one hole that was reduced to NQ2, all core drilled was HQ diameter.  This drilling was conducted by Connors Drilling of Montrose, Colorado using a CS1000 fly-capable drill rig.

2012 DRILLING

During 2012, Contango completed 10,974 m of diamond core drilling in 50 holes at the Chief Danny prospect.  The drilling was conducted by Connors Drilling of Montrose, Colorado using a CS14 wheel mounted drill rig and a CS1000 fly-capable drill rig.  All core drilled was HQ diameter.  Drilling with the CS14 drill rig commenced at the Discovery zone at the Chief Danny prospect on May 23 and continued at various prospects through September 21.  The CS1000 drill rig was added on August 14 and continued through September 11.

Page 7-16

2013 DRILLING

During 2013, Contango completed 14,350 m of diamond core drilling in 69 holes at the Chief Danny prospect.  All but eight of these holes, totaling 2,189 m, were drilled in the Peak zone.  The majority of the drilling was conducted by Connors Drilling of Montrose, Colorado using a CS14 wheel mounted drill rig and a CS1000 fly-capable drill rig.  A second CS14 was added to the program in mid-August.  Following repeated mechanical issues with one of the CS14 drills, it was replaced in late August by a similar CS14 drill provided by CnC Drilling of Fairbanks, Alaska.  All core drilled was oriented and HQ3 diameter (6.06 cm). Drilling commenced on May 29 and continued through October 3.

There was no drilling in 2014.

2015 DRILLING

Exploration efforts during 2015 included two phases of drilling, Phase 1 in May through July and Phase 2 in September and October, separated by a month of data analysis and budgeting in August.  Phase 1 efforts included helicopter supported drilling using two drill rigs, one CS1000 supplied by First Drilling of Montrose, Colorado, and either a CS1000 or CS14 supplied by CnC Drilling of Fairbanks, Alaska.  During Phase 1 in 2015, Peak Gold JV completed 7,162 m of diamond core drilling in 29 holes at the Saddle, 7 O’clock, 8 O’clock, Discovery, Peak Deep, North Peak, and Blue Moon prospects. Extremely dry conditions and a lightning-strike wildfire significantly slowed drilling progress during Phase 1.  All core drilled was HQ diameter. Drilling commenced on May 30 and continued through August 8.

The Phase 2 drilling program was conducted with road support only and was completed after the wildfires had been brought under control and largely after fall rains had replenished water supply sources used for drilling.  In addition, water supplies were supplemented late in the Phase 2 program water from an 800 ft deep, 8 in. diameter water well drilled in September and completed in October.  During Phase 2 in 2015, Peak Gold JV completed 6,897 m of diamond core drilling in 32 holes at the North Peak, Blue Moon, West Peak, and Discovery zones.  All core drilled was HQ diameter.  Drilling commenced on September 2 and continued through October 14.

2016 DRILLING

The Project’s first winter drilling program was conducted during February and March 2016.  Phase 1 drilling efforts were road-supported using an Atlas-Copco CS14 drilling rig supplied by CnC Drilling of Fairbanks, Alaska.  The program was designed to test specific targets in the greater Peak deposit area, including some that were only accessible during winter months.  The field portion of the 2016 Phase 1 drilling program was conducted on a 24-hour per day, 7-day per week basis from February 15 through March 29, 2016.  Unseasonably warm spring weather and attendant unsafe road conditions on the Project forced termination of the drilling earlier than had been anticipated.  Water for the drilling was supplied from Water Well #1 and was transported to the drilling rigs via water truck. During Phase 1, Peak Gold JV completed 4,040 m of diamond core drilling in 19 holes at the North Peak, West Peak, 2 O’clock, and Connector zones.  All core drilled was HQ diameter.

Page 7-17

The Phase 2 drilling program was conducted from late May through the end of August 2016.  Phase 2 drilling efforts were road-supported using an Atlas-Copco CS14 drilling rig supplied by CnC Drilling of Fairbanks, Alaska.  The program was designed to test specific targets in the North Peak, West Peak, and East Peak areas.  The field portion of 2016 Phase 2 drilling program was conducted on a 24-hour per day, 7-day per week basis from May 14 through August 31, 2016.  Water for the drilling was supplied from Water Well #1 and transported to the drilling rigs via water truck.  During Phase 2, Peak Gold JV completed 12,601 m of diamond core drilling in 61 holes at the North Peak, West Peak, Main Peak ,and East Peak zone.  All core drilled was HQ diameter.

The Phase 3 drilling program was conducted from October through mid-November 2016.  Phase 3 drilling efforts were road-supported using an Atlas-Copco CS14 drilling rig supplied by CnC Drilling of Fairbanks, Alaska.  The program was designed to test specific targets in the North Peak area.  The field portion of 2016 Phase 3 drilling program was conducted on a 24-hour per day, 7-day per week basis from October 1 through November 5, 2016.  Water for the drilling was supplied from Water Well #1 and transported to the drilling rigs via water truck.  During Phase 3, Peak Gold JV completed 3,881 m of diamond core drilling in 38 holes at the North Peak zone.  Both HQ holes and PQ holes were completed in this program.  Because this phase of drilling targeted at or near surface mineralization at several areas of the North Peak prospect, the PQ holes were drilled in the near-surface oxide environment when core recovery in HQ diameter holes fell below acceptable levels (generally below 80%).  In general, PQ diameter core holes provided remarkably good recovery in places where HQ drilling ranged from 0% to 80%.

Page 7-18

2017 DRILLING

Three phases of drilling were completed in 2017 resulting in the completion of 18,088 m of diamond core in 117 holes.

The Phase 1 drilling program was conducted from late January through mid-April 2017.  Phase 1 drilling efforts were road-supported using an Atlas-Copco CS14 drilling rig supplied by CnC Drilling of Fairbanks, Alaska.  The program was designed to optimize in-process resource estimates with the majority of holes directed to the North Peak zone with a smaller number of holes targeting the Main Peak zone.  In addition, the first scout holes were drilled in the True-Blue Moon target.  The field portion of the 2017 Phase 1 drilling program was conducted on a 24-hour per day, 7-day per week basis from February 4 through April 12, 2017.  Water for the drilling was supplied from Water Well #2 and was transported to the drilling rigs via water truck.  During Phase 1, Peak Gold JV completed 5,236 m of diamond core drilling in 47 holes, including 40 drill holes (3,702 m) in the North Peak zone, one hole (281 m) at the PT pad at West Peak zone, and six holes (1,251 m) in the True-Blue Moon target.  A total of 39 HQ holes and eight PQ holes were completed during this program.  Because this phase of drilling targeted at or near surface mineralization at several areas of the North Peak prospect, the PQ holes were drilled in the near-surface oxide environment when core recovery in HQ diameter holes fell below acceptable levels (generally below 80%). In general, PQ diameter core holes provided remarkably good recovery in places where HQ drilling ranged from 0% to 80%.

Phase 2 drilling, which commenced on May 12 and was completed on July 24, was conducted on a 24-hour per day, 7-day per week basis, using one CS1000 drill rig and one CS14 drill rig during the June 15 to July 15 period and then one CS14 drill rig during for the remainder of the program.  The rigs were supplied by Fairbanks-based CnC Drilling with water supplied from the Project’s two water wells.  The Phase 2 exploration drilling totaled 9,761 m in 44 holes.  Drilling, through the end of July, consisted of exploration drilling at West Peak (461 m), West Peak Extension (2,603 m), Discovery (1,034 m), 7 O’clock (1,443 m), New Moon (1,398 m), Waterpump (1,161 m), Main Peak (570 m), and North Peak (1,095 m).  The 2017 Phase II program was completed on July 31, 2017.

Phase 3 drilling was conducted from September 16 through October 17 on a 24-hour per day, 7-day per week basis, using one CS14 drill rig.  The rig was supplied by Fairbanks-based CnC Drilling with water supplied from the Project’s two water wells.  A total of 16 holes (2,966 m) were completed including one hole (203 m) at 7 O’clock, five holes (729 m) at Forks, eight holes (1,707 m) at West Peak Extension, and two holes (326 m) at North Peak.

Page 7-19

2018 DRILLING

Drilling in 2018 included 6,455 m of diamond core in 28 drill holes drilled from May through September 2018 using a combination of a CS14 drilling rig and CS1000 drilling rig supplied by CnC Drilling of Fairbanks, Alaska.  Three drill holes included PQ diameter of which one drill hole was completed entirely as PQ diameter for metallurgical sampling at Main Peak.  Three drill holes were reduced for depth extensions to NQ2 diameter at the Saddle prospect.  The remaining core was drilled as HQ diameter. Through June 30, 2018, 1,762 m of diamond core drilling in 12 holes was completed in the Chief Danny prospect.  Exploration drilling consisted of 1,518 m in ten holes in the 2 O’clock area and 244 m in two holes in the 8 O’clock area.

2019 AND 2020 DRILLING

Three drill holes were completed in 2019 testing the East Peak area between the Main and North Peak areas.  Drilling in 2019 and 2020 was completed using drill rigs suppled by CnC Drilling and Boart Longyear BLY, respectively.

Due to COVID-19 and the negotiations taking place between March and September 2020, there was no drilling until the agreement was completed and proper COVID-19 protocols could be effectively put in place.  Consequentially, starting in late October and continuing to late December 2020, a total of 1,400 m in 13 holes were drilled by Peak Gold JV primarily for metallurgical and geotechnical studies.  Approximately $3 million was expended in the last quarter of 2020.  This program continued in January of 2021, after the Christmas holiday break.

COLLAR AND DOWNHOLE SURVEYS

Drill locations are initially set using hand-held global positioning system (GPS) units. High precision surveys are completed periodically during the drill program. All of the drill holes used for the Main and North Peak resource have been precision surveyed.

Collar surveys through August 2016 were found to have a consistent error of less than 2 m due to survey control miss-location. The control was corrected and all collars coordinates adjusted and corrected prior to this estimate of Mineral Resources.

The surveys through 2018 were completed using Leica RTK survey equipment. The Project coordinate system details are:

●	Coordinate System: UTM Zone 7 North
●	Datum: NAD 83
●	Vertical Datum: NAVD88
●	Geoid: AK Geoid 12B

Page 7-20

Site visits have included visits to historic drill locations to verify collar positions. All drill holes visited were monumented and properly located relative to topography and other drill holes.

Downhole surveys are completed for each drill hole to measure variation in orientation.  Downhole surveys are conducted by the drilling contractors at specified downhole intervals while drilling and typically used a REFLEX EZ magnetic probe attached to the drill rig wireline.  Downhole surveys are collected in the field in hard copy and collated by geology staff in MS Excel compilations corrected for average magnetic declination during drilling.

RECOVERY

The style of mineralization and host rocks at the Main and North Peak deposits require careful collection of downhole core samples to ensure acceptable recoveries. Drilling samples were collected using a triple-tube method to minimize core loss.  Geomechanical recovery measured at the core shack during logging compares core length to drill interval length and is stated as a percent.  Average and median core recovery for Main and North Peak are 92% and 96% respectively.

Previous reports have discussed the occurrences of lower recoveries in HQ diameter core samples particularly in near-surface oxidation and at North Peak.  Local PQ diameter twin holes of HQ diameter drilling oxide zones were completed when HQ diameter recoveries were below 80% to ensure acceptable and representative sample volumes were collected for drilled intervals.  Intervals with calculated recovery greater than 100% or consistently below 75% were evaluated.

DEPOSIT DRILLING

Drilling at the Project has consisted of angled diamond core holes since 2011.

The 2011 drilling program focused on the Discovery prospect 500 m SW of Main Peak but included two holes targeting the Main and North Peak prospects.  The majority of drilling from 2012-2017 was at Main and North Peak with over 64,000 m of drilling from 340 drill holes, constituting 73% of all Project drilling.  Initial definition drilling was completed at Main Peak in 2013 and 2015 on approximately 33 m spaced section lines with most holes angled 225° SW perpendicular to overall NE dipping mineralization.  Major deposit drilling at North Peak occurred in 2015 through 2017 infilling 33 m spaced section lines with most holes angled 45° NE perpendicular to overall SW dipping mineralization.

Page 7-21

LOGGING PROCEDURES

Drill core was transported from the drill sites to the core shack in Tok Junction via helicopter or truck in the morning and evening. When the core arrived at the core shack it was laid out, washed, and quick logged outside the logging area. Once the core was ready to be logged, it was laid out on tables and a geotechnician measured and recorded drill recovery and rock quality designation (RQD). During logging the core was written on with chinagraph markers to identify important features by the logging geologist and these features are visible during photographing of the core.

In 2011 and 2012, all logging data was recorded using Coreview logging software running on Toshiba netbooks. Starting in 2013, all logging data was recorded using MS Excel on a template designed by Avalon specifically for logging the Tetlin Project drill core.  The MS Excel logging template was modified in 2016 to include more features prevalent at both Main and North Peak and for other prospects.  Logging includes relevant hole collar and prospect information, lithology, alteration, mineralization, structural vein, and fault intervals with comment annotations at the geologist’s discretion.

In 2013 and in six 2016 holes, oriented core information was also recorded in the core shack after quick log and orientation line preparation by a geologist logging at the drill rig.  Orientation angles for structural features including foliation, veins, fault planes, contacts, and dikes were recorded.

After the core was logged, it was photographed and stacked for cutting. Core was split in half lengthwise with one side of split core sampled.

The half the core that was not sampled remained in the core box and was stored in wooden boxes under permanent cover in Tok. In 2013 and 2015, prior to the core boxes being stored, geotechnicians took readings every 50 cm over the entire hole with an Instrumentation GDD Inc. MPP- EM2S+ Multi Parameter Probe (MPP). The MPP records magnetic susceptibility, conductivity (MHOS/M), and conductor response (Hz) in the core.

Sample interval blocks were placed by the logger, leaving every tenth sample number open for blanks and standards. Full sample bags were stacked in polyvinyl supersacks and stored in the core shack warehouse until they were sent out for assay, approximately three times per week depending on program year.

In the QP’s opinion, there are no drilling, sampling, or recovery factors that could materially impact the accuracy and reliability of the results.

Page 7-22

HYDROGEOLOGY DATA

ABR Inc. - Environmental Research and Services (ABR) was contracted by Avalon, Project Manager for the Project, to collect baseline data on water chemistry, biological resources, and aquatic habitat for the Project during 2012, 2013, 2015, 2016, and 2018.  No data were collected in 2014 or 2017. ABR was once again contracted to continue collection of predevelopment baseline water chemistry for the Project in 2019.

In 2012, ABR conducted water chemistry sampling at 10 stations on five waterbodies in three subwatersheds during survey events in May and August. These stations were originally chosen for monitoring because they were permitted as temporary water use sources by the Alaska Department of Natural Resources (AKDNR) in support of mineral exploration for the Project. Additionally, ABR conducted limited fish trapping and collected periphyton and macroinvertebrates to analyze stream health in August 2012. (Note: macroinvertebrates collected in 2012 were analyzed with those collected in 2013 [see ABR 2014].)

In 2013, as Avalon expanded exploration activities at the Project to a larger area, ABR increased environmental survey efforts during three stream survey events.  Sampling was carried out by Avalon during June 17-21 (water chemistry analysis, habitat descriptions, and periphyton collections), July 7-18 (fish survey and invertebrate collections), and October 1-5 (water chemistry analysis and habitat descriptions). Avalon increased the spatial scale of baseline environmental surveys from five waterbodies in three subwatersheds to eight waterbodies in six subwatersheds and  increased the number of water chemistry stations from 10 to 16 stations. Detailed habitat surveys were conducted at all project survey waterbodies and additional macroinvertebrate and periphyton samples were collected to assist in establishing baseline productivity of project area streams.  Avalon also sampled fish with fyke nets and minnow traps in four project area streams and collected a subset of voucher fish specimens for baseline chemical analysis of tissues during the 2013 survey seasons (ABR 2014).

Page 7-23

In 2015, ABR was contracted by Avalon, on behalf of Peak Gold JV to repeat baseline water chemistry surveys at the 16 previously-sampled stations and establish three new stations, for a total of 19 stations on 10 waterbodies, on the Project.  It sampled only 17 of the 19 stations during September 23 to 25 due to dry stream-bed conditions at two stations (ABR, 2016).

In 2016, ABR sampled the same 19 stations from 2015, and sampled water from a newly established Project well location (Well Site 01). Surveys were conducted during two events in June/July and in September. The well-site water sample was collected only once on July 2 (ABR 2017).

Two project water wells were drilled in 2015 and 2016 respectively as 8 in. diameter, 800 ft (244 m) water wells with 6 in. stand pipe.  Water Well #2 located approximately two miles north of North Peak was flow-tested at over 450 gpm for 20 hours without discernable draw-down with calculated recharge rate at 100 gpm.  The QP is not aware of other dedicated hydrological drilling at the Project.

During 2018, ABR sampled water from 11 stations on eight waterbodies, and from a new well location (Water Well #2) for a total of 12 stations. Surveys were conducted during two events in May and September (ABR 2018).

The primary objectives of the 2019 water quality surveys on the Project were to continue collecting the baseline water quality and stream habitat data first measured in 2012.

Page 7-24

There were a total of 20 unique water chemistry stations surveyed in or near the Project area in 2019, 11 of which were sampled in June and 17 of which were sampled in September 2019. Of the 39 water chemistry analytes tested, aluminum, arsenic, iron, lead, manganese, and hardness were the only analytes to register above United States Environmental Protection Agency (USEPA) or Alaska Department of Environmental Conservations (ADEC) standards for aquatic life and/or water quality at one or more water chemistry stations. Overall, Hillside Creek (HI02 and HIT2-01), Eagle Creek (EAT2-01), and Tok River (TK01) appear to naturally contain the highest concentrations of metals, with up to three analytes measuring above agency standards. The analytes aluminum, iron, and manganese were the most commonly occurring metals measured above agency standards across all survey stations at the Project in 2019. Most analytes, however, were below the upper limits defined by USEPA and ADEC. Due to the mostly pristine nature of the Project site, Avalon concluded that elevated analyte concentrations are reflective of natural local geology and seasonal stream flow conditions which in turn influence total suspended sediment loads in Project streams. In 2019, sampling and reporting responsibilities for groundwater well stations were shared with Peak Gold JV’s sub-contractor, hydrologist company Piteau Associates (Piteau).  Groundwater monitoring wells were completed in 2019 to measure groundwater levels and ground temperatures and to sample for water quality to augment the baseline monitoring program (Piteau, 2020).  Temperature measurements to date measured in monitoring wells indicated that discontinuous, warm (greater than 1°C) frozen zones (permafrost) may extend from approximately 9 m (30 ft) to greater than 122 m (400 ft) below ground surface.  Water quality results indicate that both groundwater and surface water in the Project area is a calcium-bicarbonate type.  Concentration of constituents are mostly higher in groundwater than in surface water.  Total dissolved solids concentrations are elevated in higher order streams and drainages along the SE slopes of the Tetlin Hills, Tok River, and Tetlin Lake.  Reduced pH and above-average sulfate concentrations occur in the NW drainages which drain from the area of the deposits.

In 2020 surface water and groundwater monitoring was limited due to COVID-19 related travel and work restrictions.  Monthly water sampling, geochemistry, and wetlands mapping will continue in 2021.  Additional groundwater monitoring well installations, and exploratory wells are planned together with a new meteorological station and several additional hydrometric stations.  An updated water and mass balance model would be developed to support the engineering studies, integrating continuous stream discharge, water quality, and climate data.

Page 7-25

GEOTECHNICAL DATA

All core drilled on the Project in 2013 was oriented using the Reflex ACT II RD orientation tool. This tool allows the core to be oriented to its original position in the ground. Once a drill run was complete and the core barrel was out of the hole, the drill helper would place the barrel in a horizontal stand, attach the ACT II hand-held controller, and rotate the barrel until the controller indicated the down position. At this point the rig geologist, using the bubble level supplied with the ACT II tool, would mark the bottom of the core on the down hole side with a red chinagraph marker. The shoe of the core barrel, containing the piece of core with the orientation mark was removed from the core barrel and set aside. A split tube containing the shoe was pieced back together with the core in the tube and an orientation line was extended up the core as far as possible from the initial orientation mark. Orientation was not able to extend beyond areas of spun core, gouge, or zones of broken rock if the rock could not be pieced back together and the line, extend up core beyond this zone with confidence in orientation accuracy. Recovery, RQD, and the number of fractures in the core were then recorded by the rig geologist and important features noted in a quick log. Orientation lock quality was recorded by measuring the orientation line lock with the previous or following drill run and assigned a value of 1 to 5.  A value of 5 was recorded if the orientation line locked with the previous and/or following drill run’s orientation line and had a lock angle within 10°. A value of 4 had the same requirements except the lock angle between the two orientation lines was greater than 10° but no more than 20°. A value of 3 was assigned if no lock was available with the previous or next run but an orientation line was able to be drawn up the core from the orientation mark from the shoe. The value 2 was unused, and a value of 1 was assigned if the lock angle between orientation lines was greater than 20°. Core was placed in wooden core boxes by the rig geologists, a run block was placed and hole number, box number, and depths were recorded on the top and front of the box and the box lid secured with wood screws.

Structural data was processed with a structural calculator program running in Microsoft Excel. Any orientation measurements recorded in core that did not have an orientation lock quality of 3 or greater were not used. In 2013, oriented core reference lines were preserved where possible in the remaining half core after sampling.

As this is an advanced exploration project, the geotechnical information is based on drilling information.

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8	SAMPLE PREPARATION, ANALYSES, AND SECURITY

The following is mostly taken from JDS (2018).

SURFACE SAMPLING METHODS AND APPROACHES

Geochemical samples collected in 2009 through 2016 varied in detail but generally were described in the field and located using hand-held GPS methods.  Sample descriptions collected in hard copy and digital version in the field were then transferred to a master database to allow plotting, statistical analysis, and GIS manipulation.

STREAM SEDIMENT SAMPLING

During 2009, 2010, 2011, and 2013, pan concentrate samples were collected using 15-inch wide Garrett Super Sluice gold pans.  Sample material was dug from creek gravels and sieved through #4 (0.187 inch) mesh sieves then through #12 (0.066 inch) mesh sieves directly into the 15-inch gold pans.  This procedure was repeated four times to guarantee enough material would be available for a 30-gram charge for fire assay.  Stream sediment samples were collected at the pan concentrate sample sites where -80 mesh silt material was available.  In instances where sufficient alluvial gravels were not available for proper pan concentrate sampling, stream sediment samples were often available for collection.  Pan concentrate and stream sediment samples were collected from first through third order drainages.  Crews began sampling the first site encountered at the heads of drainages where adequate water and alluvial gravels were available for panning. Sample sites were spaced 400 m apart.  A total of 874 stream sample sites were visited during the 2010 Project program.  A total of 820 stream sediment samples and 693 pan concentrate samples were collected at these sites giving a 76% success rate for pan concentrate samples and a 91.2% success rate for stream sediment samples.  A total of 345 stream sample sites were visited during the 2013 Eagle prospect sampling program.  A total of 278 stream sediment samples and 85 pan concentrate samples were collected at these sites giving a 25% success rate for pan concentrate samples and an 80% success rate for stream sediment samples.  The low pan concentrate success rate was due in large part to the extremely dry summer of 2013 which saw many smaller streams run dry by early June and the small catchment and steep gradients on many of the Eagle prospect streams.

Page 8-1

SOIL SAMPLING

Soil samples on the Manh Choh Project were collected using shovels in 2009 (Chief Danny only) and 2011 (Copper Hill only), and from top of bedrock using power augers during the 2010 through 2013 and 2015-2016 programs.  Field personnel collected soil samples from the C-horizon soil-bedrock interface. Shovel samples were collected in 2009 at depths ranging from 12 in. to 40 in.  The power augers, flights, bits, tools, and fuel weighed up to 60 lb total and were carried by personnel in the field between soil sample sites. Two-man auger crews used steel auger flights with carbide tipped bits to penetrate the soil overburden, allowing collection of soil samples at the soil/bedrock interface.  Spacing between soil sample collection sites was approximately 100 m, with sample sites in reconnaissance settings being spaced at no more than 200 m.  Soil overburden in the Tetlin Hills has an average depth of 5 ft and samples were collected within the range of 2.5 ft to 12 ft in depth, averaging at 5 ft. Soils in this part of Alaska are derived largely from fine periglacial aeolian silt deposited during the Pleistocene and as such are geochemically unrelated to the bedrock it covers.  No samples were collected at sites where a good quality C-horizon soil sample could not be obtained (too deep, frozen, rocky, etc.).

The two-person auger teams augered until mineral soils were reached, preferably reaching bedrock.  The mineralized soil was collected and placed in cloth sample bags.  The sample location was recorded on a hand-held GPS, and the UTM coordinates written in a field book along with the sample number, soil color, moisture content, and sample depth.  Lithic fragments were also collected from the soil, identified in the field, recorded, and placed in Ziploc bags with the soil samples.  These lithologic samples were later washed, logged, and stored in chip trays.  At the end of each day, soil samples were laid out to dry for the night. Field data was entered into a spreadsheet nightly.  Approximately every fourth day during 2012 and 2013, the samples were analyzed with a Niton XRF gun for the content of various elements and the lithologic fragments logged.  Based on the Niton results the soil grid could be changed to target areas of interest. Soil samples were then sent out for assay.

Page 8-2

ROCK CHIP SAMPLING

Several types of rock samples were collected during the 2009 through 2013 and 2015-2016 Project exploration programs including channel, grab, select, and float.  Grab samples were collected from outcrop or rubble crop. Select samples were taken specifically from well-mineralized rock.  Float samples represent transported rock of uncertain origin.  Channel samples were collected in trenches and in outcrops and consisted of continuous chips sampling over a specified interval. All rock samples were located in the field using GPS methods and field descriptions and notes were entered into a master digital database at the end of each field day.

DRILL CORE PROCESSING PROCEDURES

Drill core from the 2011 through 2012 drilling programs was transported from the drill site to the core shack via helicopter or truck in the morning and evening where it was quick logged and stored until it could be logged.  When the core arrived at the core shack it was laid out, washed, and quick logged outside the logging area. Once the core was ready to be logged it was laid out on tables and a geotechnician measured and recorded drill recovery and rock quality designation (RQD).  During logging the core was written on with china markers to identify important features for the logger and so it is visible during photographing of the core.  Sample interval blocks were placed by the logger, leaving every tenth sample number open for blanks and standards.  All data was recorded using Coreview logging software running on Toshiba netbooks.  After the core was logged it was photographed and stacked for cutting.  Core was split in half lengthwise using MK tile saws.  Core cutters were instructed to cut so the foliation was the same on both halves.  Loggers drew cut lines on the core in areas where they wanted the core cut a specific way.  Split core was placed back in the core boxes until it was sampled.  During sampling, one side of the split core from each sample was placed in a cloth bag with the sample number written on the bag and the sample tag inside the bag and the bag was tied closed.  The half the core that was not sampled remained in the core box and was stored in wooden boxes under permanent cover in Tok.  Full sample bags were stacked in supersacks and stored in the warehouse until they were sent out for assay.

As described above in the Geotechnical Data section, all core drilled on the Project in 2013 was oriented using the Reflex ACT II RD orientation tool.

Page 8-3

In 2013, drill core was transported from the drill site to the core shack twice a day via truck or by helicopter if the core was coming from one of the three fly rig holes.  When the core arrived at the core shack it was laid out, washed, quick logged outside the logging area and stored until it could be logged.  During logging the core was written on with china markers to identify important features for logging, which would visible during photographing of the core.  Sample interval blocks were placed by the logger, leaving every 10th sample number open for blanks and standards.  Orientation angles for structural features including foliation, veins, fault planes, contacts and dikes were recorded where possible from the orientation line drawn on the core buy the rig geologists.

All logging data was recorded using Microsoft Excel on a template designed by Avalon specifically for logging the Manh Choh Project’s 2013 drill core.  After the core was logged it was photographed and stacked for cutting. Core was split in half lengthwise using MK tile saws.  A cut line was drawn on the core for the core cutters to follow in order to preserve the orientation line on the half core that was not sampled.  Split core was placed back in the core boxes until it was sampled.  During sampling, the side of the split core from each sample that did not contain an orientation line if present was placed in a cloth bag with the sample number written on the bag and the sample tag inside the bag and the bag was tied closed.

The half of the core that was not sampled remained in the core box.  Prior to the core boxes being stored, geotechnicians took readings every 50 cm over the entire hole with an Instrumentation GDD Inc. MPP-EM2S+ Multi Parameter Probe (MPP).  The MPP records magnetic susceptibility, conductivity (MHOS/M) and conductor response (Hz) in the core.  Core was stored under permanent cover in a wooden core storage shed constructed in Tok.  Full sample bags were stacked in supersacks and stored in the warehouse until they were sent out for assay.  Once this entire procedure was complete and assay results were received, the assay data and MPP data were entered into the Excel logging template for the appropriate hole and the Excel file was imported into Rockware LogPlot 7 logging software to create a finished core log.

Structural data was processed with a structural calculator program running in Microsoft Excel.  Any orientation measurements recorded in core that did not have an orientation lock quality of 3 or greater were not used.

Page 8-4

Except for six oriented core holes completed in 2016 (which were processed the same as oriented core in 2013), all drill core from the 2015, 2016, 2017, and 2018 drilling programs was drilled using conventional wireline core drilling techniques.  The core was transported from the drill site to the core shack via helicopter or truck in the morning and evening where it was quick logged and stored until it could be logged.  When the core arrived at the core shack it was laid out, washed, and quick logged outside the logging area.  Once the core was ready to be logged it was laid out on tables and a geotechnician measured and recorded drill recovery and RQD.  During logging the core was written on with china markers to identify important features for the logger and so it is visible during photographing of the core. Sample interval blocks were placed by the logger, leaving every 10th sample number open for blanks and standards.  A cut-line was marked on each interval by the logging geologist, indicating precisely where the core should be cut during core sawing.  All data was digitally recorded using MS Excel software and drop-down menus created by the Manh Choh Project specifically for logging of Manh Choh Project core.  After the core was logged it was photographed and stacked for cutting.  Core was split in half lengthwise using MK tile saws.  Split core was placed back in the core boxes until it was sampled and weighed.  During sampling, one side of the split core from each sample was placed in a cloth bag with the sample number written on the bag and the sample tag inside the bag and the bag was tied closed.  The half the core that was not sampled remains in the core box and is stored in wooden boxes under permanent cover in Tok.  Full sample bags were weighed, then placed in supersacks or wooden shipping crates and stored in the warehouse until they were sent out for assay, approximately three times per week.

The half of the core that was not sampled remained in the core box.  Prior to the core boxes being stored, geotechnicians took readings every 50 cm over the entire hole with an Instrumentation GDD Inc. MPP-EM2S+ Multi Parameter Probe (MPP).  The MPP records magnetic susceptibility, conductivity (MHOS/M) and conductor response (Hz) in the core. Once this entire procedure was complete and assay results were received, the Excel file containing all pertinent data was imported into Rockware LogPlot 7 logging software to create a finished core log.

Page 8-5

SPECIFIC GRAVITY

Samples for specific gravity measurement are weighed wet and weighed dry at the sample logging facility in Fairbanks. Samples are collected and specific gravity measured every 20 m down hole.

Specific gravity procedures are as follows:

1.	Samples are pulled from whole core every 20 m;
2.	Samples are 4 in. to 6 in. long;
3.	Oxides and highly broken sulfides are dried at 230°F for 24 hours;
4.	The dried samples are vacuum sealed in plastic;
5.	Intact sulfides are not dried;
6.	Samples are weighed dry, and immersed in water; and
7.	The weights are recorded by hand on paper and then transferred into the database.

Previous reports have confirmed that intact specific gravity samples were in the core tray with the remaining split core after density analysis.

Specific gravity information that was available through 2018 (Table 8-1) was used to establish bulk density estimates applied to the block model.

TABLE 8-1   SPECIFIC GRAVITY INFORMATION UTILIZED IN TONNAGE CALCULATIONS

Area of the Deposit	Number of Samples	Mean SG	Correction Applied	Model Bulk Density
Main and West Peak
Sulfur Depleted (Oxide)	66	2.635	3.0	2.556
Sulfur Present
Inside Domains	147	3.122	1.5	3.075
Outside Domains	236	2.817	1.5	2.774

North Peak
Sulfur Depleted (Oxide)
Inside Domains	65	2.288	3.0%	2.219
Outside Domains	176	2.558	3.0%	2.481
Sulfur Present
Inside Domains	121	2.882	1.5%	2.839
Outside Domains	465	2.719	1.5%	2.678
Default, Average of All Data
All Data, All Areas	1,330	2.750	1.5%	2.709
Source: IMC (2017)

Page 8-6

SAMPLE PREPARATION

Sample preparation was carried out by ALS Minerals between 2009 and 2017 and Bureau Veritas Minerals starting in 2017.  Sample preparation procedures have varied throughout the drill programs but were completed similar to the steps outlined below for samples prepared by Bureau Veritas Minerals.

Upon receipt by the preparation laboratory, samples are entered into a Laboratory Information Management System (LIMS) with a laboratory number printed on barcoded labels.  Sample submission information is verified to confirm submitted samples are present.  Samples are then sorted, weighed when wet weights are requested, dried at 160°F to 180°F in fan forced ovens, and re-weighed for dry sample weight.

A primary TM Engineering Terminator Jaw Crusher is used to crush the core samples to 70% passing 2 mm.  Historic ALS preparation included two stages of crushing with coarse crushing to 70% passing 19 mm and secondary fine crushing to 70% passing 2 mm. The fine crushed samples are riffle-split to obtain a 250 g sub-sample for pulverization. The split is pulverized to >85% passing 75 μm (-200 mesh) with a TM Engineering TM Vibratory Ring Pulverizer.

The 250 g pulp is split with 100 g to 120 g sent the primary analytical laboratory and 10 g to 20 g for separate multi-element analysis. Remaining pulp fraction is retained as the master pulp.  An extra pulp is prepared from every tenth coarse and pulverized sub-sample for coarse and pulp replicate analysis.

GEOCHEMICAL ANALYSIS AND SECURITY

All samples submitted in 2009, 2010, and 2011 were prepared for assay by ALS Chemex,  Fairbanks, an independent laboratory with ISO/IEC 17025:2005 accreditation and analyzed at their Vancouver, British Columbia facility.  Analytical work consisted of gold by fire assay with atomic absorption spectroscopy (AAS) finish plus multi-element inductively coupled plasma atomic emission spectrography (ICP-AES) analyses using four-acid digestion.  All samples processed in 2009 through 2011 were catalogued in the field and shipped via ground transport to Avalon’s secure warehouse in Fairbanks and then transported by ALS Chemex employees to the ALS Chemex preparation facility in Fairbanks.

Page 8-7

All original samples submitted in 2012 were prepared by Acme Analytical Laboratories Ltd. (Acme) in Fairbanks, an independent laboratory with ISO/IEC 17025 accreditation and analyzed for gold at their Fairbanks, Alaska facility and for all other elements at their Vancouver, British Columbia facility.  Analytical work consisted of gold by fire assay with AAS finish plus multi-element ICP-AES analyses using four-acid digestion.  All samples collected in 2012 were catalogued in the field and shipped via ground transport: either directly to Acme’s preparation and analysis facility in Fairbanks by an Avalon contractor; or to Avalon’s secure warehouse in Fairbanks and then transported by Acme employees to the Acme facility in Fairbanks.  Sample reject material was submitted as check assays to be prepared by ALS Chemex at their facilities in Fairbanks and analyzed at their Vancouver, British Columbia facility.  Analytical work consisted of gold by fire assay with AAS finish plus multi-element ICP-AES analyses using four-acid digestion.

All original samples submitted in 2013 for geochemical analysis were prepared by two different labs, Acme and ALS Minerals (ALS), at their respective facilities in Fairbanks and analyzed at their respective facilities in Vancouver, British Columbia.  Analytical work consisted of gold by fire assay with AAS finish plus multi-element ICP-AES analyses using four-acid digestion.  All samples collected in 2013 were catalogued in the field and shipped via ground transport directly to Acme’s or ALS’s preparation facility in Fairbanks by an Avalon contractor.  Sample reject material from 2012 was submitted as check assays to be prepared by ALS’s facility in Fairbanks and analyzed at their Vancouver, British Columbia facility.

All 2013 surface samples (soils, sediments, etc.) were prepared and analyzed by ALS.  Initially, all 2013 drill core samples also were prepared and analyzed by ALS.  As the field season progressed, the turn-around time for geochemical results from ALS increased due primarily to delays at the ALS preparation facility in Fairbanks.  The decision was made to send drill samples from selected holes to Acme for analysis so results could be received sooner.  The first drill samples were sent to Acme on August 20. As the season continued further, ALS’s turnaround time degraded to the point that all drill samples were eventually sent to Acme. Included in this were 2,282 samples that Acme picked up from ALS that were stored in ALS’s secure yard awaiting preparation.  At the conclusion of the field season, ALS analyzed 57% of the samples and Acme analyzed 43% of the samples.

All original samples submitted in 2015, 2016, and 2017 Phase 1 were prepared for assay by ALS at its facilities in Fairbanks and analyzed at their Vancouver, British Columbia facility.  Analytical work consisted of gold by fire assay with atomic absorption finish plus multi-element ICP-AES analyses using four-acid digestion.  All samples processed in 2015 through 2017 Phase 1 were catalogued in the field and shipped via ground transport: either directly to ALS preparation facility in Fairbanks by an Avalon contractor or to Avalon’s secure warehouse in Fairbanks and then transported by ALS employees to the ALS preparation facility in Fairbanks.

Page 8-8

In 2016, select drill core pulps from 2012, 2013, 2015, and 2016 were re-analyzed for Au, Ag, and Cu by cyanide leach with AAS finish.  These samples were analyzed by ALS at its Vancouver, British Columbia facility.

All original samples submitted in 2017 (Phase 2 and 3) and 2018 were prepared for assay by Bureau Veritas Minerals, an independent laboratory which has achieved ISO/IEC 17025 accreditation, at their facilities in Fairbanks and analyzed at their Vancouver, British Columbia and Reno, Nevada facilities.  Analytical work consisted of gold analysis by fire assay with AAS finish plus multi-element ICP-AES analyses using four-acid digestion.  All samples were catalogued in the field and shipped via ground transport: either directly to Bureau Veritas preparation facility in Fairbanks by an Avalon contractor or to Avalon’s secure warehouse in Fairbanks and then transported by Bureau Veritas Minerals’ employees to the Bureau Veritas Minerals preparation facility in Fairbanks.

QUALITY ASSURANCE AND QUALITY CONTROL

Quality assurance (QA) consists of evidence to demonstrate that the assay data has precision and accuracy within generally accepted limits for the sampling and analytical method(s) used in order to have confidence in the resource estimation.  Quality control (QC) consists of procedures used to ensure that an adequate level of quality is maintained in the process of sampling, preparing, and assaying the drill core samples.  In general, QA/QC programs are designed to prevent or detect contamination and allow analytical precision and accuracy to be quantified.  In addition, a QA/QC program can disclose the overall sampling – assaying variability of the sampling method itself.

A blank or standard is inserted approximately every tenth sample for drill samples collected since 2011. For a submittal of 100 samples, there would be typically two blanks and eight standards inserted. The standards are purchased from Rock Labs and Ore Research and Exploration and reflect a range of gold, silver, and copper grades that span the grade range at Tetlin.  Blank material is sourced from Browns Hill Quarry in North Pole, Alaska and  approximately one kilogram of material is in each blank.  Blank material has been assayed for gold concentration verification prior to use.

Since the contractor laboratory does the sample preparation, and the standards are pulps, the laboratory  knows which samples are either blanks or standards, however, it is not informed of the value of the inserted standard or blank.

Page 8-9

There are 3,884 gold bearing standards in the database (12.5% of the database intervals). There are fewer measured results for copper and silver because some of the standards are not certified for silver or copper.

STANDARDS

Figure 8-1 is a summary plot of all of the assay results for standards versus the certified standard value on the X axis. The graph indicates that there is no observed bias and that sample swaps are not apparent. There is more scatter in the high-grade silver assay than the others, however, that is to be expected in the 18 g/t Ag standard value range. Standard performance indicates no significant areas of concern.

Page 8-10

FIGURE 8-1   STANDARDS PAIRS PLOT, 2011 THROUGH APRIL 2017

Page 8-11

BLANKS

Blank values are inserted by Tetlin geologists with each laboratory submission of samples. The first sample in every submittal is a blank. A submittal of 100 samples would include two blanks.

The blanks data set contained 1,791 blanks, not including standards. This amounts to approximately one blank insertion for every 30 assay values collected, or approximately a 3% insertion rate.  There were five occurrences out of all the blanks that were reported with gold values above 0.100 g/t (Table 8-2). Notes included with the blanks database show whether the potential contamination triggered a reanalysis.  Copper analyses above 200 ppm occurred twice and were noted with one reanalysis.  No silver analyses of blanks were above accepted tolerance of 10 ppm.  Blank performance shows no areas of concern.

TABLE 8-2   GOLD BLANKS ABOVE 0.100 G/T 2011-2018

Sample Number	Year	Notes	Au (ppm)
328580	2015	Confirmed sample contamination. Some of the previous sample (328579) was left in the pan during crushing.	0.145
944390	2015	Unconfirmed sample contamination at the lab.	0.119
241400	2016	Au is too high, lab says acceptable error, prepped after 32.4 ppm sample.	0.106
398310	2017	Unknown contamination, lab re-ran samples, Au is too high.	0.144
401970	2017	Lab error, Au contamination, wait for ICP.	0.280

REPLICATES

Pulp and coarse reject replicates were inserted every 20 samples, directly after core samples with sample numbers ending in “5”. The pulp replicates were intended to measure the repeatability of the assay procedures. The coarse reject replicates were intended to measure the repeatability of sample preparation and assay procedures. The insertion of replicates was started in 2015. There are no replicates for the drilling and assaying completed from 2011 through 2013. The pulp replicates were inserted by the assay laboratory based on instructions issued by Avalon. These could not be blind samples because the sample preparation was completed at the commercial laboratory so that pulps and immediate coarse rejects were not available at the core shed.  Figure 8-2 illustrates the results of the pulp replicate assays versus the original assays.  Figure 8-3 illustrates the results of the coarse reject replicate assays versus the original assays. Sample repeatability is good with both data sets.

Page 8-12

FIGURE 8-2   PULP REPLICATE ASSAY RESULTS

Tetlin Gold Pulp Replicates
Replicate Pulp Assay Gold gm/mt
Original Pulp Assay (from Core) gold gm/mt
0.00
10.00
20.00
30.00
40.00
50.00
60.00

Number of Pulps = 532
Original Mean = 0.724 gm/t
Pulp Mean = 0.731 gm/t

Tetlin Silver Pulp Replicates
Replicate Pulp Assay Silver gm/mt
Original Pulp Assay (from Core) Silver gm/mt
0.0
50.0
100.0
150.0
200.0

Number of Pulps = 532
Original Mean = 4.53 gm/t
Pulp Mean = 4.44 gm/t

Tetlin Copper Pulp Replicates
Replicate Pulp Assay Copper ppm
Original Pulp Assay (from Core) Copper ppm
0
1000
2000
3000
4000
5000
6000
7000
8000
9000

Number of Pulps = 532
Original Mean = 0.040 %
Pulp Mean = 0.041 %

Page 8-13

FIGURE 8-3   COARSE REJECT REPLICATE ASSAY RESULTS

Tetlin Gold Coarse Reject Replicates
Reject Replicate Pulp Assay Gold gm/mt
Reject Assay (from Core) gold gm/mt
0.00
20.00
40.00
60.00
80.00

Number of Pulps - 532
Original Mean - 0.904 gm/t
Pulp Mean - 0.887 gm/t

Tetlin Silver Coarse Reject Replicates
Reject Replicate Pulp Assay Silver gm/mt
Reject Assay (from Core) silver gm/mt
0.0
100.0
200.0
300.0
400.0

Number of Pulps - 532 gm/t
Original Mean - 5.02 gm/t
Pulp Mean - 5.05

Tetlin Copper Coarse Reject Replicates
Reject Replicate Pulp Assay Copper ppm
Reject Assay (from Core) Copper ppm
0
1,000
2,000
3,000
4,000
5,000
6,000
7,000

Number of Pulps - 532
Original Mean - 0.034 %
Pulp Mean - 0.033 %

Page 8-14

SAMPLE SECURITY

All samples processed in 2009 through 2018 at the Project were catalogued in the field and shipped via ground transport either directly to the preparation facility by an Avalon contractor or to Avalon’s secure warehouse in Fairbanks and then transported by analytical laboratory employees to their respective preparation facilities in Fairbanks. A sample submittal document was prepared, and chain of custody forms were signed by both project staff and analytical laboratory employees when samples were submitted.

In the QP’s opinion, the sample preparation, analysis, and security procedures at the Manh Choh Project are adequate for use in the estimation of Mineral Resources.

In the QP’s opinion, the Chain of Custody implemented by Contango is adequate and the assay results within the database are suitable for use in a Mineral Resource estimate.

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9	DATA VERIFICATION

The drilling, data collection, and database management for the Project was completed and administered by Avalon as a contractor to Peak Gold JV through 2018. Drilling at the Project that was used in this estimate spanned the period of 2011 through September 2018. No drilling was completed on site during 2014. Additional limited drilling was completed in 2019 and 2020 within the resource area and its results will be incorporated into the 2021 Mineral Resource estimate update. Kinross geologists and database staff have reviewed the data collection procedures, QA/QC procedures, and QA/QC results through 2018 to verify the Project drill hole database.

The database verification applied the following steps:

1.	A spot check of assay of the Project database against assay certificates from the laboratory for all years except 2011;
2.	A statistical analysis of the QA/QC inserted standards;
3.	A statistical analysis of the QA/QC inserted blanks;
4.	A statistical analysis of the replicate pulps and replicate coarse rejects;
5.	A statistical comparison of the two assay laboratories using nearest neighbor methods;
6.	Review of the specific gravity data collection;
7.	Review of the drill hole collar survey information; and
8.	During site visits in 2019 and 2020, the Project staff QP under the QP’s supervision observed and reviewed the sample procedures and quality control data handling as described in this text.

As a result of the data verification work that is summarized in this section, the QP finds that the Project data through 2020 is reliable for the estimation of Mineral Resources.  The QP recommends that a relational database be put in place for future work.

Because of the travel restrictions due to COVID-19, the QP relied on data verification by the Contango and Kinross geologists assigned to the Project and reviewed by Kinross Corporate Geology area experts.  The 2021 review of drilling methods, collar and survey data, logged data, sample submittals, and sample certificates by Kinross Corporate Geologists has confirmed the validity of historic and current data acquisition methods and results.  The QP plans to visit the site once the travel restrictions are lifted.

The QP is of the opinion that database verification procedures for the Project comply with industry standards and are adequate for the purposes of Mineral Resource estimation.

Page 9-1

10	MINERAL PROCESSING AND METALLURGICAL TESTING

2014 METALLURGICAL TESTWORK

In 2014, two metallurgical testing programs were performed on the Main Peak deposit; one on behalf of Contango and the other for Kinross. These initial programs indicated that plant feed grade materials from the Project could be treated with basic cyanidation techniques.

CONTANGO TESTING AT SGS

Three separate core samples from Main Peak were tested for Au, Ag, and Cu response to a gravity concentration/rougher flotation flowsheet. The flowsheet envisioned primary gravity separation by Knelson concentrator with a Mozley table to produce a final gravity concentrate; gravity tailing was then subjected to rougher flotation. The three samples also underwent mineralogical testing to determine sulfide mineralogy, and a gold deportment study was completed.

The combined gravity and rougher flotation concentrates recovered in excess of 90% of the Au, Ag, and Cu; however, the mass of the concentrates generated was significant (ranging from 36% up to 79% of the feed weight).

KINROSS TESTING AT KAPPES, CASSIDAY & ASSOCIATES

Initially, 18 assay reject samples from Main Peak were collected by Kinross in 2014 (as part a due diligence process) and supplied to Kappes, Cassidy & Associates (KCA) for head analyses, bottle roll leach testing, flotation testing and gravity concentration testing with leaching of the gravity tailing. An additional twelve assay rejects and three samples of quarter core were subsequently shipped to KCA for testing by three more recovery methods (flotation, gravity concentration with cyanidation of the tailing, and direct cyanidation).  The QP’s review of the Kinross metallurgical test work on Main Peak samples indicated that there did not appear to be any major drawbacks to treat the plan feed grade materials with basic cyanidation techniques.

Page 10-1

RECENT TESTWORK – 2016 TO PRESENT

Peak Gold JV performed two phases of metallurgical testing on both the North Peak and Main Peak areas. The initial phase of testing, Phase 1, consisted of running “shake leach” tests (i.e., cyanide soluble assays) on the assay pulps from North Peak and Main Peak drill hole intervals.

The second phase of testing, Phase 2, was comprised primarily of bottle roll leaching, agitated vessel leaching, abrasion testing, and ball mill and rod mill grind index determinations. Limited reagent strength optimization, oxidation techniques, and gravity separation were also examined in Phase 2 testing.  Composites generated for the Phase 2 test programs were constructed from consecutive “significant” drill hole intervals totaling at least 5 m in length.

PHASE 1 TEST PROGRAMS

The Phase 1 testing had the objective of looking at the amenability and potential variability of gold and silver mineralization to cyanidation.  As Peak Gold JV was primarily looking at the potential amenability of North Peak material(s) to cyanidation, the decision was made to selectively run shake leach tests on the assay pulps from intervals identified in the North Peak drilling program.

North Peak intervals were initially chosen for Phase 1 testing due to relatively fresh samples being available.  A substantial number of the historic Main Peak assay rejects demonstrated extreme oxidation in the higher sulfide content intervals and it was initially thought that this might skew results.  As the North Peak Phase 1 results came in, the decision was made to proceed with shake leach testing on Main Peak intervals to see if there were any noticeable differences from North Peak.

Results from the shake leach test program were not expected to replicate metal extractions that would be obtained from more detailed metallurgical testing (e.g., 48-hour agitated leach). It was anticipated that the cyanide soluble assays could provide insight into potentially problematic areas within the deposit. If large differences in gold and/or silver assay values were observed, the intervals could subsequently be subjected to additional testing.

The overall results from both the North Peak and Main Peak fire assay versus cyanide soluble assay test programs demonstrated that the gold is amenable to cyanidation leaching techniques. At the end of Phase 1 testing, it was thought that cement addition and/or pre-oxidation would need to be incorporated to some degree to improve gold extraction from simple cyanidation.

Page 10-2

While the test work showed that the majority of samples exhibited acceptable (>50%) to good (>75%) cyanide soluble gold results, low cyanide soluble gold generally correlated with high cyanide soluble copper content and high sulphur content.  Based on the shake leach results, it appears that the overall group of Main Peak intervals exhibits lower gold cyanide solubility than the group of North Peak intervals.

PHASE 2

Phase 2 testing commenced with North Peak assay reject materials since it was the most recently drilled (i.e., potentially least oxidized from assay preparation) and was readily available for shipment to a metallurgical testing facility. The initial objective for Phase 2 testing on North Peak was to determine the difference(s) between the shake leach results and a standard set of bottle roll conditions.

Peak Gold JV drilled three new core holes in Main Peak to obtain fresh metallurgical testing materials. The Phase 2 test program was expanded to include abrasion testing, rod and ball mill work index testing, and some preliminary optimization testing on grind size, reagent strength, dissolved oxygen management, and leach time.

NORTH PEAK

Peak Gold JV utilized consecutive intervals of assay reject materials from individual drill holes as this would simulate potential plant feed from mining and allow testing numerous individual composites across the deposit. McClelland Labs in Sparks, Nevada, was selected as the metallurgical test facility.  Nineteen composites were prepared from the assay rejects from 18 different drill holes in North Peak.

North Peak materials responded well to standard bottle roll cyanidation (i.e., 80% passing 74 µm grind, 48-hour leach time, 40% w/w slurry density, and 2.0 g/l NaCN concentration). Gold extractions in the 19 composites ranged between 90.4% and 99.6% (overall average of 96.1%) after 48 hours of leaching. Gold extraction was generally rapid (majority of composites substantially complete after 12 hours). Silver extractions in the 19 composites ranged between 26.1% and 92.1% (overall average of 69.0%) after 48 hours of leaching. Silver extraction rates were rapid (also substantially complete after 12 hours). Reagent consumptions (cyanide and lime) were generally high and showed significant variability between composites. Cyanide consumption ranged from 0.49 kg/t up to 6.40 kg/t (average of 1.46 kg/t). Lime consumption ranged from 2.0 kg/t up to 12.2 kg/t (average of 6.7 kg/t).

Page 10-3

MAIN PEAK

Peak Gold JV made the decision to drill three new core holes in Main Peak (17393, 17395, and 17397) to obtain metallurgical samples for Phase 2 testing.  These holes were oriented to provide the maximum amount of intercept per drill hole and therefore did not provide complete coverage across the Main Peak deposit. Composites were generated using the same methodology employed for North Peak, resulting in 19 individual composites generated for Main Peak.  Additionally, there were enough individual intervals within the 19 composites to allow creation of four master composites.  The 19 individual composites and four master composites were initially subjected to the standard bottle roll conditions utilized in the North Peak Phase 2 tests.

The 19 individual composites tested achieved gold extractions ranging from 82.9% to 96.9% (average 90.0%). The cyanide consumptions were significantly higher than North Peak, ranging from 1.12 kg/t to 14.39 kg/t (average 8.52 kg/t). Nine of the 19 composites showed cyanide consumption of 10.0 kg/t or greater. Interim solution samples indicated that gold extraction was virtually complete after 24 hours for the majority of the individual composites. Eleven of the individual composites and three of the master composites demonstrated significantly reduced levels of dissolved oxygen (i.e., dissolved oxygen < 2.0 ppm) in the interim and final solution sampling.

The next step in testing was to examine the use of Portland cement and standard alkaline pre-aeration to determine which method would work better to reduce cyanide consumption. In addition, the high cyanide consumptions indicated that lowering the cyanide concentration to 1.0 g/l NaCN (from 2.0 g/l NaCN) could potentially assist in lowering consumption. A cement addition in grinding equivalent to 2.0 kg/t was utilized for the initial cement tests and leaching was performed for 48 hours in a mechanically agitated vessel sparged with air. Alkaline pre-aeration was performed at a pH of 11 for eight hours in a mechanically agitated vessel sparged with air followed by leaching in same vessel for 48 hours. However, in initial testing, higher lime consumption and potential additional capital costs associated with eight hours of alkaline pre-aeration did not appear to indicate favourable economics for alkaline pre-aeration.

Page 10-4

Given the low dissolved oxygen levels observed in prior tests, later tests were sparged with oxygen in a mechanically agitated vessel, while the cement addition during grinding was increased to 4 kg/t. These tests showed significantly improved cyanide consumption ranging from 0.91 kg/t up to 2.03 kg/t (average of 1.21 kg/t vs. original tests at 8.74 kg/t) and better correlation to gold extraction ranging from 81.2% to 86.7% (average of 83.5% vs. original tests at 85.6%).

Results from solution analyses conducted on the final pregnant solutions from selected leach tests indicated on average that without cement, about 40% of the observed cyanide consumption was due to the formation of thiocyanate (SCN-), 55% to iron dissolution, and 8% to copper dissolution. Gold and silver dissolution made negligible contributions to the observed cyanide consumption. With cement added, average contributions to consumption changed to about 46% for SCN-, only 8% for iron dissolution and 44% for copper dissolution. The average cyanide consumption for those selected tests with cement added was only approximately 30% of that without cement. Results seem to indicate that adding cement during grinding was effective in limiting iron and sulphur dissolution, and perhaps the resulting higher free cyanide concentrations resulted in higher copper dissolution. The net effect was a substantially lower cyanide consumption when cement was added during grinding.

COMMINUTION TESTING

Seven core intervals (four from Main Peak and three from North Peak) associated with the assay reject composites used for the Phase 2 test program were submitted for abrasion testing, and Bond ball and rod mill work index determinations.

TABLE 10‑1   SUMMARY OF COMMINUTION TEST RESULTS

Composites	Sample Location	Ball Mill Work Index		Rod Mill Work Index		Abrasion Index
		kWh/t	Classification	kWh/t	Classification	g	Classification
PK18-MET-001	Main Peak	13.71	med	13.8	med	0.1737	Moderately Abrasive
PK18-MET-002	Main Peak	13.91	med	12.63	med	0.0959	Lightly Abrasive
PK18-MET-003	Main Peak	11.58	med	10.66	soft	0.1357	Moderately Abrasive
PK18-MET-004	Main Peak	10.58	soft	12.85	med	0.0971	Lightly Abrasive
	Average	12.45		12.49		0.1256
PK18-MET-005	North Peak	12.45	med	9.88	soft	0.1242	Moderately Abrasive
PK18-MET-006	North Peak	12.25	med	7.78	soft	0.1008	Moderately Abrasive
PK18-MET-007	North Peak	13.38	med	10.98	med	0.0079	Lightly Abrasive
	Average	12.69		9.55		0.0776
Main & North Peak Average		12.55		11.23		0.1050
Source: Royal Gold, 2018

Page 10-5

GRAVITY CONCENTRATION

Gravity concentration tests were conducted on each of the four master composites at a P80 of 75 μm. Milled feeds were each concentrated by hand panning to produce a rougher concentrate and rougher tail. Each rougher concentrate was cleaned by further panning to produce a cleaner concentrate and cleaner tail.

All four composites responded moderately well to gravity concentration treatment at the 75 μm feed size. Gold values reporting to the rougher concentrates (up to 11.6% of the plant feed weight) represented between 30.3% and 63.3% of the gold contained in the whole plant feed. Gold values reporting to the cleaner concentrate (up to 2.4% of the plant feed weight) represented between 15.1% and 51.6% of the contained gold. Gold recovery to gravity concentrates and concentrate grade tended to increase with increasing plant feed grade.

A series of optimization leach tests were completed on Main Peak composites with the objective to reduce cyanide consumption while maintaining the gold recovery. The most effective conditions at controlling cyanide involved the addition of Portland cement during grinding.

●
Adding cement to the material during grinding was effective in substantially decreasing cyanide consumption during agitated leaching. Under optimized conditions, including 4.0 kg/t cement during grinding, average cyanide consumption was 2.32 kg NaCN/t material in 36 hours of leaching. This cyanide consumption was about one-third that observed during baseline testing with cement addition. The decreased cyanide consumption appears to be caused by an inhibition of iron and sulfur dissolution during leaching. This may have been somewhat offset by moderately higher copper extraction which also resulted from adding cement.

●
Adding cement during grinding caused significantly lower (14% lower average) gold recovery from three of the 23 composites. Gold recovery from the other 20 composites were essentially the same with or without cement added. Further testing is required to better understand the cause for the lower recoveries when cement was added to those three composites. However, cement addition has been included as a key aspect of the process design.

●
Results seem to indicate that adding cement during grinding was effective in limiting iron and sulfur dissolution, and perhaps the resulting higher free cyanide concentrations resulted in higher copper dissolution. The net effect was a substantially lower cyanide consumption when cement was added during grinding.

Page 10-6

Composite components underwent geochemical testing and length weighted composite geochemical attributes were averaged. Geochemical data was compared to metallurgical results in an attempt to formulate relationships between elemental concentrations and metal recovery and reagent consumption rates.

The geological block model contains Au, Ag, Cu, Co, Bi, and S grades for each block. As such, metallurgical analysis was focused on determining relationships associated with these variables; as relationships could be applied to blocks for determining deposit results. Best subset regression was used to determine optimal linear relationships between these predictor elements and metallurgical outputs. Equations were established for gold recovery, silver recovery, and cyanide consumption for both Main and North Peak as shown below:

Main Peak (including West Peak):
Au Recovery (%) = 92.2 + 0.243 ∗ Auppm − 0.01184 ∗ Coppm

NaCN Consumption (Kg/Tonne) = 0.319 − 0.04 ∗ Auppm + 0.00028 ∗ Cuppm + 0.2611 ∗ Spct

Ag Recovery (%) = 50.47 + 2.203 ∗ Auppm − 0.304 ∗ Agppm − 0.019 ∗ Coppm

North Peak
Au Recovery (%) = 106.39% −  0.2325 ∗Auppm + 0.0351 ∗Agppm − 5.30 ∗ Spct − 0.002436 ∗
Coppm − 11.33 ∗ exp(−0.0547906 ∗ Auppm )

NaCN Consumption (Kg/Tonne) = 0.313 + 0.0288 ∗ Auppm + 0.000349 ∗ Cuppm − 0.001499 ∗
Bippm + 0.320 ∗ Spct + 0.000265 ∗ Coppm

Ag Recovery = 75.48% + 0.00945 ∗ Coppm − 0.0212 ∗ Bippm − 40.8 ∗ Spct

There are no known deleterious elements at this time, however, additional work is planned to determine this.

The SR QP is of the opinion that the data derived from the testing activities described above are adequate for the purposes of Mineral Resource estimation.

Page 10-7

11	MINERAL RESOURCE ESTIMATES

SUMMARY

Mineral Resources have been classified in accordance with the definitions for Mineral Resources in S-K 1300.  The Mineral Resources at the Manh Choh Project were developed using a computer-based block model of the deposit. The block model was assembled based on the drill hole assay information and geologic interpretation of the mineralization boundaries. Mineral Resources were estimated using the block model and open pit design to establish the component of the deposit with reasonable prospects of economic extraction.

Independent Mining Consultants, Inc. (IMC) assembled the block model and the estimate of Mineral Resources. The model was assembled during 2017 based on drilling available on April 29, 2017. Additional drilling has been reported since that time which was not incorporated into the IMC block model, but will be included in the 2021 JV resource model update.  Exploration and drilling at the Manh Choh Project has defined several areas of potentially economically extractable mineralization. The Mineral Resources include two deposits called: Main Peak and North Peak. There is an area SW of Main Peak deposit that contains a few drill holes and was named Discovery Hill. Although the Discovery Hill area is contained within the block model, it was not modeled and is not included in the stated Mineral Resources.

The NW end of the Main Peak deposit is referred to as West Peak because there are structural offsets between Main and West. The West Peak mineralization was modeled incorporating those structural offsets, and is tabulated as part of Main Peak deposit on the Mineral Resource tables.  Contango is a 30% owner of the Peak Gold JV with Kinross owning the remaining 70% and acting as Project operator.

Table 11-1 summarizes a Mineral Resource estimate for the Project effective December 31, 2020 held by Peak Gold, LLC.  Contango’s 30% attributable ownership of the Project is summarized in Table 11-2.

Page 11-1

TABLE 11-1   SUMMARY OF MINERAL RESOURCES AS OF DECEMBER 31, 2020 –
PEAK GOLD, LLC’S 100% OWNERSHIP

Category	Tonnage (000 t)	Grade (g/t Au)	Contained Metal (000 oz Au)	Grade (g/t Ag)	Contained Metal (000 oz Ag)	Grade g/t AuEq)	Contained Metal (000 oz AuEq)
Measured	473	6.4	97	16.7	254	6.6	101
Indicated	8,728	4.0	1,111	14.1	3,945	4.2	1,168
Total Measured + Indicated	9,201	4.1	1,208	14.2	4,199	4.3	1,267

Inferred	1,344	2.7	116	16.1	694	2.9	126

TABLE 11-2   SUMMARY OF MINERAL RESOURCES AS OF DECEMBER 31, 2020 –
CONTANGO’S 30% ATTRIBUTABLE OWNERSHIP

Category	Tonnage (000 t)	Grade (g/t Au)	Contained Metal (000 oz Au)	Grade (g/t Ag)	Contained Metal (000 oz Ag)	Grade g/t AuEq)	Contained Metal (000 oz AuEq)
Measured	142	6.4	29	16.7	76	6.6	30
Indicated	2,618	4.0	333	14.1	1,183	4.2	350
Total Measured + Indicated	2,760	4.1	362	14.2	1,260	4.3	380

Inferred	403	2.7	35	16.1	208	2.9	38

Notes for Tables 11-1 and 11-2:
1.	The definitions for Mineral Resources in S-K 1300 were followed for Mineral Resources.
2.	Mineral Resources are estimated at a cut-off value of US$28 NSR/t and US$30 NSR/t.
3.	Mineral Resources are estimated using a long-term gold price of US$1,400 per ounce Au, and US$20 per ounce Ag.
4.	Metallurgical recoveries were 90% Au and 52% Ag for the Main+West Zone and 94% Au and 60% Ag for the North Zone.
5.	Silver equivalents are reported using a ratio of 70.
6.	Bulk density is 2.75 t/m3.
7.	Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
8.	Numbers may not add due to rounding.

The QP reviewed consensus long-term (10 year) metal price forecasts for gold and silver and verified that the selected metal prices for estimating Mineral Resources are in line with independent forecasts from banks and other lenders.

The QP is of the opinion that with consideration of the recommendations summarized in Sections 1 and 23 of this report, any issues relating to all relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work.

Page 11-2

The estimates of Mineral Resources may be materially affected if mining, metallurgical, or infrastructure factors change from those currently anticipated at the Manh Choh Project. Although the QP has a reasonable expectation that the majority of Inferred Mineral Resources could be upgraded to Indicated or Measured Resources with continued exploration, estimates of Inferred Mineral Resources have significant geological uncertainty and it should not be assumed that all or any part of an Inferred Mineral Resource will be converted to the Measured or Indicated categories.

Mr. Sims was unable to visit the site in 2020, due to the COVID-19 virus and associated travel restrictions.  He will travel to site once these restrictions are relaxed, and travel is possible.  The QP relied on Project staff to inspect core and surface outcrops, drill platforms and sample cutting and logging areas; discussed geology and mineralization with Project staff.

RESOURCE DATABASE

The database for the block model assembly was provided by Avalon in April 2017 and verified by IMC prior to application of model assembly. There were 357 drill holes in the Manh Choh Project database as of April 29, 2017. However, not all the drill holes were used for assembly of the block model. Only those drill holes within the areas defined as Main Peak, North Peak and West Peak were used for block grade estimation. There are 318 holes within the block model limits. Discovery was not modeled as there is limited potential for resources at Discovery.

As a result, the drill hole database used for modeling the Main, West, and North Peak zones included the following:

1.	Number of Drill Holes 300
2.	Meters of Drilling 55,321 m
3.	Number of assay intervals in those holes 30,989

All drill hole data is from diamond drilling methods.

The QP has reviewed the reports and is of the opinion that the data verification programs undertaken adequately support the geological interpretations, the analytical work and database quality. The QP recommends that the database be moved to a relational database such as acQuire going forward.

Page 11-3

GEOLOGICAL INTERPRETATION

The Manh Choh Project gold-copper mineralization is hosted by metasedimentary rocks, which are tentatively considered to be Late Proterozoic or Paleozoic in age. The rocks consist of mainly schists, which underwent complex folding. The folding appears to have concentrated calcareous components of the host rock along the axial plane of the folding.

Later hydrothermal events intersected the calcareous units and formed highly localized skarn bodies. The contact metamorphic event that formed the skarns likely also controlled the placement of the gold, silver, and copper mineralization. The distribution of the potentially economic elements of gold, silver, and copper is highly controlled by the fold geometry. Grade changes for the metals are abrupt with relative high grades within the mineralized skarn folds and low grades outside of these zones. As a result, the modeling of these fold sequences is important to the estimation of Mineral Resources.

IMC completed hand interpretation on SW-NE sections spaced 25 m to 30 m apart in the NW direction. Several iterations were completed to assure tie through from section to section where appropriate. Once hand interpretation was complete, the sections were digitized into Vulcan software and wireframe solids were completed using the section interpretations. Several iterations of edit and correction were made to the 3D wireframe solids. Once the hand interpretation was complete, the individual assays were coded by hand to match the interpretation. The assay codes were assigned to match the limb and zone of the deposits.
The mineralized envelope codes (domain codes) that are assigned to the model are:

●	30 = Main Peak Area
●	22,21,99,98 = North Peak Upper Limbs
●	10 = North Peak Nose Zone
●	11,12,13,14 = Lower North Peak Limbs
●	50 = Middle Earth (An isolated zone between North and Main)

The domain codes were assigned to the model blocks on a nearest whole block basis. Fractional blocks were not applied. IMC added the following codes to the assay database in case they were required to further segregate the estimate of mineralization.

●	31 = Lower bed of Main Peak Project
●	35 = Main Peak Axial Planar Feature
●	40 = Upper bed of Main Peak
●	20 = Component of the North Peak Nose Zone

Page 11-4

The last three codes reflect the zones in Main Peak where there is a slight change in the direction of the mineralization. Although the extra codes were assigned, they were not necessary during estimation and could have combined into Code 30.

IMC also assigned codes to the model to represent the zones, which were used primarily for reporting purposes. The codes are: Main = 1, North = 2, West = 3, and Discovery = 4.

Figure 11-1 illustrates the interpretation of domains codes in the Main Peak and North Peak deposits respectively. This cross section is looking NW and illustrates the domain shapes spatially.

Page 11-5

N
$1,400 LG
A'
North Peak
Main Peak
A
$ 1,400 LG
500 m
Looking Northwest
Au (g/t):
< 0.1
0.1 - 0.3
0.3 - 0.5
0.5 - 1.0
1.0 - 2.0
1.0 - 5.0
5.0 - 10
> 10
Main Peak
A
North Peak
A'
$1,400 LG
$1,400 LG
Domain 30
Domains 10, 11,
13, 21, 22
0 40 80 120 160 200
Metres

Figure 11-1

Contango ORE, Inc.

Manh Choh Project

Alaska, USA

April 2021

Source: Sims Resources LLC, 2021.

Page 11-6

The QP has reviewed the geologic model wireframes and is of the opinion that the data verification programs undertaken adequately support the geological interpretations.

The QP recommends that a geochemical and structural model be completed for future work to support the estimation domains.  The QP notes that there is a large amount of multi-element data that could support a geochemical model to better understand the impact of elements like arsenic, mercury, and others on the gold distribution and recoveries.  The QP also recommends the use of implicit modeling for the future wireframes.

RESOURCE ASSAYS

Basic statistics were initially completed on the individual assay intervals sorted by the deposit area and the domains listed in the previous section. This work was completed in several iterations from September 2016 through May 2017 as drill data was received from Phase 2, 3, and 4. Table 11-3 summarizes the uncapped assay data within the Main + West and North Peak areas.

TABLE 11-3   UNCAPPED ASSAY STATISTICS

Metal	Number of Assays	Mean Grade	Standard Deviation	Maximum Value
Basic Statistics as of May 2017, Main and West Peak Area
Gold (g/t)	15,397	0.808	4.796	207.700
Silver (g/t)	15,397	3.46	18.04	828.00
Copper %)	15,397	0.067	0.280	8.320
Basic Statistics as of May 2017, North Peak Area
Gold (g/t)	15,586	0.864	8.134	416.000
Silver (g/t)	15,586	4.77	36.37	3,210.00
Copper %)	15,586	0.033	0.098	5.290
Source: IMC (2017)

TREATMENT OF HIGH-GRADE ASSAYS

COMPOSITING AND GRADE CAPPING LEVELS

Cumulative frequency plots of both raw assays and 2.5 m composites were developed by domain and zone. The plots of the raw assay information were used to determine outlier populations that were capped prior to further work. A different cap was applied to each metal in each of the domains described in the previous section.

Page 11-7

The number of capped assays was generally small. For example, there are a total of five gold assays in the Main and West Peak grade zone that are above 80.0 g/t before capping. Within the North Peak area there are 14 assays above 100.0 g/t Au. Ten of the assays occur in the “nose” of the North deposit (domains 10 and 20). The remaining four occur in the upper limb of North Peak (code = 21). Table 11-4 illustrates the cap values that were applied to each metal in each of the mineralized domains.

TABLE 11-4   CAP VALUES APPLIED TO ASSAY INTERVALS

Model Area	Domain Code	Gold Cap (g/t)	Silver Cap (g/t)	Copper Cap (%)
Main and West Peak	30, 31, 35, 40	80.00	300.0	5.00
North Peak	99, 98, 22, 21, 20, 10, 11, 12, 13, 14	100.0	500.0	1.00
Outside of Mineral Zones	No Code (less than 10)	20.00	200.0	1.00
Source: IMC (2017)

The procedure for capping that is applied by IMC is to copy the assay information into additional columns in the database, then apply the caps to the added columns. For example, the capped gold value was stored in a variable labeled as “au_cap”. From this point forward, the cap values were utilized in compositing and for grade estimation.

In May 2018, IMC was requested to add sulfur, bismuth, and cobalt to the block model. They were capped as follows for all domains: cobalt at 5,000 ppm, bismuth at 2,000 ppm, and sulfur at 20%. There are 468 sulfur assay intervals (10% of the data) that report assays of exactly 10.01%. One of the assay laboratories did not report sulfur values above this level. As such high-grade sulfur zones may be locally low biased.

Prior to grade estimation, the assay data was composited to nominal 2.5 m long intervals that respect the domain wireframe geologic boundaries. The composite procedure applied to the Peak Project is designed to respect the distinct grade changes at the domain boundaries. The process is as follows:

●	Compositing was applied to the “capped” assay values.
●	Within each drill hole, the length of the assay interval within each domain was subdivided into an integral number of approximately 2.5 m intervals.
●	The composite intervals start and stop at the domain boundaries. Consequently, there is no averaging across domain boundaries.
●	Composites range in length between 0.37 m and 3.32 m. The average composite length is 2.493 m.
●	Short composites (minimum 0.37 m) were allowed due to the narrow width of some of the high-grade zones. If short intervals were not allowed, some of the higher-grade zones would not be represented.

Page 11-8

Table 11-5 summarizes the basic composite statistics for the economic metals that were used for block grade estimation.

TABLE 11-5   BASIC STATISTICS OF 2.5M COMPOSITES ON CAPPED ASSAYS BY DOMAIN FOR GRADE ESTIMATION

Model Area	Domain Code	Number	Gold Avg (g/t)	Gold Std Dev (g/t)	Silver Avg (g/t)	Silver Std Dev (g/t)	Copper Avg (%)	Copper Std Dev (%)
Main and West Peak
	Total	1,951	3.28	8.39	10.3	28.4	0.209	0.418
Assay Domain Codes	30	1,459	3.14	8.10	10.6	31.4	0.236	0.473
	31	34	2.25	4.30	2.7	3.7	0.070	0.070
	35	72	1.43	1.99	3.3	6.4	0.105	0.167
	40	386	4.23	10.19	11.4	17.6	0.136	0.134
Main + West Outside		8,475	0.03	0.09	1.0	3.3	0.016	0.033

North Peak
	Total	1,982	3.67	13.00	16.61	50.03	0.084	0.114
Assay Domain Codes	99	55	0.36	0.64	21.08	52.54	0.058	0.085
	98	11	0.11	0.06	2.99	2.53	0.049	0.048
	22	58	4.08	6.80	38.01	67.66	0.106	0.104
	21	247	6.06	17.15	6.71	13.48	0.043	0.046
	20	441	5.71	21.15	23.48	86.27	0.090	0.122
	10	576	3.67	9.31	10.92	23.53	0.080	0.103
	11	291	1.59	3.85	15.54	34.06	0.101	0.131
	12	128	1.67	2.90	31.33	49.56	0.135	0.177
	13	173	1.29	2.26	15.29	28.49	0.078	0.094
	14	2	0.16		22.25		0.037
Middle Earth	50	20	2.00	2.69	4.25	7.00	0.049	0.044
North Peak Outside		9,467	0.02	0.11	0.83	2.64	0.014	0.023
Source: IMC (2017)

The average grades of the interpreted domains versus the external, or “outside”, zones are strong support for the application of hard boundaries between the interpreted domains and the surrounding low-grade material.

The Main and West Peak model domain code 30 was comprised of assay codes 30, 31, 35, and 40 which were all contained within the solid for model code 30. A change or search orientation was applied to respect the “C” geometry, but all information within model domain 30 was used for estimation of blocks coded as 30.

Page 11-9

In North Peak, the nose of the “C” was modeled with two domain codes: 10 and 20 for the upper and lower arms of the C. They were combined statistically and treated as one population.

The North Peak upper limbs labeled 21, 22, 98, and 99 were treated as independent populations during grade estimation. For example, assays in limb 21 could not be used to estimate limb 22 etc.

The North Peak lower limbs labeled 11, 12, 13, and 14 were treated as independent populations.

The QP has reviewed the grade capping and compositing strategy and is of the opinion that they adequately support the resource estimation.  The QP, however, recommends that an analysis on capping at the composite level be carried out to test the impact of capping the raw assays vs. the capped assays.  The deposit is spatially complex with high grade variability so contact plots would also be advantageous.

TREND ANALYSIS

VARIOGRAPHY

Variograms were tabulated for the metals to determine a reasonable estimate of the search radius. Figures 11-2 and 11-3 are examples of the gold grade variograms from Main Peak, Domain 30, and North Peak Domains 10 and 20, which represent the nose of the C.

Page 11-10

FIGURE 11-2   MAIN PEAK, EXAMPLE GOLD VARIOGRAMS

FIGURE 11-3   NORTH PEAK, EXAMPLE GOLD VARIOGRAMS

The QP notes that the high nugget shown in the variograms is indicative of skarn gold deposits and great care needs to be taken in the estimation work to restrict high grades.

Page 11-11

BULK DENSITY

Bulk density was assigned to each block based on the area, domain, and oxidation state. Specific gravity samples are measured in the core shed on a regular basis as outlined in Section 8. That information was utilized to establish estimated bulk densities for assignment to the block model.

The specific gravity tests are spot samples of relatively intact rock. Areas where rock strength is low are difficult to collect samples for density testing. As a result, it is often difficult to properly reflect the density of highly weathered or broken zones.

The RQD information was paired with the associated specific gravity data to understand the general trend of density loss due to poor rock quality and high levels of fracturing. As a result, a reduction factor was applied to reduce the measured density to better reflect bulk density of each zone. Within the sulfide zones, a 1.5% reduction in sample density was applied across the board to reflect nominal fracturing. A higher reduction value was applied in the sulfur depleted (oxide) zones to better reflect the bulk density of that material. The bulk density information assigned to the model is summarized in Table 8-1 in Section 8 of this TRS.

BLOCK MODELS

IMC was contracted to complete a resource estimate for Peak, North Peak, and West Peak deposits at the end of 2016. It used the end of year drill hole database for the 2016 season and published a Mineral Resource estimate dated February 15, 2017 including gold, silver, and copper.

Subsequently, Peak Gold JV drilled additional holes primarily in North Peak and West Peak in a 2017 Phase 1 drill program.  These additional holes were used to update the geologic wireframes and the resource model was recalculated and the updated resource was released with a May 24, 2017 date.  Both of these estimates used a 5m x 5m x 2.5m block size.

Page 11-12

In 2018, as part of the preliminary work for an internal PEA, IMC used the May 24, 2017 model and did an additional interpolation for sulfur and copper.  No additional drill hole data or modifications to the wireframes were made.  This model was dated March 14, 2018.

In May 2018, the model was further amended to include bismuth.  The model was still unchanged from the May 24, 2017 model and only bismuth was added.

The block model was developed using blocks sized 5 m x 5 m on plan with a 2.5 m bench height. The small block size was selected to model the interpreted geology. There are components within the North Peak deposit where the mineralization is narrow, and the small block size was selected to help define those geometries.

The mineralization within the Main and North deposits generally strikes N45W (315 degrees). To improve the representation of the geologic contacts, the block model is rotated 45 degrees to align with the strike of the mineralized material and the orientation of the drilling (Figure 11-4).

Page 11-13

FIGURE 11-4   BLOCK MODEL GEOMETRY AND ROTATION

Table 11-6 provides the model location. The project has been developed in the metric system and the project coordinate system for the drilling and Mineral Resources is UTM Zone 7, NAD 83.

Page 11-14

TABLE 11-6   BLOCK MODEL GEOMETRY AND EXTENTS

May 2017 Model Area, Outside Block Corners
	Southwest	Northwest	Northeast	Southeast
Easting	404,550.00	403,560,05	404,762.13	405,752.08
Northing	7,006,300.00	7,007,289.95	7,008,492.03	7,007,502.08
Elevation Range		0.00	1,027.50
Model Rotation, Primary Axis =		45 degrees
Model Size		340 columns block in 45 bearing) 280 rows (block in 315 bearing) 411 levels
Source: IMC (2017)

The QP has reviewed the resource model block size and is of the opinion that they adequately support the reporting of Mineral Resources. The QP recommends that the selective mining unit (SMU) be reviewed as a bigger block size may better optimize the resultant Mineral Resources with respect to dilution and metal grades.  In addition, the QP recommends that the multi-element data be modeled independently to assess the impacts on the Mineral Resource.

SEARCH STRATEGY AND GRADE INTERPOLATION PARAMETERS

Alternative methods of grade estimation were evaluated before selecting the inverse distance method (1/D2). Ordinary linear kriging and 1/D2 were compared as options for grade estimation. A number of statistical checks were completed to arrive at the inverse distance selection. The primary reason for selecting inverse distance was that ordinary kriging appeared to “over smooth” the block grades, meaning that the block variance between blocks was less than what would be predicted by 1/D2.

Search distances are generally 50 m x 50 m x 10 m within the plane of each domain. The domain boundaries are as discussed in the previous section. Within the Main domain, the search orientation was changed at the 950 m elevation. Above the 950, the search dipped to the SW. Below the 950, the search dips to the NE. This is not a hard bound but a change in orientation to reflect the “C” geometry of the deposit. In all cases, the inverse distance estimation utilized composite counts of:

●	Maximum Composites = 12
●	Minimum Composites = 1
●	Maximum per Drill Hole = 3

Page 11-15

HIGH GRADE RESTRICTION

Search limits on higher gold grade values were established to additionally limit their impact on areas that they represent. The high-grade search limit was guided by testing alternative discriminators with indicator variograms.

Silver and copper were estimated with the same procedures and domains as were applied to gold. The number of silver and copper assays is the same as for gold. For both silver and copper, no high-grade limit searches were applied. The same maximum (12), minimum (1) and maximum per hole (3) were applied. Table 11-7 summarizes the block estimation parameters.

Page 11-16

TABLE 11-7   BLOCK GRADE ESTIMATION PARAMETERS

Source: IMC (2018)

Page 11-17

Cobalt, bismuth, and sulfur were added to the model at a later date. Cobalt used the same estimation plan as gold, silver, and copper. Bismuth and sulfur had the additional constraint of resecting the top of sulfide surface assigned to the model. That surface was treated as an additional hard bound for bismuth and sulfur.

The QP has reviewed the resource model block search criteria and orientations and is of the opinion that they adequately support the estimation of Mineral Resources.  The QP recommends that a more detailed analysis of the high-grade restriction criteria be completed in future studies as the variography shows that there is a high nugget effect.

CLASSIFICATION

Definitions for resource categories used in this report are those defined by SEC in S-K 1300.  Mineral Resources are classified into Measured, Indicated, and Inferred categories.

Blocks were coded as Measured, Indicated, or Inferred based on the 1/D2 gold grade estimate, the average distance to the closest composite, and the number of composites used to estimate the block.

●	Main + North, Inside Interpreted Domains
o	Measured: Composites = 12, Average Distance < 15 m
o	Indicated: Composites ≥ 4, Average Distance < 30 m
o	Inferred: Remaining to the search radius

●	Main + North, Outside Interpreted Shapes
o	Measured: Composites = 12, Average Distance < 10 m
o	Indicated: Composites ≥ 4, Average Distance < 18 m
o	Inferred: Remaining to the search radius

Figure 11-5 shows Measured and Indicated classifications in the IMC (2017) block model.

Page 11-18

FIGURE 11-5   MEASURED AND INDICATED CLASS BLOCKS

Source: IMC (2017)

The QP has reviewed the resource block model and classification and is of the opinion that they adequately support the reporting of Mineral Resources. The QP, however, recommends that more continuous classification shapes be created to eliminate areas of discontinuity. This would be most likely carried out using a combination of confidence distance criteria and wireframes.

Page 11-19

BLOCK MODEL VALIDATION

Figure 11-6 illustrates that inverse distance lies between the two limit lines and would be an improvement for mine planning prediction over the results from ordinary kriging as discussed under Search Strategy and Grade Interpolation Parameters.

The primary reason for selecting inverse distance was that ordinary kriging appeared to “over smooth” the block grades, meaning that the block variance between blocks was less than what would be predicted by 1/D2. Figure 11-6 presents cumulative frequency plots of the block grades in the Main Peak. Three alternatives are shown on each graph: 1) nearest neighbor (NN) estimation, 2) Ordinary linear kriging, and 3) 1/D2. Once mining operations have commenced, the expected result of grade control would lie between the nearest neighbor and ordinary kriging because the blast hole selection would not be as variant as the composite values (nearest neighbor), but certainly less variant than ordinary kriging.

FIGURE 11-6   CUMULATIVE FREQUENCY PLOT OF ESTIMATED BLOCKS,
GOLD AT MAIN MANH CHOH PROJECT

The QP has reviewed the resource block model provided by Contango and is of the opinion that while the validation of the estimation method is reasonable, additional validation checks should be carried out between the composite and block model grades.  These would consist of visual section inspections, swath plots, and domain analysis.  The QP recommends that this be undertaken in future resource model updates.

Page 11-20

MINERAL RESOURCE REPORTING

Mineral Resources summarized in this section follow the definitions for Mineral Resources in S-K 1300. The following paragraphs are quoted from those documents. “A Mineral Resource is a concentration or occurrence of diamonds, natural solid inorganic material, or natural solid fossilized organic material including base and precious metals, coal, and industrial minerals in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geologic characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge.”

“The phrase ‘reasonable prospects for economic extraction’ implies a judgment by the Qualified Person in respect to the technical and economic factors likely to influence the prospects of economic extraction. A Mineral Resource is an inventory of mineralization that under realistically assumed and justifiable technical and economic conditions might become economically extractable. These assumptions must be presented explicitly in both public and technical reports.” “The reader is cautioned that mineral resources are considered too speculative geologically to have economic considerations applied to them that would enable them to be realized or that they will convert to mineral reserves.”

Many companies use a computer algorithm to generate open pit shells that have reasonable prospects for economic extraction. Table 11-8 summarizes the input parameters that were applied to the floating cone algorithm to define the statement of Mineral Resources. Mining recovery and dilution were not applied to the determination of Mineral Resources.

Overall slope angles for the resource pits are based on the use of 20 m bench heights as reported from a June 2018 study by SRK Consulting (U.S.), Inc. (in Section 16 of the JDS, 2018). Multiple benches will necessarily be faced up to establish the 20 m spacing between catchment structures.

Page 11-21

TABLE 11-8   ECONOMIC INPUT TO RESOURCE FLOATING CONE

Parameter	Units	Main + West	North
Mining Cost	$/t	3.50	3.50

Process Cost	$/t	22.00	20.00
G&A Cost	$/t	8.00	8.00
	$/t	30.00	28.00

Process Recoveries (direct cyanidation)
Gold	%	90	94
Silver	%	52	60
Direct Cyanidation is assumed, no copper recovery

Slope Angles
Northeast Wall	degrees	41	41
Remaining Pit	degrees	47	47

Refining Charges
Gold	$/oz	5.00	5.00
Solver	$/oz	0.50	0.50

Refining Recovery
Gold	%	99.9	99.9
Silver	%	90.0	90.0

Metal Prices
Gold	$/oz	1,400	1,400
Silver	$/oz	20.00	20.00

Cut-off Grade, no mining	NSR $/t	30	28

Values for NSR or Equivalent
NSR Calculation for Main + West Au x 0.90 x 0.992 x (1400-5.0)/31.1035 = Ag x 0.52 x 0.99 x (20-0.5)/31.1035
NSR Calculation for North Au x 0.94 x 0.992 x (1400-5.0)/31.1035 = Ag x 0.60 x 0.99 x (20-0.5)/31.1035

Page 11-22

Table 11-9 summarizes a Mineral Resource estimate for the Project effective December 31, 2020 held 100% by Peak Gold, LLC.  Contango’s 30% attributable ownership of the Project is summarized in Table 11-10.

TABLE 11-9   SUMMARY OF MINERAL RESOURCES AS OF DECEMBER 31, 2020 – PEAK GOLD, LLC’S 100% OWNERSHIP

Category	Tonnage (000 t)	Grade (g/t Au)	Contained Metal (000 oz Au)	Grade (g/t Ag)	Contained Metal (000 oz Ag)	Grade g/t AuEq)	Contained Metal (000 oz AuEq)
Measured	473	6.4	97	16.7	254	6.6	101
Indicated	8,728	4.0	1,111	14.1	3,945	4.2	1,168
Total Measured + Indicated	9,201	4.1	1,208	14.2	4,199	4.3	1,267

Inferred	1,344	2.7	116	16.1	694	2.9	126

TABLE 11-10   SUMMARY OF MINERAL RESOURCES AS OF DECEMBER 31, 2020 – CONTANGO’S 30% ATTRIBUTABLE OWNERSHIP

Category	Tonnage (000 t)	Grade (g/t Au)	Contained Metal (000 oz Au)	Grade (g/t Ag)	Contained Metal (000 oz Ag)	Grade g/t AuEq)	Contained Metal (000 oz AuEq)
Measured	142	6.4	29	16.7	76	6.6	30
Indicated	2,618	4.0	333	14.1	1,183	4.2	350
Total Measured + Indicated	2,760	4.1	362	14.2	1,260	4.3	380

Inferred	403	2.7	35	16.1	208	2.9	38

Notes for Tables 11-9 and 11-10:
1.	The definitions for Mineral Resources in S-K 1300 were followed for Mineral Resources.
2.	Mineral Resources are estimated at a cut-off value of US$28 NSR/t and US$30 NSR/t.
3.	Mineral Resources are estimated using a long-term gold price of US$1,400 per ounce Au, and US$20 per ounce Ag.
4.	Metallurgical recoveries were 90% Au for the Main+West Zone and 52% Ag and 94% Au and 60% Ag for the North Zone.
5.	Silver equivalents are reported using a ratio of 70.
6.	Bulk density is 2.75 t/m3.
7.	Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
8.	Numbers may not add due to rounding.

Due to the nature of the mineralization (skarn) and folded geometries of the deposit there may be a need to increase the drill density in some areas of the deposit to capture the erratic gold distributions properly.  This will be reviewed during the 2021 Mineral Resource update where drilling and classification criteria will be adjusted accordingly.

The QP has reviewed the inputs for the reporting of Mineral Resources and is of the opinion that they are reasonable.  The QP recommends that these inputs be revised during any future studies.

Page 11-23

The QP is of the opinion that with consideration of the recommendations summarized in Sections 1 and 23 of this report, any issues relating to all relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work.

The estimates of Mineral Resources may be materially affected if mining, metallurgical, or infrastructure factors change from those currently anticipated at the Manh Choh Project. Although the QP has a reasonable expectation that the majority of Inferred Mineral Resources could be upgraded to Indicated or Measured Resources with continued exploration, estimates of Inferred Mineral Resources have significant geological uncertainty and it should not be assumed that all or any part of an Inferred Mineral Resource will be converted to the Measured or Indicated categories.

Page 11-24

12	MINERAL RESERVE ESTIMATES

No Mineral Reserve estimate has been established at the Manh Choh Project to date.

Page 12-1

13	MINING METHODS

This section is not applicable.

Page 13-1

14	PROCESSING AND RECOVERY METHODS

This section is not applicable.

Page 14-1

15	INFRASTRUCTURE

This section is not applicable.

Page 15-1

16	MARKET STUDIES

This section is not applicable.

Page 16-1

17	ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS

SOCIAL OR COMMUNITY REQUIREMENTS

Contango and Tetlin Council have developed a strong community relationship during the exploration phase of this Project.   Community meetings are held annually including site visits to see exploration programs and an Education Support Program offering computer programs and business readiness is in place.  A quarterly newsletter was identified and implemented as a tool to effectively communicate with the community members, vendors, partners, and interested parties. These communication pieces “tell the story” of the partnership behind the Project, provide a high-level update of the current activities on the Project and overview of the current plans for the Project including community programs and events as well as current mining-related topics, such as best practices for reclamation.

Since the start of the term of the Tetlin Lease, the Company has worked closely with the Tetlin Tribal Council to train and employ Tetlin Tribal members and their family members during the Peak Gold JV’s exploration programs.  During the Peak Gold JV’s exploration programs, there were typically 10 to 15 Tetlin residents working on the Manh Choh Project employed on a seasonal basis through Avalon.  Their duties included reconnaissance soil, stream sediment and pan concentrate sampling, diamond drill core processing, drill pad construction and related tasks, expediting services, food services, database management, vehicle transportation and maintenance services, reclamation activities, and project management tasks.

In April 2015, the Peak Gold JV entered into a Community Support Agreement (as amended, the “Support Agreement”) with the Tetlin Village for a one-year period, which was extended for two additional two-year periods under the same terms. Under the extended Support Agreement, the Joint Venture Company provided payments to the Tetlin Village four times during the year for an aggregate amount of $110,000 through January 1, 2017, and an additional $100,000 each year through January 1, 2020. The Support Agreement has been extended for two additional one-year periods under the same terms. Under the latest extension, the Peak Gold JV will provide payments to the Tetlin Village four times during the year for an aggregate amount of $100,000 through January 1, 2022. The Support Agreement defines agreed uses for the funds and auditing rights regarding use of funds. In addition, the Peak Gold JV supports the Tetlin Village in maintenance of the village access road, which is used by the Peak Gold JV.

Kinross has expressed a commitment to continue with meaningful community programming in Tetlin and in the sub-region. It will communicate with the community on project updates and next steps. There will not be a gap in communication or programming. The Peak Gold JV is planning to implement important programs in Tetlin and expects to have long-term relationships with community members and the Tetlin Village Council.

Page 17-1

18	CAPITAL AND OPERATING COSTS

This section is not applicable.

Page 18-1

19	ECONOMIC ANALYSIS

This section is not applicable.

Page 19-1

20	ADJACENT PROPERTIES

There are three adjacent properties located immediately north and west of the Tetlin Lease; Triple Z, Hona, and Eagle, including the Tok Option Block (Table 20-1, Figure 20-1).

TABLE 20-1   CONTANGO’S 100% OWNED STATE MINING CLAIMS

Property	Location	Commodities	Claims	Acres	Type	Contango Ownership
Triple Z	Eastern Interior	Gold, Copper	95	14,810	State Mining Claims	100%
Hona	Eastern Interior	Gold, Copper	482	74,310	State Mining Claims	100%
Eagle	Eastern Interior	Gold, Copper	396	64,900	State Mining Claims	100%
Tok Option Block	Eastern Interior	Gold, Copper	159	12,890	State Mining Claims	100% now, 30% after option*
Totals			1,132	166,910

Note. Peak Gold JV has the option to purchase the Tok Option Block.

Page 20-1

N
Eagle
Triple Z
Hona
Peak Deposit
Option Claims to
Peak Gold LLC
Tetlin Lease
Prospects
Peak Gold Option Lands
Tetlin Reservation Lease
Contango 100% Owned
0 5 10 15 20 25
Kilometres
April 2021
Source: Contango ORE, Inc., 2021.

Figure 20-1

Contango ORE, Inc.

*Manh Choh Project*

*Alaska, USA*

Contango's 100% Owned State Mining Claims

Page 20-2

TRIPLE Z

The Triple Z claims were staked in 2009 and the claim block expanded in 2011 and again in 2019, and now covers an area of 14,810 acres immediately adjacent to the Alaska Highway to the south and west, and the Taylor Highway to the north and east.  The Alaska Resource Data Files (ARDF) indicate that the Triple Z prospect received limited surface exploration in 1970 and Cities Service Minerals Corp. completed three drill holes on the prospect in 1971.  No technical details from this work are available in the public domain. Inquiries with Kinross, the assumed current owner of the 1970s work, indicate that these records have not survived.

The area was identified as prospective for porphyry copper-gold-silver-molybdenum mineralization based on regional government sponsored stream sediment sampling.  Several dozer trenches were discovered on the west side of the prospect during 2009 field investigations shortly after staking the claims.  Eighty-two surface rock and 115 soil samples were collected in 2009.  Follow-up auger soil sampling completed between 2009 and 2011 identified a large-scale copper-gold-silver-molybdenum anomaly centered along a low-profile ridge with little to no outcrop.  An airborne magnetic and resistivity survey conducted over the area in 2011 showed a coincident magnetic low and resistivity high (classic porphyry signatures) over the geochemically anomalous area.  A follow-up IP survey conducted in 2019 across four orthogonal lines outlined multiple IP anomalies broadly coincident with the soil and magnetic/resistivity anomalies.

To date the main targets have not yet been drilled because a land transfer is yet to be completed between the Federal Government (Bureau of Land Management – BLM) and the State of Alaska.  This is part of a process that has been on-going since Statehood.  Contango has been working with the State and Federal agencies to prioritize this transfer because of the highly prospective drill-ready target.  Drilling was completed in 2012 (before the IP survey) with six core holes drilled to depths ranging from 230 m (755 ft) to 380 m (1,246 ft).  Holes 1202 and 1204 encountered several zones of anomalous copper, gold, and silver.

The best results were obtained in hole 1203 which intersected 27.3 m (90 ft) grading 0.129% Cu, 11.5 g/t Ag, and 0.129 g/t Au starting at 275.5 m (902 ft), and 9.3 m (30.5 ft) grading 0.146% Cu, 17.4 g/t Ag, and 0.163 g/t Au starting at 306.3 m (1,005 ft).  Holes 1204, 1205, and 1206 contained narrow intervals of anomalous precious metals with lead and zinc – typical mineralization seen in the distal portions of a porphyry system.  Once the land transfer is completed, Contango plans to drill this well-defined porphyry copper-gold-silver-molybdenum target.

Page 20-3

HONA

The Hona prospect is located immediately south and west of the Eagle block and there is an arbitrary separation of the two large claim blocks.  The Hona block was staked in 2016 and is centered around a series of prospects generally referred to as Hona but also known as the Noah or Natahona prospects.  The prospect currently is accessible via helicopter but is within 10 km of the State maintained all-weather Tok Cut-off to Glenn Highway #1.  The prospect sits at elevations ranging from 914 MASL (3,000 ft) to 2,036 MASL (6,680 ft) centered on VABM Hona.  The prospect was originally identified and drilled by Kennecott Exploration Company (Kennecott) during 1997 and 1998.

Kennecott drill three holes for a total of 885 m (2,904 ft) for which no published results are available.  Later follow-up logging demonstrated that the holes intersected narrow high-grade zones of gold and associated metals analyzed by a Niton Portable XRF unit.  Follow-up sampling in the area included a regional scale stream sediment and pan concentrate program which outlined several broad areas of anomalous gold and associated pathfinder elements and included some particularly high pan concentrate samples containing 1 g/t Au to 9 g/t Au in multiple samples from upper Hona Creek and 9 Gram Creek.  Rock sampling of mineralized skarn areas identified gold rich skarn mineralization with samples containing 4 g/t Au to 14 g/t Au.

Figure 20-2 shows the geology, location of prospects, geophysical surveys, and drilling at Hona.

Page 20-4

FIGURE 20-2   HONA GEOLOGY, PROSPECTS, DRILL HOLES AND GEOPHYSICS

Early in 2017, the Hona prospect and adjacent lands were evaluated using Advanced Spaceborne Thermal Emission and Reflection Radiometer - Short Wave Infrared (ASTER-SWIR) processing and interpretation.

The resulting imagery indicated widespread montmorillonite clay alteration around the Hona prospect area as well as several other areas on the Eagle prospect. In addition, kaolinite clay alteration was concentrated within a phaneritic granodiorite based on field mapping at the Hona prospect. Both kaolinite and montmorillonite are common hydrothermal alteration minerals in porphyry and certain types of gold systems.

A number of geophysical surveys have been flown by government agencies including the most recent in 2016 when the State of Alaska Division of Geological and Geophysical Surveys (DGGS) released public sector magnetic and frequency-domain resistivity surveys over the Hona prospect as well as lands located to the south and west of Hona.

Page 20-5

In October 2019, the Peak Gold JV contracted Geotech Ltd. to fly helicopter-supported airborne Magnetics and Versatile Time-Domain Electromagnets (VTEM) surveys over the Hona prospect (Figure 20-3). The total survey size was 1,006 line-km with flight lines oriented N-S at 100 m spacings with E-W tie lines at 1,000 m spacing.

FIGURE 20-3   HONA - COINCIDENT MAG-VTEM WITH GEOCHEMISTRY AND FAVORABLE PORPHYRY/IRG GEOLOGY

EAGLE

The 64,900 acre Eagle claim block was staked in 2012 and 2013 to cover favorable Peak stratigraphy mapped along trend by State Geologists.  The Eagle block is underlain by similar geology as the northern Tetlin Hills and limited reconnaissance stream sediment and pan concentrate samples collected by Federal government agencies in the 1970s revealed widespread copper and arsenic (a pathfinder element for gold) anomalies within the area now covered by the Eagle claims.  Gold was not analyzed for in the original government sampling.

Page 20-6

In 2013 a reconnaissance level stream sediment and pan concentrate sampling program was completed over most of the southern part of the Eagle claim block and identified an area over 10 km along a NW corridor where every creek draining the NE slopes of the mountains was strongly anomalous in gold, arsenic, and copper (Figure 20-4).  Further sampling along the NW trend showed additional anomalous creeks up towards the Dome prospect, however, far fewer streams were sampled in that area.

Contango intends to complete follow-up field exploration for this early-stage project during the field program which is planned for Eagle, Hona, and Triple Z targets in 2021.  The objective of the geologic investigation on the Eagle claim block will focus on identifying drill targets in the highly prospective area between the Eagle and Dome prospects.

FIGURE 20-4   STRONG MULTIPLE-ELEMENT GEOCHEMISTRY ON DOME AND EAGLE TARGET AREAS

Page 20-7

21	OTHER RELEVANT DATA AND INFORMATION

No additional information or explanation is necessary to provide a complete and balanced presentation of the value of the Project to Contango.

Page 21-1

22	INTERPRETATION AND CONCLUSIONS

Based on the review of the available information, the QP provides the following conclusions:

●
The northern part of the Manh Choh Project is located in rocks that are highly prospective for mid-Cretaceous intrusive related gold deposits as well as two intersecting belts of mid-Cretaceous to mid-Tertiary porphyry copper-molybdenum-gold deposits and porphyry related distal gold skarn deposits.

●
The Project contains two deposits, the Main Peak and North Peak. Main Peak is a largely unoxidized distal skarn hosted in recumbent folded calcareous schist and marble interbedded with amphibolite grade argillaceous schist and quartzite. North Peak is a largely oxidized distal skarn hosted in recumbent folded calcareous schist and marble interbedded with amphibolite grade argillaceous schist and quartzite.

●	The drilling, sampling, sample preparation, analysis, and data verification procedures meet or exceed industry standard, and are appropriate for the estimation of Mineral Resources.
●
The Mineral Resources held by Peak Gold, LLC, effective as of December 31, 2020, comprise Measured and Indicated Mineral Resources of 9.2 Mt grading 4.1 g/t Au and 14.2 g/t Ag for 1.2 Moz Au and 4.2 Moz Ag and Inferred Resources of 1.3 Mt grading 2.7 g/t Au and 16.1 g/t Ag for 116,000 oz Au and 694,000 oz Ag.

o
On Contango’s 30% attributable ownership basis, the Manh Choh Measured and Indicated Mineral Resources, effective as of December 31, 2020, comprise 2.8 Mt grading 4.1 g/t Au and 14.2 g/t Ag for 362,000 oz Au and 1.3 Moz Ag.

o	On Contango’s 30% attributable ownership basis, Inferred Mineral Resources comprise 400,000 t grading 2.7 g/t Au and 16.1 g/t Ag for 35,000 oz Au and 208,000 oz Ag.
●
The deposits remain open and present exploration potential beyond the current Mineral Resources.  As the area is underexplored there is good potential to delineate additional exploration targets on the Lease.

The QP is confident in the technical and economic assessment presented in this TRS.  The QP also recognizes that the results of this TRS are subject to many risks including, but not limited to: commodity and foreign exchange assumptions (particularly relative movement of gold), unanticipated inflation of capital or operating costs, and geotechnical assumptions in pit designs.  Mineral Resource estimates that are not Mineral Reserves do not have demonstrated economic viability.

Page 22-1

23	RECOMMENDATIONS

The QP makes the following recommendations with respect to resource modelling and estimation work:

●	Move the database to a relational database such as acQuire moving forward.
●
Complete a geochemical and structural model for future work to support the estimation domains.  The QP notes that there is a large amount of multi-element data that could support a geochemical model to better understand the impact of elements such as arsenic, mercury, etc., on the gold distribution and recoveries.

●
Carry out an analysis on capping at the composite level to test the impact of capping the raw assays vs. the capped assays.  The Project mineralization is spatially complex with high grade variability with respect to gold and silver.

●	Incorporate independently estimated multi-element data into the block model to assess the impacts on the Mineral Resource.
●	Carry out additional block model validation checks between the composite and block model grades. These would consist of visual section inspections, swath plots, and domain analysis.

Peak Gold JV prepared a Phase 1 budget as summarized in Table 26-1. The confirmation drilling will be comprised of geotechnical, infill, and metallurgical drilling.  The exploration drilling will focus on delineating potential new resources and reconnaissance and exploration targeting on the Project.  The environmental baseline, ongoing community relations, and the permitting process will form a large component of Phase 1.  The QP has reviewed and concurs with the proposed budget.

Contango’s share of the budget is 30%, or $5.413 million.

Page 23-1

TABLE 26-1   PHASE 1 PROPOSED PROGRAM AND BUDGET

Item	Description	2021 FY Total (US$M)
1a	Field Program: Confirmation Drilling, Testing, and related costs	6.039
1b	Field Program: Exploration Drilling, Testing, and related costs	1.774
2	Environmental Baseline and Permitting	2.392
3	Community Relations	0.900
4	Engineering and Studies	1.827
5	Other Costs	0.030
6	Manager and Affiliate Employees	1.814
	Subtotal Before Contingency and Administrative Charge	14.776
7	Contingency (15%)	2.216
8	Administrative Charge	0.850
	Other Costs w/o Administrative Charge)	0.200
10	Total with Contingency and Administrative Charge	18.042

Note. The budget is based on 100% ownership, of which Contango would pay 30%, or $5.413 million.

A Phase 2 program, including engineering studies towards a feasibility study, will be carried out contingent on results of Phase 1 work.

Page 23-2

24	REFERENCES

Dusel-Bacon, C., Hopkins, M.J., Mortensen, J.K., Dashevsky, S.S., Bressler, J.R., and Day, W.C., 2006, Paleozoic tectonic and metallogenic evolution of the pericratonic rocks of east-central Alaska and adjacent Yukon: Geological Association of Canada, Special Paper no. 45, p. 25–74

Ebert, S., Dilworth, K., Roberts, P., Smith, M and Bressler, J, 2003, Quartz veins and gold prospects in the Goodpaster Mining district in Ebert, S.[ed], 2003, Regional geologic framework and deposit specific exploration models for Intrusion-related gold mineralization, Yukon and Alaska: Mineral Deposits Research Unit, Spec. Pub. 3, pp. 256-281.

Ellis, W.T., Hawley, C.C. and Dashevsky, S., 2004, Alaska Resource Data File for the Mount Hayes Quadrangles, Alaska: U.S. Geol. Surv., Open File Rept. 2004-1266, 742 p.

Flanigan, B., Freeman, C., Newberry, R., McCoy, D., Hart, C., 2000, Exploration models for mid and late cretaceous Intrusion-related gold deposits in Alaska and the Yukon Territory, Canada, in Geology and Ore Deposits 2000: The Great Basin and Beyond, Geological Society of Nevada, p. 138-157.

Foster, H.L., 1970, Reconnaissance geologic map of the Tanacross quadrangle, Alaska: U.S. Geol. Surv. Misc. Geol. Investigations Map I-593, 1 sheet, scale 1:250,000.

Foster, H.L., Keith, T.E.C., and Menzie, W.D., 1994, Geology of the Yukon-Tanana area of eastcentral Alaska, in, Plafker, G., and Berg, H.C., eds., The Geology of Alaska: Boulder, Colorado, Geological Society of America, The Geology of North America, v. G-1, p. 205-240.

Freeman, C.J., and Marek, J., 2017, Technical report on the mineral resource update for the Tetlin Project, Tanacross and Nabesna Quadrangles, Eastern Interior, Alaska: Report prepared for Peak Gold, LLC, June, 2017, 150 p.

Fugro Airborne Surveys Corp., 2011, Project report for the airborne geophysical survey, Contango ORE Inc., Tok area, Alaska: Fugro Airborne Surveys Corp., August 29, 2011,

Fugro Airborne Surveys Corp., 2013a, Geophysical Survey Report, Airborne magnetic and Dighem survey: unpub. Report, project 13021, prepared for Avalon Development Corp., July 17, 2013, 85p.

Fugro Airborne Surveys Corp., 2013b, Geophysical Survey Report, Airborne magnetic and helitem survey: unpub. Report, project 13024, prepared for Avalon Development Corp., July 19, 2013, 76p

Giroux, G., 2013a, Inferred resource estimate for the Peak zone, Tetlin project, Alaska: Internal report prepared for Contango ORE, Inc., February, 2013, 26p.

Giroux, G., 2013b, Indicated and inferred resource estimate for the Peak zone, Tetlin project, Alaska: Report prepared for Contango ORE, Inc., November, 2013, 44p.

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Gopinathan, I., Pilotto, D., Bolu, M., Embree, K., Freeman, C. Marek, J., Wellman, E., Isto, M., 2018, Preliminary Economic Assessment – NI 43-101 technical report, Peak Gold Project Alaska, USA, 724 p.

Hansen, V.L., and Dusel-Bacon, Cynthia, 1998, Structural and kinematic evolution of the Yukon-Tanana upland tectonites, east-central Alaska—a record of late Paleozoic to Mesozoic crustal assembly: Geological Society of America Bulletin, v. 110, no. 2, p. 211–230

Hart, C.J.R., McCoy, D.T., Smith, M, Roberts, P., Hulstein, R., Bakke, A.A., and Bundtzen, T.K., 2002, Geology, exploration and discovery in the Tintina Gold Province, Alaska and Yukon: Soc. Econ. Geol., Spec. Pub. 9, p. 241-274.

Hart, Craig J.R., Goldfarb, Richard J., Lewis, Lara L., and Mair, John L., 2004, The northern cordilleran mid-Cretaceous plutonic province: ilmenite/magnetite-series granitoids and intrusion-related mineralization. Resource Geology, Vol. 54, pp. 253-280.

Illig, P.E., 2015, Geology and origins of the Peak gold-copper-silver skarn deposit, Tok, Alaska: Master of Science Thesis, University of Alaska – Fairbanks, 167p.

Klipfel, P. and Giroux, G., 2009, January 2009 Summary report on the Livengood Project, Tolovana District, Alaska: NI 43-101 report for International Tower Hill Mines, 99 p.

Lang, J.R., and Baker, T., 2001, Intrusion-related gold systems: the present level of understanding. Mineralium Deposita, Vol. 36, pp. 477-489

McCoy, D.T., 1999, Regional overview of the geologic setting of the Tintina Gold Belt: in Abstracts of the 16th Annual Cordilleran Exploration Roundup, Vancouver, pp. 20-21.

McCoy, D.T.; Newberry, R.J.; Layer, P., DiMarchi, J.; Bakke, A.; Masterman, J.S. and Minehane, D.L., 1997, Plutonic-related gold deposits of interior Alaska: in Econ. Geol. Mono. 9, “Mineral Deposits of Alaska”, pp. 191-241.

McCoy, D.T., Newberry, R. J., Severin, K., Marion, P., Flanigan, B. and Freeman, C.J., 2002, Paragenesis and metal associations in Interior Alaska gold deposits: an example from the Fairbanks District: Mining Engineering, Jan., 2002, p. 33-38.

Meyers, G.L. and Meinert, L.D., 1991, Alteration, mineralization and gold distribution in the Fortitude gold skarn deposit in Raines, G.L., Lisle, R.E., Schafer, R.W. and Wilkinson, W.H., editors, 1991, Geology and Ore Deposits of the Great Basin: Symposium Proceedings of the Geological Society of Nevada, pp. 407-417.

Mortensen, J.K., Hart, C.J.R., Murphy, D.C., and Heffernan, S., 2000, Temporal evolution of early and mid-Cretaceous magmatism in the Tintina Gold Belt: The Tintina Gold Belt: concepts, exploration and discoveries, BCYCM Spec. Vol. 2 (Cordilleran Roundup Jan. 2000), pp. 49-57.

Newberry, R.J.; Allegro, G.L., Cutler, S.E., Hagen-Levelle, J.H., Adams, D.D., Nicholson, L.C., Weglarz, T.B., Bakke, A.A., Clautice, K.H., Coulter, G.A., Ford, M.J., Meyers, G.L and Szumigala, D.J., 1997, Skarn deposits of Alaska: in Econ. Geol. Mono. 9, “Mineral Deposits of Alaska”, pp. 355-395.

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Newberry, R.J., Layer, P.W., Burleigh, R.E. and Solie, D.N., 1998, New 40Ar39Ar Dates for Intrusions and Mineral Prospects in the Eastern Yukon-Tanana Terrane, Alaska-Regional Patterns and Significance: U.S. Geol. Surv., Prof. Paper 1595, pages 131-159.

Newberry, R.J., 2000, Mineral deposits and associated Mesozoic and Tertiary igneous rocks within the interior Alaska and adjacent Yukon portions of the ‘Tintina Gold Belt’: a progress report: in The Tintina Gold Belt: Concepts, Exploration, and Discoveries, British Columbia and Yukon Chamber of Mines, Cordilleran Roundup, 59-88.

Nokleberg, W.J., Aleinikoff, J.N., Lange, I.M., Silva, S.R., Miyaoka, R.T., Schwab, C.E., and Zehner, R.E, 1992, Preliminary Geologic Map of the Mount Hayes Quadrangle, Eastern Alaska Range, Alaska, U.S.G.S. Open File Report 92-594.

Nokleberg, W.J., Brew, D.A., Grybeck, D., Yeend, W., Bundtzen, T.K., Robinson, M.S., Smith, T.E., 1994, Metallogeny and major mineral deposits of Alaska, in Plafker, G., and Berg, H.C., eds, The Geology of Alaska: Boulder, Colorado, Geological Society of America, The Geology of North America, v. G-1, p. 855-903.

Richter, D. H., 1976, Geologic map of the Nabesna Quadrangle, Alaska: U.S. Geol. Surv., Misc. Inv. Map I-932.

Silberling, N.J., Jones, D.L., Monger, J.W.H., Coney, P.J., Berg, H.C. and Plafker, G., 1994, Lithotectonic terrane map of Alaska and adjacent parts of Canada in Plafker, G. and Berg, H.C., editors, The Geology of Alaska: Geological Soc. Amer., Geology of North Amer., V. G-1, Plate 1, 1:2,500,000, 1 sheet.

Sillitoe, R.H., 2010, Porphyry copper systems: Econ. Geol., Vol. 105, pp. 3-41 Sillitoe, R.H., 2013, Comments on the Tetlin gold-copper project, Alaska: Report prepared for Contango ORE, Inc., September 2, 2013, 12p

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Van Treeck, C., Freeman, C.J., Wolf, K., and Raymond, L., 2013, Geology and mineralization of the Tetlin project, Tanacross and Nabesna Quadrangles, Eastern Interior Alaska: Report for Contango ORE, Inc., January 18, 2013, 119p.

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Windels, C., 2010, Preliminary interpretation of geophysical data from the Tetlin project, Alaska: Report by Carl Windels for Contango ORE Company, November, 2010.

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Windels, C., 2011, Full flight block geophysical sections, Chief Danny area, Tetlin project, Alaska: Report by Carl Windels for Contango ORE Company, December, 2011.

Wypych, A., Sicard, K.R., Twelker, Evan, Freeman, L.K., Lande, Lauren, and Reioux, D.A., 2015, Major-oxide and trace-element geochemical data from rocks collected in 2015 in the Tok area, Tanacross A-5, A-6, and parts of adjacent quadrangles, Alaska: Alaska Division of Geological & Geophysical Surveys Raw Data File 2015-15, 3 p.

Young, L.E., St. George, P. and Bouley, B.A., 1997, Porphyry copper deposits in relation to the magmatic history and Palinspastic reconstruction of Alaska in Goldfarb, R.J., ed. Ore Deposits of Alaska, Economic Geology Monograph, No. 9, Society of Economic Geologists, pp. 306-333

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25	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

This Technical Report Summary has been prepared by SR for Contango.  The information, conclusions, opinions, and estimates contained herein are based on:

●	Information available to SR at the time of preparation of this report,

●	Assumptions, conditions, and qualifications as set forth in this report, and

●	Data, reports, and other information supplied by Contango and other third party sources.

It is believed that the basic assumptions are factual and accurate, and that the interpretations are reasonable.

For the purpose of this report, SR has relied on ownership information provided by Contango.  SR has not researched property title or mineral rights for the Manh Choh Project as we consider it reasonable to rely on Contango’s legal counsel who is responsible for maintaining this information.

The Qualified Person has taken all appropriate steps, in their professional opinion, to ensure that the above information from Contango is sound. The Qualified Person does not disclaim any responsibility for the Technical Report Summary.  Except for the purposes legislated under US securities laws, any use of this report by any third party is at that party’s sole risk.

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26	DATE AND SIGNATURE PAGE

This report titled “Technical Report Summary on the Manh Choh Project, Alaska, USA” and dated April 8, 2021 was prepared and signed by:

(Signed & Sealed) Sims Resources LLC

Dated at Missoula, MT
April 8, 2021	Sims Resources LLC

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